As filed with the Securities and Exchange Commission on May 24, 2021.
Registration No. 333-256182

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

monday.com Ltd.
(Exact Name of Registrant as Specified in its Charter)
State of Israel	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

monday.com Ltd.
52 Menachem Begin Rd.
Tel Aviv-Yafo 6713701, Israel
+972(55) 939-7720
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

monday.com Inc.
34 W. 14th Street
New York, New York, 10011
(718) 303-1869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua G. Kiernan Marc D. Jaffe Ian D. Schuman Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200 Fax: (212) 751-4864	Shachar Hadar Efrat Ziv Ran Camchy Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972(3) 610-3100 Fax: +972(3) 610-3111	Yossi Vebman Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: (212) 735-3000 Fax: (212) 735-2000	Chaim Friedland Ari Fried Nir Knoll Gornitzky & Co. Vitania Tel-Aviv Tower 20 HaHarash St. Tel Aviv 6761310, Israel Tel: +972(3) 710-9191 Fax: +972(3) 560-6555

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, no par value	$100,000,000.00	$10,910.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes ordinary shares that may be sold upon exercise of the underwriters’ option to purchase additional ordinary shares. See “Underwriting.”

(3)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The sole purpose of this Amendment No. 1 to the Registration Statement on Form F-1 (the “Registration Statement”) is to (i) correct a clerical error with respect to the date of the report of the registrant’s independent registered public accounting firm filed by the registrant with the Registration Statement on May 17, 2021 to change such date from May 17, 2021 to March 11, 2021, which is the date of the signed report and (ii) file certain exhibits to the Registration Statement, as indicated in Item 8 of Part II of this amendment. No other change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 6, 7 or 9 of Part II of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 24, 2021
PRELIMINARY PROSPECTUS

Shares	Ordinary Shares

This is the initial public offering of monday.com Ltd.
Prior to this offering, there has been no public market for our ordinary shares. We are selling       ordinary shares. The estimated initial public offering price is between $       and $      per ordinary share.
We have applied to have the ordinary shares listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MNDY.”
We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements. See “Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”
Upon the consummation of this offering, Roy Mann, one of our Co-Founders and Co-Chief Executive Officers and a member of our board of directors, will hold one founder share. Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, such founder share will provide Mr. Mann with certain veto rights over the approval of any (i) merger, consolidation, acquisition, amalgamation, business combination, issuance of equity securities or debt securities convertible into equity securities or other similar transactions we may enter into or consummate, in each case that would reasonably be expected to result in any person becoming, as a result of such transaction, a beneficial owner of 25% or more of our ordinary shares issued and outstanding immediately following the consummation of such transaction, or in the increase in the beneficial ownership of our ordinary shares of any person who immediately prior to the consummation of such transaction holds 25% or more of the then issued and outstanding ordinary shares, (ii) sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets to any person and (iii) change to our strategy, policies and/or business plan in connection with our Equal Impact Initiative, including any change in our short- and long-term funding plan for the monday Foundation (as described herein). The founder share will not be tradable and will have no rights other than those described above, including no economic rights. These veto rights may limit our shareholders’ ability to influence certain key matters affecting our business and affairs, including our shareholders’ ability to approve potential mergers and acquisitions or modify the manner in which we fund the monday Foundation. The founder share will automatically convert to a deferred share with no rights (including no financial and voting rights), upon the earlier of (i) a transfer, pledge or other disposition of the founder share from Mr. Mann to any other person, (ii) the termination of Mr. Mann’s employment with the Company, (iii) the death of Mr. Mann or Mr. Mann becoming incapable of managing his financial affairs, (iv) Mr. Mann electing to convert his founder share to a deferred share and (v) the time Mr. Mann no longer holds 33% of the ordinary shares and fully vested options held by him in the Company as of the date our ordinary shares commence trading on Nasdaq. See “Risk Factors — Risks Relating to Our Ordinary Shares and the Offering — One of our Co-Founders and Co-Chief Executive Officers will hold one founder share with certain veto rights, thereby limiting your ability to influence key matters affecting our business and affairs” and “Description of Share Capital and Articles of Association — Special Voting and Consent Rights — Founder Share Voting Rights.”

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 18 to read about factors you should consider before purchasing any of our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1) We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for additional information regarding underwriter compensation.
We have granted the underwriters an option to purchase up to           additional ordinary shares from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.
The underwriters expect to deliver the ordinary shares to purchasers against payment in New York, New York on            , 2021.
Goldman Sachs & Co. LLC	J.P. Morgan
Allen & Company LLC	Jefferies
William Blair	Piper Sandler	Oppenheimer & Co.	Canaccord Genuity	Cowen	Needham & Company
Prospectus dated            , 2021

Work OS
No-code building blocks
When Person is assigned, notify me
When Date arrives and Status is not Done, create an update
When Date arrives and Status is not Done, create an update
Every Monday at 09:00AM, create 3 items
Views
Automatic workflows
Low priority
Working on it
New York, NY, USA
31, Sep
Column
Board
New landing page design
Assets for app store
Contact us page
New user interview
Research for MVP
Done
Working on it
Stuck
Done
Done
Sep 16
Sep 12
Sep 22
Sep 05
Sep 09
Dashboard
Overall progress
Projects overview
Budget tracker
$50,796
Widgets
Time tracking
Team progress
Integrations
Apps marketplace

Global Sales & Partners Motion

NA
LATAM
EMEA
APAC
Established
Sales & Partners
6
9
23
46
76
105
144
185
264
335
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Customers with $50K+ ARR

Quarterly Revenue Run Rate

Quarterly GAAP Revenue X4 in millions

$236M
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21

*GAAP revenue was $11 million, $32 million, $78 million and $161 million in 2017, 2018, 2019, and 2020, respectively

Our Success by the Numbers

$236M
Annualized revenue run rate

85%
YoY revenue growth

127K+
Total customers

65%
Total ARR from customers with 10+ users

335
Customers with $50K+ ARR

219%
YoY increase in customers with $50K+ ARR

121%
Net dollar retention of customers with 10+ users

> 2x
Capital efficiency. Generated more than **$2** of ARR for every **$1** burned*

*Total of $121M cash burned since inception
All data is as of March 31, 2021 or for the three months then ended, as applicable

monday.com Equal Impact Initiative

We focus on closing the digital divide in the nonprofit sector worldwide

100% Product Match

For every $1 of revenue, we are committed to offering up to $1 worth of monday.com subscriptions to nonprofit teams

10% Equity

2% reserved prior to the IPO and the remaining 8% will be donated gradually with an annual cap of 1%

1% Employee Time

Employees can volunteer 1% of their paid work time to support nonprofit organizations

We Built It Together

The monday.com team

Tel Aviv
London
New York
Miami
Chicago
San Francisco
Sydney
Ukraine

We Built It For You

monday.com customers

N527JR

lightspeed

oscar

PELOTON

NAUTICA

hulu

zippo

HubSpot

NHL

Telefonica | O2

EA

MARS WRIGLEY

HOLT CAT

Sempra Energy

UNIVERSAL
UNIVERSAL MUSIC GROUP

CA INDOSUEZ WEALTH MANAGEMENT

Live! CASINO • HOTEL PHILADELPHIA

BBC STUDIOS

ALEXION

Canva

SEMRUSH

AMERICAN FAMILY INSURANCE

ENGIE

genpact

A LETTER FROM OUR FOUNDERS
When we first started monday.com, we started it with a mission: to give our customers the power to create their own work software. To do that, we revolutionized the way people use software, giving them the same abilities once reserved for software creators and designers.
Now, over 120,000 customers later, our customers use monday.com in ways we could have never imagined. The solutions our customers have created to address their needs could never have been created by anyone else.
With that mission, we are leading in a new category called Work OS.
From the early days of monday.com, we were fortunate to find a team that shares the same passion for building great digital products. Together, we built an amazing company that we hope will further shape the future of work.
Our customers are our partners. We are continuously molding our platform's future together.
As the number of our customers grew, we heard more and more stories of how we changed their businesses, and, for some, their lives. We began to feel an ever-growing sense of responsibility — a responsibility to be there for our customers with world-class support and an ever-improving platform that allows them to do anything their business demands or their imagination takes them towards.
We took that “no limits” approach to new heights when we opened up the platform completely for integrations to any other app or data source. We added even more freedom with our apps marketplace, where each customer can extend the platform for themselves. We believe this leads to happy customers that not only love our product but also feel they are a part of our journey.
monday.com’s success happened only because of our amazing employees and the culture of rapid execution we have built together. With a deep sense of trust we share in the company, we built monday teams to be autonomous and gave people the ability to move quickly without bureaucracy. Transparency and ownership allow each employee to make an impact on the company and to know their impact directly from our data — without a middleman. This, in turn, makes all of us at monday.com feel we share the same goal and walk the same path forward. It makes us faster, more agile and happier.
Since the very beginning, we felt a strong responsibility towards the societies we live in. We saw the amazing impact monday.com has on nonprofit organizations. From work we have done together, we see that many nonprofit organizations have a massive technological divide — a divide that prevents them from making the impact that they seek. Our “Equal Impact” initiative aims to close that digital divide with long-term, ambitious goals for making a lasting impact on nonprofit organizations. With our knowledge and resources in digital transformation, running business and scaling teams, we aim to be a partner for the world’s nonprofit organizations who want to make a positive change for all of us.
We believe that we are on the cusp of a massive change in work software. If the last 10 years were defined by the SaaS cloud, then the next 10 years will be focused on giving people the power to create software that fits their needs.
We believe that we are best positioned to be the leaders in this change.
We have built the company to take such an opportunity head on while keeping our culture, our values and the love we still have towards creating beautiful, powerful digital products.

Roy and Eran

Through and including            , 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Neither we nor the underwriters have authorized anyone to provide any information or to make any representation other than those contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy these ordinary shares in any circumstances under which such offer or solicitation is unlawful.
For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus in the United States.
As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our business,” the “Company,” “monday.com” and similar references refer to monday.com Ltd. and, where appropriate, its consolidated subsidiaries.

i

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus carefully, including the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements, including the notes thereto, before making an investment decision.
Overview
monday.com democratizes the power of software so organizations can easily build software applications and work management tools that fit their needs. We call our platform ‘Work OS’, and we believe we are pioneering a new category of software that will change the way people work and businesses operate.
Our platform consists of modular building blocks that are simple enough for anyone to use, yet powerful enough to drive the core functionality within any organization. Our platform also integrates with other systems and applications, creating a new connective layer for organizations that links departments and bridges information silos.
By using our platform, our customers can simplify and accelerate their digital transformation, enhance organizational agility, create a unifying workspace across departments, and increase operational efficiency and productivity.
Turning the Traditional, Rigid Software Paradigm Upside Down
We believe software should empower businesses, not limit them. However, organizations are often forced to use rigid, function-specific software and disconnected tools that prevent them from operating productively and effortlessly. These constraints lead organizations to use multiple tools to fit their needs, resulting in inefficient workflows, data and employee silos, broken communication channels and insufficient institutional knowledge. As a result, organizations manage and evaluate their operations with an incomplete view of their businesses, limiting their ability to grow and move efficiently.
Our Work OS turns this paradigm upside down. It allows organizations to create software applications and work management tools that suit their needs across virtually any use case. By connecting them to other systems and applications, we then eliminate corporate silos and facilitate cross-functional workflows. With our platform, organizations have a holistic view of their businesses and are able to work with more agility, become more productive and increase operational efficiency.
Software Built Differently
Our cloud-based platform is a no-code and low-code framework. It consists of modular building blocks that allow our customers to create their own software applications and work management tools with robust capabilities and an enjoyable user experience. The categories of building blocks include items, columns, views, automations, integrations and widgets. With the platform’s no-code capabilities, customers can adapt each building block to build software applications and tools that fit their desired use case and evolving needs. This makes the platform both easy to adopt and scale over time.
We focus on advancing and developing new building blocks, thereby creating new possibilities across our entire platform. We also empower our customers and external developers to do the same by building their own apps and building blocks with our low-code apps framework.
The combination, customization and adaptability of these building blocks, and the compounding effect they create, allows us to expand the capabilities of our Work OS and enter new markets quickly and efficiently.
Our users have the ability to seamlessly leverage the same building blocks for a broad number of use cases. As a result, our customers use our platform to tackle obstacles they face, either by designing new software applications and work management tools or by easily integrating such tools with existing third-party solutions. We believe this makes our Work OS a core solution that customers rely on to run their operations.
As of March 31, 2021, we served 127,974 customers across over 200 industries in more than 190 countries. Our customers use our platform for thousands of use cases, typically deploying our software in one of the following three categories: (1) to build business-critical software applications, (2) to build work management tools and (3) to act as a connective layer to form a unified workplace and integrate applications across an organization.
Below is a representative list of our customers, which provides illustrative examples of a few of the business verticals and use cases for our platform. No single customer listed below accounted for more than 1% of our revenue in the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2021. As of March 31, 2021, each customer listed below was a customer with more than 10 users, which means that such customers are representative of the core focus of our sales and marketing efforts. Additionally, the list of customers below includes both enterprise customers and non-enterprise customers.
•
Universal Music Group, the world’s leading music company, uses our platform as a standard across multiple territories, departments and labels for cross-departmental initiatives, label relations, campaign management, project management, information technology (“IT”) operations, iteration tracking and more;

•
HubSpot, Inc., an American developer and marketer of software products for inbound marketing, sales and customer service, uses our platform as a connective layer; integrating with external human resources software and collaboration tools to enhance and optimize its employee onboarding process and connect departments, people, data and processes;

•
Oscar Insurance Corporation, a health insurance company built around a full-stack technology platform, uses our platform as a unifying workspace to connect its 45 scrum teams to manage their backlogs and product roadmap as well as enable other departments to run multiple initiatives involving numerous internal and external stakeholders;

•
Indosuez Wealth Management, the global wealth management brand of Crédit Agricole Group, which is the world’s largest cooperative financial institution, uses our platform as a unifying workspace, bringing together several global entities to centralize data and provide executives with a single source of verified information;

•
The National Hockey League, the world’s premier professional ice hockey league, uses our platform within its IT department to track its development efforts and build new work tools for over 30 business units; and

•
The Ray White Group (Real Estate) Partnership, the largest real estate franchise in Australia and New Zealand, uses our platform as a customer relationship management interface to manage leads, with the added benefit of automated lead nurturing through an email integration and notification system.

Self-Serve Funnel Complimented by Expanding Sales-Led Motions
Our focus on seamless adoption of our platform starts with ensuring that customers can easily and independently get up and running on our Work OS. This is accomplished through a self-serve funnel where virtually any user can sign up and immediately gain value, regardless of their technical skills.
Once customers adopt the platform and realize its value, their usage often grows organically, expanding across use cases and departments. As this expansion takes place virally, it is also accelerated through our sales-assisted motions and our partners network. Our customer success teams engage with our customers in an effort to help them grow and achieve their business objectives through our platform. This has created a successful growth cycle: the more value customers gain from our platform, the more new users and use cases are added by such customers, which in turn adds even more value to our customers.

As a result of this strategy, we have recently experienced significant growth in our larger customers. For example, the number of enterprise customers on our platform, which we define as customers with more than $50,000 in annual recurring revenue (“ARR”), grew from 76 as of December 31, 2019 to 264 as of December 31, 2020, representing an increase of 247%, and from 105 as of March 31, 2020 to 335 as of March 31, 2021, representing an increase of 219%. We define ARR to mean, as of a measurement date, the annualized value of our customer subscription plans assuming that any contract that expires during the next 12 months is renewed on its existing terms. ARR should be viewed independently of revenue and any other measure prepared in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”).
This strategy is augmented by our Product Solution go-to-market approach. Product Solutions are complete products, horizontal or vertical, built on top of the Work OS platform (“Product Solutions”). We customize the user experience across the customer lifecycle, from initial discovery through marketing campaigns to onboarding with pre-designed templates and workflows, leading to end-to-end Product Solutions.
Our Growing Ecosystem
We recently expanded the scope of our building blocks by extending our platform to external developers through a low-code framework and an apps marketplace. The apps framework and marketplace allow customers, partners and external developers to easily create their own building blocks and apps.
The monday.com Way
Our culture is why we win. Our culture is more than a catch phrase or a poster on a wall. It is what we do. It is how we act. Our culture is the ‘monday.com way.’
The ‘monday.com way’ includes five key elements that guide our actions: (i) transparency and trust, (ii) customer-centricity, (iii), product-first, (iv) ownership and impact, and (v) speed and execution. We carry out these values throughout every aspect of our business, both at the individual level and as a collective organization. These values instill a deep sense of commitment in every person on our team, empower us all to make informed decisions with speed, and focus our efforts on serving our customers through amazing product experiences. We believe the monday.com way has been a key factor in our success and a key differentiator for our business.
Our Success by Numbers
We have experienced rapid growth since launching our product in 2014. Our revenue was $78.1 million and $161.1 million for the years ended December 31, 2019 and 2020, respectively, representing an increase of 143% and 106% in the years ended December 31, 2019 and 2020, respectively. Our revenue was $31.9 million and $59.0 million in the three months ended March 31, 2020 and 2021, respectively, representing a period-over-period growth of 85%. Additionally, we had a net loss of $91.6 million, $152.2 million, $19.9 million and $39.0 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. We had negative net cash used in operating activities of $36.7 million, $37.2 million, $5.1 million and $0.6 million in the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively, with negative adjusted free cash flow of $38.4 million, $40.7 million, $6.0 million and $1.6 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. Adjusted free cash flow is a non-GAAP financial measure. For additional information concerning the limitations and reconciliations of our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”
From inception through March 31, 2021, we have used approximately $121 million of capital to finance our operations, generating more than $2 of ARR for every $1 of capital used in such time. We define capital used to finance our operations as the amount of proceeds generated from our financing rounds from inception through March 31, 2021, less cash and cash equivalents and short-term bank deposits as of March 31, 2021, plus borrowings under the Revolving Credit Facility (as defined herein) as of March 31, 2021.
Our Industry
We believe we are at the center of generational shifts in technology and the way people work that create significant opportunities for our business, including the following trends:
Organizations are Digitizing their Work
Organizations are digitizing the workstreams previously performed in physical environments and reengineering their existing digital processes to gain more speed and efficiency. Flexible and adaptable software will determine the success of these digital transformation efforts and how businesses will compete in the digital era. According to International Data Corporation (“IDC”), 65% of global gross domestic product is expected to be digitized by 2022, driving over $6.8 trillion in global spending on digital transformation from 2020 to 2023.
Organizational Agility is Critical to Business Success
According to Oliver Wyman, as of April 2018, nearly 90% of chief innovation officers and related roles said agility was highly important to the future success of their companies and 95% said they needed to become more agile in the future. However, only 26% rated their company’s agility as high or greater. To close this gap and keep pace with rising customer expectations and evolving needs, organizations are increasingly relying on software to increase their agility and become more resilient to change.
Work is More Distributed, Cross-Functional and Reliant on Software
Organizations are increasingly adopting distributed models of work across geographies through a combination of on-site and remote locations. According to Gallup, 33% of U.S. workers worked exclusively from home as of September 2020, while another 25% of U.S. workers will pursue employment which allows them to work partially from home in the future. Additionally, teams must increasingly work together and across departments within organizations to collectively address problems and achieve optimal outcomes. As a result, organizations are becoming more reliant on software to foster a culture of inclusion and drive business success.
Everyone Needs to Leverage the Power of Software to do Their Jobs
Historically, the full power of software was only accessible to a limited number of highly trained employees who could manipulate and customize it based on their organization’s preferences. The digital transformation of organizations and increasing need for flexible solutions to address evolving and complex problems have made it necessary for a larger portion of the 1.25 billion global information workers (according to Forrester in 2018) to be able to create software tools to fit their needs.
Access and Adoption of Software can be Frictionless
Software has historically been too complex, unapproachable and expensive for end users to access. More recently, software design has focused more on user experience and enabling frictionless adoption. Additionally, the internet has allowed users to download, experiment and purchase software on their own, and the emergence of the software-as-a-service industry has also enabled users to more easily adopt software. We believe these trends are important to democratizing the power of software for everyone and fostering a culture in which users enjoy using their software.
Software Automation is Poised to Unlock Human Potential
Recent advancements in software automation have the ability to transform human potential and productivity. Automation eliminates manual, repetitive work and enables information workers to focus on deeper, more impactful work, eliminate manual mistakes and increase productivity.

Limitations of Existing Approaches to Software
Existing approaches to software have many or all of the following limitations:
•
Constraining Architectures.   Most software has been built to standardize repetitive workflows and processes. These architectures are rigid and use a common interface for all users accessing the software. These limitations force users to conform and adapt their working styles to the software in order to solve problems a certain way.

•
Ease of Use versus Complexity Tradeoff.   On one hand, software designed to be easy to use is unable to meet the demands of today’s work environment. On the other hand, software designed to handle complexity is difficult to use. Users are often forced to bridge this gap by using additional tools.

•
Function-Specific Orientation Leads to Silos.   Software solutions have typically addressed use cases for specific functions within a company, including sales, marketing, human resources and engineering, among others. However, this function-specific approach leads to silos within organizations as each department works within their own specific toolset and learns from data that is only available to them. This, in turn, leads to organizations having an incomplete view when making decisions and experiencing difficulty in efforts that require cross-functional work.

•
Work and Communication Are Disjointed.   Users tend to communicate through separate platforms from where they operate and work, resulting in repetitive and redundant meetings and double work. This results in slow processes, poor visibility across companies and uninformed decision-making.

•
Manual, Error-Prone and Repetitive.   Existing tools often lack automation capabilities. This results in significant amounts of employees’ time spent on manual and error-prone work that reduces their productivity and limits efficiency.

•
Closed Platforms that Lack Integration.   The majority of software currently on the market requires coding to integrate and synchronize data with other platforms and tools. The lack of integration, cooperation and openness amongst these tools often results in organizations and users being forced to use certain limiting software, regardless of whether it is the optimal solution for the specific use case.

Rise of the Work Operating System
Organizations have historically run their businesses completely dependent on pre-packaged software. They also relied on solutions internally developed by a fraction of their employee base who did not fully understand the way users think and want to work. As a result, organizations were forced to manage and run their businesses to fit the software they were provided, instead of in a way that fits their needs. These rigid frameworks limited their ability to work efficiently and with agility, grow their businesses and have a complete perspective of their businesses.
Work OS is our vision for democratizing the power of software for everyone so organizations can easily build software applications and work management tools that fit their needs. Our Work OS allows users, teams and organizations to create their own Product Solutions to suit their specific and ever-growing needs and gives organizations a unified view of their operations. As adoption of our Work OS grows within an organization, it becomes the unified workspace that acts as the connective layer across all of their applications and departments.
Our Opportunity
Our Work OS is broadly applicable for any organization and team across a growing number of use cases. According to estimates from IDC, our total addressable market was $56.1 billion in 2020 and will grow to $87.6 billion in 2024, representing a 4-year compounded annual growth rate (“CAGR”) of 12%.

Our Platform
With our Work OS, organizations can build software applications and work management tools to fit their needs. Our no-code and low-code platform consists of modular building blocks that are simple enough for anyone to assemble yet powerful enough to build solutions that drive the core functionality of any organization in any vertical. On top of our Work OS, we are building Product Solutions, including software applications and work management tools, for verticals such as marketing, customer relationship management (“CRM”), project management, software development and more. The Product Solutions are built with our building blocks and apps to answer specific needs.
Users use boards to hold any information and processes they have, within items and columns. Our schemaless database infrastructure is completely flexible, allowing users to easily define the way they capture and present data.They use views to manipulate and consume that board information in different ways. Users can create forms to capture data from anyone, including non-monday.com users.

Integrations pull data from other applications into the board, export data to other systems and synchronize data across applications. Automations eliminate repetitive manual processes, saving time and reducing human error.
Users build dashboards that pull data across many boards so stakeholders can get a complete high-level view on anything they may want. Users can access a variety of monday.com “stores” to further customize any kind of building block: for example, the column store allows customers to add new data types to any board, including location, formulas, numbers, text and dates. The views store provides different types of interactive interfaces, including calendar, location and timeline views. The dashboard widget store includes many widgets such as graphs, lists and numbers for use in any dashboard layout customers want to create. Users can organize their boards and dashboards using workspaces.
External developers can extend the platform and develop their own views, dashboard widgets, integrations and automations with our low-code framework. The result is a platform that is virtually limitless and can solve nearly any complexity related to a business.
Our Apps Marketplace
We recently expanded the scope of our building blocks by extending our platform to external developers through a low-code framework and a new apps marketplace. Our low-code framework and flexible application programming interface allows customers, partners and external developers to easily create their own building blocks and apps, either for private or public use. Developers and app builders can also distribute their building blocks and solutions through our apps marketplace.
Key Benefits to Our Customers
Our platform enables customers to:
•
Democratize the Power of Software to All Users.   The possibilities of our platform are virtually endless, as it enables each user to manipulate and access software in ways that fit their needs.

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Accelerate Digitization.   Our platform helps our customers digitize their business operations and reengineer existing digital processes to make them more efficient. This enables our customers to increase their organizational agility, speed and efficiency.

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Create a Unified Workspace.   By serving as a connective layer, our platform brings organizations’ departments, applications and data into a unified workspace. As of March 31, 2021, 84% of our enterprise customers used integrations to connect our platform to other tools and systems used within their organization. This enables organizations to make complete, data-driven decisions, eliminate silos across the organization and centralizes all tools in one place.

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Make Data-Driven Decisions.   Everything in our platform is data, which can be tracked, measured and analyzed. Our customers are able to capture new insights that were previously unavailable to them. This allows them to implement more data-driven decision making.

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Increase Productivity and Deep Working.   We believe our platform greatly reduces the reliance upon meetings, communications and emails. This gives employees significant time back to their days to perform more work and unlocks greater potential. Additionally, our platform automates repetitive, manual and error-prone work, which frees up our users’ time and energy to focus on more impactful work, such as creative thinking, problem solving and innovative ideas. For the twelve months ended March 31, 2021, over 800 million manual actions where automated on our platform. As of March 31, 2021, 99% of our enterprise customers used automations on the platform and, as of April 30, 2021, 95% of our enterprise customers used more than 50 automations as part of their workflows.

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Enhanced Company Culture.   Our platform helps to foster a culture of inclusion, ownership and clarity. By empowering everyone to think more holistically and have access to greater information, our platform helps promote better idea-sharing and brainstorming across organizations.

Our Growth Strategies
We intend to drive the growth of our business by executing on the following strategies:
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Innovate and advance our platform.   We have a strong history of technological innovation, releasing new building blocks and features on a regular basis and making frequent updates to our platform. We intend to continue making significant investments in research and development and hiring top technical talent to enable new use cases, serve more verticals and increase enterprise-grade features on our platform.

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Drive growth by acquiring new customers.   We believe that our platform can be used by nearly every organization across the world and the opportunity to continue increasing our customer base is substantial.

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Drive increased adoption and expansion within our existing customer base.   As our customers realize the benefits of our platform, they typically add more users and use cases, while expanding across different departments. As a result, our net dollar retention rate (“Net Dollar Retention Rate”) for customers with more than 10 users was 116% and 119% for the three months ended December 31, 2019 and 2020, respectively, and 119% and 121% for the three months ended March 31, 2020 and 2021, respectively. We plan to continue investing in ways to expand within our existing customer base. We calculate Net Dollar Retention Rate as of a period end by starting with the ARR from customers as of the 12 months prior to such period end (“Prior Period ARR”). We then calculate the ARR from these customers as of the current period end (“Current Period ARR”). The calculation of Current Period ARR includes any upsells, contraction and attrition. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net dollar expansion rate. For the trailing 12-month calculation, we take a weighted average of this calculation of our quarterly Net Dollar Retention Rate for the four quarters ending with the most recent quarter. Our Net Dollar Retention Rate may fluctuate as a result of a number of factors, including the level of penetration within our customer base, expansion of products and features and our ability to retain our customers.

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Expand our global footprint.   We will continue investing in local advertising channels, partnerships and localizing our platform to address existing and new regions. As of March 31, 2021, our geographically dispersed sales workforce consisted of 237 employees from our sales and partners teams as well as 45 customer success managers. We also have 112 global channel partners spread across North America, Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”) and Asia Pacific (“APAC”), including Devoteam Mexico, Avisi and Matrix in Europe, Dialog Information Technology in Australia, AktieNow in Brazil and Sphere Partners in the United States. For the year ended December 31, 2020 and the three months ended March 31, 2021, approximately 52% of our revenues were generated outside the United States and approximately 48% was generated in the United States. We believe there is an opportunity to increase our global presence even further over time.

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Grow and invest in our ecosystem strategy.   We recently opened our platform to developers, channel partners, global system integrators and customers to create their own building blocks.

The monday.com Equal Impact Initiative
We believe that it is our responsibility as a company to use our unique expertise to create a positive social impact across the globe. As a Work OS provider, we empower teams and organizations of all sizes to focus on high-value work, increasing the efficiency and output of their businesses. While our customer base largely consists of for-profit entities, we also want to have an impact on nonprofit organizations that aim to have a positive impact on our world.
On            , 2021, we established the Equal Impact Initiative to further our mission of closing the digital divide between the for-profit sector and the nonprofit sector. We aim to aid the digital transformation of nonprofit organizations so they can make a greater impact. Our goal is for the Equal Impact Initiative to provide a robust digital transformation toolbox for nonprofit teams.

The toolbox will consist of monday.com subscriptions and product support, digital infrastructure, education, services and volunteer support, including the following:
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Product match.   We intend to offer up to $1 worth of free or substantially discounted monday.com subscriptions to nonprofit organizations, including product support, for every $1 of revenue we generate. We do not expect that these discounted subscriptions or donations will have a material impact on our results of operations.

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Employee time.   We intend to provide every employee with the opportunity to volunteer 1% of their paid work time to any approved charitable or community initiative. We do not expect that such allocation of employee time will have a material impact on our results of operations.

In order to carry out our Equal Impact Initiative, we will establish the monday Foundation, a 501(c)(4) social welfare organization under Delaware law. The monday Foundation will be charged with helping us carry out our social responsibility mission.
We intend to fund the monday Foundation as follows:
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Equity pledge.   Following the closing of this offering, we intend to issue the monday Foundation a warrant to purchase         ordinary shares, with an exercise price of $0.01 per ordinary share. Commencing two or more years following the closing of this offering, and for a period of approximately ten years, we intend to issue additional ordinary shares or warrants exercisable for ordinary shares to the monday Foundation in order to continue to fund its charitable initiatives to promote the Equal Impact Initiative. As of the date of this prospectus, we have not determined the amount of ordinary shares and/or warrants exercisable for ordinary shares that will be issued to the monday Foundation, as such decision will largely depend on the funding requirements and performance of the monday Foundation on an ongoing basis. However, we have determined that we will limit any equity contribution to the monday Foundation to no more than 1% of our outstanding ordinary shares on an annual basis, measured as of the end of each fiscal year, with any unissued amount up to a maximum of 1% in the aggregate measured as of the end of the prior fiscal year carried over to subsequent fiscal years. We expect that the monday Foundation will use the donated equity to fund the above-mentioned digital transformation toolbox, including cash grants to nonprofit organizations.

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One-time grant.   We intend to donate 1% of the proceeds from this offering to the monday Foundation. See “Use of Proceeds.”

We believe our Equal Impact Initiative will play a large role in shaping the future of monday.com, our values and our ecosystem. See “Risk Factors — Risks Related to our Equal Impact Initiative and the monday Foundation.”
Risk Factors Summary
Investing in our ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment.
The following is a summary of some of the principal risks we face:
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we have a limited operating history at our current scale, which makes it difficult to predict our revenue and evaluate our business and future prospects;

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we have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth;

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if we fail to manage our growth effectively, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction;

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we have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability;

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we derive, and expect to continue to derive, all of our revenue from a single product;

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we have experienced, and expect to continue to experience, quarterly fluctuations in our results of operations;

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real or perceived errors, failures, vulnerabilities or bugs on our platform could harm our business, results of operations and financial condition;

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if there are interruptions or performance problems associated with the technology or infrastructure underlying our platform, then our users may experience service outages, other organizations may be reluctant to adopt our Work OS and our reputation could be harmed;

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if we are unable to attract customers, grow our retention rates, expand usage within organizations and sell subscription plans, our revenue growth and any future profitability could be harmed;

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because we recognize subscription revenue over the subscription term, downturns or upturns in new sales and renewals are not immediately reflected in full in our results of operations;

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our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture;

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if we fail to offer high-quality customer support, our business and reputation could suffer;

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the COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the duration and extent to which this could continue to affect our business, future results of operations and financial condition remains uncertain;

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one of our Co-Founders and Co-Chief Executive Officers will hold one founder share with certain veto rights, thereby limiting your ability to influence certain key matters affecting our business and affairs;

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a security incident may allow unauthorized access to our systems, networks or data or the data of users and organizations on our platform; and

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we are subject to stringent and changing laws, regulations, industry standards and contractual obligations related to privacy, data protection and data security.

Corporate Information
We were incorporated as DaPulse Labs Ltd. in Israel in 2012 under the Israeli Companies Law, 5759-1999 (the “Companies Law”). We changed our name to monday.com Ltd. in December 2017. Our principal executive offices are located at 52 Menachem Begin Rd., Tel Aviv-Yafo 6713701, Israel. Our website address is www.monday.com, and our telephone number is +972(55) 939-7720. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes.
We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company we may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:
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the ability to include only two years of audited financial statements and selected financial data and only two years of related disclosure in the registration statement on Form F-1 of which this prospectus is part;

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reduced executive compensation disclosure; and

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an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We may choose to take advantage of some but not all of these reduced reporting burdens. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and we currently intend to take advantage of the other exemptions discussed above.
We will remain an emerging growth company until the earliest of:
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the last day of our fiscal year during which our annual gross revenue is at least $1.07 billion;

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the last day of our fiscal year following the fifth anniversary of the closing of this offering;

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the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

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the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, upon the closing of this offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under Nasdaq rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

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Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:
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the majority of our executive officers or directors are U.S. citizens or residents;

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more than 50% of our assets are located in the United States; or

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our business is administered principally in the United States.

THE OFFERING
Ordinary shares offered by us
       ordinary shares.
Option to purchase additional ordinary shares
We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to      additional ordinary shares.
Ordinary shares to be outstanding after this offering
      ordinary shares (or      ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $      million (or $      if the underwriters exercise in full their option to purchase additional ordinary shares), assuming an initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional working capital, to create a public market for our ordinary shares and to facilitate our future access to the public equity markets. We intend to use substantially all of the net proceeds from this offering for general corporate purposes, including advertising and marketing, technology development, working capital, operating expenses and capital expenditures. We may also use a portion of the proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time. See “Use of Proceeds.”
We intend to make a one-time donation of 1% of the proceeds from this offering to the monday Foundation. As of the date of this prospectus, the monday Foundation has not determined how it will deploy the donated funds following this offering.
Dividend policy
We do not anticipate paying any dividends in the foreseeable future. Our board of directors has sole discretion whether to pay dividends. See “Dividend Policy.”
Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to      % of the ordinary shares offered by this prospectus for sale to our friends, family and certain existing shareholders identified by our directors and management, through a directed share program. If these persons purchase reserved ordinary shares, this will reduce the number of ordinary shares available for sale to the general public. Any reserved ordinary shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ordinary shares offered by this prospectus.
Risk factors
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Listing
We have applied to list our ordinary shares on Nasdaq under the symbol “MNDY.”
The number of our ordinary shares to be outstanding immediately after this offering is based on ordinary shares outstanding as of March 31, 2021 and the immediate conversion of       Series A, B, B-1, B-2, C, D and E preferred shares, each having no par value, into       ordinary shares upon the closing of this offering (the “Preferred Shares Conversion”) and excludes:
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       ordinary shares issuable upon the exercise of options outstanding under our equity incentive plans as of March 31, 2021 at a weighted average exercise price of $       per share;

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       ordinary shares issuable upon the exercise of a warrant that will be issued to the monday Foundation following the closing of this offering, with an exercise price of $0.01 per ordinary share; and

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       ordinary shares reserved for future issuance under our equity incentive plans as described in “Management — Share Option Plans.”

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:
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no exercise by the underwriters of their option to purchase up to        additional ordinary shares;

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no exercise of the outstanding options described above after March 31, 2021;

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the adoption of our amended and restated articles of association prior to the closing of this offering, which will replace our amended and restated articles of association as currently in effect;

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the Preferred Shares Conversion; and

•
an initial public offering price of $       per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present our summary consolidated financial data and other data. We prepare our consolidated financial statements in accordance with GAAP. The summary consolidated statements of operations data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended March 31, 2020 and 2021 and the selected consolidated balance sheet data as of March 31, 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a consistent basis as our audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period.
The financial and other data set forth below should be read in conjunction with, and is qualified by reference to, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.
Consolidated Statement of Operations Data:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands, except for share and per share data)
Revenue	$78,089	$161,123	$31,929	$58,972
Cost of revenue(1)	11,978	22,488	4,591	7,924
Gross profit	66,111	138,635	27,338	51,048
Operating expenses:
Research and development(1)	24,637	43,480	6,651	15,581
Sales and marketing(1)	118,534	191,353	36,945	63,048
General and administrative(1)	15,458	54,339	3,745	10,266
Total operating expenses	158,629	289,172	47,341	88,895
Operating loss	(92,518)	(150,537)	(20,003)	(37,847)
Financial income (expense), net	1,590	526	349	(406)
Loss before income taxes	(90,928)	(150,011)	(19,654)	(38,253)
Income tax expense	(683)	(2,192)	(209)	(699)
Net loss	$(91,611)	$(152,203)	$(19,863)	$(38,952)
Net loss per share attributable to ordinary shareholders’, basic and diluted(2)	$(9.22)	$(14.19)	$(2.08)	$(3.52)
Weighted-average ordinary shares used in calculating net loss per ordinary share, basic and diluted	11,348,428	12,048,909	11,778,108	12,392,298
Pro forma net loss per share(2)		$(3.95)	$(0.52)	$(1.00)
Weighted-average shares used in calculating pro forma net loss per share, basic and diluted(2)		38,489,148	38,218,347	38,832,537

(1)
Includes share-based compensation expense as follows:

	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$970	$2,720	$299	$1,531
Research and development	9,396	12,142	1,025	4,537
Sales and marketing	3,283	10,068	1,051	4,034
General and administrative	8,190	39,415	851	4,438
Total share-based compensation expense	$21,839	$64,345	$3,226	$14,540

(2)
See Note 2v, Note 13 and Note 14 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share and pro forma net loss per share attributable to ordinary shareholders and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data:
	As of March 31, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Cash and cash equivalents	$124,281	$124,281	$
Short term deposits	10,000	10,000
Total assets	160,479	160,479
Total liabilities	168,125	168,125
Convertible preferred shares	233,496	—
Additional paid-in capital	114,176	347,672
Accumulated deficit	(355,318)	(355,318)
Total shareholders’ (deficit) equity	(241,142)	(7,646)

(1)
Pro forma gives effect to the automatic conversion of all of our outstanding convertible preferred shares as of March 31, 2021 into 26,440,239 ordinary shares immediately prior to the completion of this offering.

(2)
Pro forma as adjusted gives further effect to (a) the pro forma items described immediately above and (b) our issuance and sale of       ordinary shares in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total assets, and total shareholders’ (deficit) equity by approximately $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. An increase (decrease) of 1,000,000 shares in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total assets, and total shareholders’ (deficit) equity by approximately $      million, assuming an initial public offering price of $      per ordinary shares, which is the midpoint of the price range set forth on the cover page of this prospectus,, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

Non-GAAP Financial Measures:
The following table summarizes our non-GAAP financial measures, along with the most directly comparable GAAP measure, for each period presented below. In addition to our results determined in accordance with GAAP, we believe these non-GAAP financial measures are useful in evaluating our operating performance.

	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Non-GAAP operating loss	$(70,679)	$(86,192)	$(16,777)	$(23,307)
Adjusted free cash flow	(38,417)	(40,692)	(5,959)	(1,595)
For additional information concerning the limitations and reconciliations of our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

RISK FACTORS
You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
Risks Relating to our Business and Industry
We have a limited operating history at our current scale, which makes it difficult to predict our revenue and evaluate our business and future prospects.
We started our company in 2012 and have experienced rapid growth since launching our product in 2014. Our limited operating history at our current scale makes it difficult to predict our operating results, and our historical results may not be indicative of, or comparable to, our future results. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. If we do not address these risks successfully, our results of operations could differ materially from our expectations, our business, results of operations and financial condition could suffer, and the price of our ordinary shares could decline.
We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.
We have experienced rapid growth in recent periods. Our revenue was $78.1 million, $161.1 million, $31.9 million and $59.0 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively, representing annual growth of 106% and 85%, respectively. Our historical revenue growth may not be indicative of our future performance. In future periods, we may not be able to sustain revenue growth consistent with recent periods, or at all. Further, as we operate in a new and rapidly changing category of work management software, widespread acceptance and use of our platform is critical to our future growth and success. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:
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achieve widespread adoption of our Work OS by organizations globally in lieu of, or in addition to, legacy systems;

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continue to acquire new customers;

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reach teams and organizations through our marketing and sales efforts;

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sustain innovation and deliver a superior product and customer experience, allowing us to maintain a competitive advantage;

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grow or maintain our retention rates and expand the usage of our platform within the organizations already using our platform;

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continue successfully investing in our go-to-market approach with our sales, customer success and partners teams;

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introduce and grow the adoption of our platform in new markets outside of the markets in which we currently operate;

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expand the usage of our platform within certain industries;

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maintain a high level of security and reliability in our platform;

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maintain compliance with applicable existing laws and regulations and comply with new applicable laws and regulations;

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effectively price our platform to attract and retain customers while achieving and maintaining profitability;

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successfully compete against new and existing market players and competing Product Solutions;

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increase the global awareness of our brand; and

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expand the features and capabilities of our platform.

If we are unable to successfully accomplish these objectives, our revenue growth may be adversely affected. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in the market, or if we are unable to maintain consistent revenue growth, our results of operations could differ materially from our expectations, and our business, results of operations and financial condition could suffer.
If we fail to manage our growth effectively, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.
We have experienced, and expect to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. For example, our headcount grew from 177 employees as of January 1, 2019 to 799 employees as of March 31, 2021. In the past five years, we have established a presence in multiple international locations, including New York, San Francisco, Miami, Chicago, London and Sydney, and we plan to continue to expand our international operations in the future. We have also experienced significant growth in the number of users and organizations on our platform, and in the amount of data that we collect and process. Our customer base increased from 45,427 customers as of January 1, 2019 to 127,974 customers as of March 31, 2021. Additionally, our organizational structure and our operations are becoming more complex, requiring us to scale our operational, financial and management controls as well as our reporting systems and procedures.
As we continue to grow our business, we will face challenges in integrating, developing, training and motivating a rapidly growing employee base in our various offices around the world and maintaining our company culture across multiple offices. Moreover, our continued growth will require significant capital expenditures and the allocation of valuable management resources. Our growth has placed, and our expected future growth could continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, and other resources. In addition, as we expand our business and our customer base continues to grow, it is important that we continue to maintain a high level of customer service and satisfaction. As such, we will need to expand our account management, our customer service and other personnel so we can continue providing personalized account management and customer service as well as personalized features, integrations, capabilities and enhancements. If we fail to manage our anticipated growth in a manner that preserves high levels of customer service and the key aspects of our corporate culture, the quality of our products and services may suffer, which could negatively affect our reputation and harm our ability to attract employees, users and organizations.
We have a history of net losses, we anticipate increasing operating expenses in the future, and we may not be able to achieve and, if achieved, maintain profitability.
We have incurred significant net losses in each year since our inception, including net losses of $91.6 million, $152.2 million, $19.9 million and $39.0 million in the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. In addition, we expect to continue to incur net losses for the foreseeable future, and we may not achieve or maintain profitability in the future. Because the market for our platform and the features, integrations, capabilities and enhancements we offer is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses will increase significantly over the next several years as we hire additional personnel, expand our partners, operations and infrastructure, continue to enhance our brand, develop and expand our platform’s features, integrations, capabilities and enhancements, expand and improve our application programming interfaces (“APIs”), and increase our spending on sales and marketing. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or increasing competition. In addition, as a public company, we will incur additional significant legal, accounting and other expenses that we did not incur as a private company. If we are unable to maintain revenue high enough to offset the expected increases in our operating expenses, we may not achieve or maintain profitability in future periods.
We derive, and expect to continue to derive, all of our revenue from a single product.
For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, we derived 100% of our revenue from a single product — our Work OS, and we expect to continue to derive all of our revenue from our Work OS for the foreseeable future. As such, continued growth in market demand for and market acceptance of our Work OS is critical to our future success. Demand for our Work OS is affected by a number of factors, many of which are beyond our control, such as: the release of competing products; the development and acceptance of new features, integrations, capabilities and enhancements; price or product changes by us or our competitors; technological changes and developments within the markets we serve; growth, contraction and rapid evolution of our market; and general economic conditions and trends. If we are unable to continue to meet demands of our users and organizations or trends in preferences or to achieve more widespread market acceptance of our Work OS, our business, results of operations and financial condition could be harmed. Changes in preferences of our customers may have a disproportionately greater impact on our business than if we offered multiple products. In addition, some current and potential customers, particularly large organizations, may develop or acquire their own tools or software with similar capabilities as our platform or continue to rely on traditional tools and software, which could reduce or eliminate the demand for our Work OS. If demand for our Work OS declines for any of these or other reasons, our business could be adversely affected.
We have experienced, and expect to continue to experience, quarterly fluctuations in our results of operations.
Our results of operations have fluctuated from quarter to quarter in the past and may continue to vary significantly in the future so that period-to-period comparisons of our results of operations may not be meaningful. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, may be difficult to predict, and may or may not fully reflect the underlying performance of our business given that we recognize subscription revenue over the subscription term. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance. Factors that may cause fluctuations in our quarterly financial results include, but are not limited to:
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the level of demand for our Work OS;

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our ability to grow or maintain our retention rates, expand usage within our customer base, and sell our Work OS subscription plans to existing and future customers;

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costs and timing of expenses related to the acquisition of businesses, talent, technologies or intellectual property, including potentially significant amortization costs and possible write-downs;

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the impact of market volatility and economic downturns caused by health epidemics, such as the COVID-19 pandemic, influenza and other highly communicable diseases or viruses;

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the timing and success of new features, integrations, capabilities and enhancements by us to our platform or by our competitors to their products or any other change in the competitive landscape of our market;

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errors in our forecasting of the demand for our Work OS, which could lead to lower revenue, increased costs or both;

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the amount and timing of operating expenses and capital expenditures, as well as entry into operating leases, that we may incur to maintain and expand our business and operations and to remain competitive;

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the timing of expenses and recognition of revenue;

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security breaches, technical difficulties, disruptions or outages on our platform resulting in service level agreement credits;

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adverse litigation judgments, other dispute-related settlement payments or other litigation-related costs;

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regulatory fines;

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changes in the legislative or regulatory environment;

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legal and regulatory compliance costs in new and existing markets;

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number of new employees;

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amount of share-based compensation and timing of the grant or vesting of equity awards to employees, directors or consultants;

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pricing pressure as a result of competition or otherwise;

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fluctuations in foreign currency exchange rates;

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general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability as well as economic conditions specifically affecting industries in which our customers participate; and

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expenses incurred in connection with our Equal Impact Initiative.

Real or perceived errors, failures, vulnerabilities or bugs on our platform could harm our business, results of operations and financial condition.
We have historically experienced, and expect to continue to experience, errors, failures, vulnerabilities and bugs on our platform. Our customers use our platform for important aspects of their businesses, and any errors, failures, vulnerabilities or bugs affecting the performance of our platform may negatively affect the businesses of our customers and could harm our reputation. In addition, our online systems, including our website and mobile applications, could contain undetected errors, bugs or misconfigurations that could adversely affect their performance. Additionally, we regularly update and enhance our website, our platform and our other online systems and introduce new versions of our software applications. These updates may contain undetected errors when first introduced or released, which may cause disruptions in our services and may, as a result, cause us to lose market share, and our reputation, business, financial condition and results of operations could be materially and adversely affected.
If there are interruptions or performance problems associated with the technology or infrastructure underlying our platform, then our users may experience service outages, other organizations may be reluctant to adopt our Work OS and our reputation could be harmed.
Our continued growth and customer loyalty depends, in part, on the ability of existing and potential users to access our platform at all times and without interruption or degradation of performance. We have in the past, and may in the future, experience disruptions, data loss, outages and other performance problems with our infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, ransomware attacks or other security-related incidents. For example, our platform previously sustained an outage for a period of approximately two hours, and as a result we issued credits to our customers for the inconvenience. Remedial measures were adopted to better safeguard against future such disruptions. Nevertheless, in the future, we may not be able to identify the cause or causes of performance problems immediately or in short order. We may not be able to maintain the level of service uptime and performance required by our users, especially during peak usage times and as our user traffic and number of integrations continue to increase.
Our platform is accessed by a large number of users, and as we continue to expand the number of our users and features, integrations, capabilities and enhancements available to our customers, we will need to ensure that our platform can scale to meet the evolving needs of our customers, particularly as we continue to focus on organizations with over 10 users. However, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, because our customers rely on our Work OS to collaborate, access and manage their work, any outage of our platform could impair our users’ ability to perform their work. If such an event occurs, our customers may seek compensation from us for any losses they suffer and may cease conducting business with us.
Further, we have created mobile applications and mobile versions of our Work OS to respond to the increasing number of people who access the internet and cloud-based software applications through mobile devices, including smartphones and handheld tablets or laptop computers. If these mobile applications do not perform well, our business may suffer.
Any of the above circumstances or events may harm our reputation, cause organizations on our platform to terminate their agreements with us, impair our ability to obtain subscription renewals, impair our ability to grow our user base, subject us to financial penalties and liabilities under our service level agreements with our customers, cause us to issue credits or other compensation to customers, and otherwise harm our business, reputation, results of operations and financial condition.
If we are unable to attract customers, grow our retention rates, expand usage within organizations and sell subscription plans, our revenue growth and any future profitability could be harmed.
To increase our revenue and achieve and maintain profitability, we must increase our customer base through various methods, including but not limited to, converting customers using our trial version into paying customers, growing or maintaining our retention rates, and expanding usage of our platform within organizations that are our customers. We encourage customers using our trial version to upgrade to paid subscriptions plans. Additionally, we seek to expand within organizations by adding new users or expanding their use of our platform into other departments within an organization. While we have experienced significant growth in the number of customers on our platform, we may not continue achieving similar customer growth rates in the future.
Sales efforts targeted at organizations typically involve greater costs, longer sales cycles, greater competition and less predictability in completing some of our sales. As a result of these factors, these sales opportunities may require us to devote greater sales, research and development, and customer support resources to these customers, resulting in increased costs and lengthened sales cycles. If our efforts to sell to large organizations are not successful or do not generate additional revenue, our business could suffer.
Moreover, our business is subscription based. Organizations are not obligated to and may not renew their subscriptions after their existing subscriptions expire or they may renew at a lower price by downgrading the plans to which they subscribed or reducing their number of users. While many of our subscriptions provide for automatic renewal, organizations have no obligation to renew a subscription after the expiration of its term, and we cannot ensure that organizations will not renew subscriptions with a shorter contract period, with a smaller number of users or on a lower-tier subscription plan. Organizations may or may not renew their subscriptions as a result of a number of factors, including their satisfaction or dissatisfaction with our Work OS, our services, our pricing or pricing structure, the pricing or capabilities of the products and services offered by our competitors, the effects of economic conditions, decreases in the number of users at the organization, or reductions in our paying customers’ spending levels.
It is also difficult to predict attrition rates given our varied customer base of organizations, mid-market and small business customers. Our attrition rates may increase or fluctuate as a result of a number of factors, including customer dissatisfaction with our services, customers’ spending levels, mix of customer base, decreases in the number of users at our customers, competition, pricing increases, or changing or deteriorating general economic conditions. If organizations do not renew their subscriptions, renew on less favorable terms or fail to add more users, or if we fail to expand within organizations on our platform, our revenue may decline or grow less quickly than anticipated, which could harm our business, results of operations and financial condition.
Additionally, organizations can and do subscribe to multiple subscription plans simultaneously for a variety of reasons. For example, many of our customers are large organizations with distributed procurement processes in which different buyers, departments or affiliates make their own purchasing decisions based on distinct product features or separate budgets. Existing customers may also acquire or merge into another organization that is already subscribed to our platform or complete a reorganization or spin-off transaction that results in an organization subscribing to multiple subscription plans.
We recently began offering users a limited "Free plan" of our Work OS to encourage awareness, use, familiarity and adoption of our platform and products.
To encourage awareness, use, familiarity and adoption of our platform and products, we recently began offering a "Free plan" geared to small teams that provides free access for up to two users to certain features of our Work OS. This strategy may not be successful in driving potential customers to purchase subscriptions to our Work OS. Users of our Free plan may not lead to others within their organization purchasing and deploying our Work OS. To the extent that users do not become paying customers after subscribing to our Free plan, we will not realize the intended benefits of these marketing strategies and our revenue growth may be adversely affected.
Because we recognize subscription revenue over the subscription term, downturns or upturns in new sales and renewals are not immediately reflected in full in our results of operations.
We recognize revenue from subscriptions to our platform ratably over the term of the contract subscription period beginning on the date access to our platform is granted, provided all other revenue recognition criteria have been met. Our subscription arrangements generally have monthly or annual contractual terms and require advance payment for monthly or annual periods. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from recurring subscriptions entered into during previous quarters. Consequently, a decline in new or renewed recurring subscription contracts in any one quarter will not be fully reflected in revenue in that quarter, but could negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our recurring subscriptions are not reflected in full in our results of operations until future periods. By contrast, a significant portion of our costs are expensed as incurred while revenue is recognized over time. As a result, an increase in customers could result in our recognition of higher costs and lower revenue in the earlier portion of the subscription term. Finally, because revenue from new customers or from existing customers that increase their use of our platform are recognized over the applicable subscription term, our subscription-based revenue model makes it difficult for us to rapidly increase our revenue through additional sales in any period.
Our sales efforts may require considerable time and expense, and if we modify sales strategies to large organizations, our sales cycles could be extended.
Our current sales strategy to large organizations follows a ‘flywheel’ model where we attempt to engage a given customer’s account base by initially gaining acceptance from an individual user or team and, thereafter, expand vertically and organically within that user’s organization. A large organization’s decision to use or expand the use of our Work OS can sometimes be an organization-wide decision. Accordingly, we may need to engage with senior management and other key personnel within an organization in order for our flywheel model to be successful. Moreover, larger organizations may demand more customization, integration, features and support services. This may require us to devote greater sales support, research and development, customer experience and professional services resources to such an organization, resulting in increased costs.

If we fail to offer high-quality customer support, our business and reputation could suffer.
While we have designed our platform to be easy to adopt and use, once organizations and their users begin using our Work OS, they rely on our support services to resolve any technical, administrative or other issues. High-quality customer education and customer experience has been key to the adoption of our platform, for the conversion of users and organizations on our trial version into paying customers, for the expansion of accounts, and for growth or maintenance of our retention rates. The importance of high-quality customer experience will increase as we expand our business and pursue new customers. For example, if we do not help our users quickly resolve issues and provide effective ongoing user experience at the user, team and organizational levels, our ability to convert organizations and users on our trial version into paying customers may suffer, and our reputation with existing or potential customers could be harmed. Further, our ability to sell our Work OS is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain a high-quality customer experience, or a market perception that we do not maintain a high-quality customer experience, could harm our reputation, our ability to sell our Work OS to existing and prospective customers, and our business, results of operations and financial condition.
In addition, as we continue to grow our operations and reach a larger and increasingly global customer base, we need to be able to provide efficient customer support that meets the needs of users and organizations on our platform globally at scale, which puts additional pressure on our customer support team. If we are unable to provide efficient customer support globally at scale, our ability to grow our operations globally may be harmed and we may need to hire additional support personnel, which could harm our business, results of operations and financial condition.
Failure to effectively develop and expand our direct sales capabilities could harm our ability to increase the number of organizations on our platform and achieve broader market acceptance of our Work OS.
Our ability to increase the number of our customers and users and achieve broader market acceptance of our Work OS among large organizations will depend, to a significant extent, on our ability to expand our sales operations, particularly our direct sales efforts targeted at senior executives and business unit leaders at such large organizations. We plan to continue expanding our direct sales force, both domestically and internationally, in order to connect with these large organizations. This expansion will require us to invest significant financial and other resources to train and grow our direct sales force in order to complement our self-service go-to-market approach. If our efforts do not generate a corresponding increase in revenue, our business, results of operations and financial condition could be harmed.
We may not achieve anticipated revenue growth from expanding our direct sales force if we are unable to hire and develop talented direct sales personnel, if our new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if we are unable to retain our existing direct sales personnel. There is significant competition in our industry for sales personnel with the skills and technical knowledge that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth.
If we fail to enhance our reputation and market awareness of our Work OS, our ability to expand the number of organizations on our platform may be impaired, our reputation may be harmed, and our business, results of operations and financial condition may suffer.
Our continued success depends upon our ability to create and maintain brand recognition and a favorable reputation for delivering an easy and efficient platform. A failure by us to build our brand and deliver on these expectations could harm our reputation and damage our ability to attract and retain customers, which could adversely affect our business. We believe that developing and maintaining awareness of our brand and a favorable reputation is critical to achieving widespread acceptance of our Work OS and is an important element in attracting new organizations and additional teams to our platform. Furthermore, we believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand and our ability to increase awareness will depend largely on the effectiveness of our marketing efforts, our ability to ensure that our platform remains high-quality, reliable and useful at competitive prices, our ability to continue to develop new functionality and software applications, and our ability to successful differentiate our platform.
As our market becomes increasingly competitive, increasing awareness of our platform may become more difficult and expensive. Efforts to increase awareness may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur. If we fail to successfully promote our brand, or incur substantial expenses in an unsuccessful attempt to promote our brand, we may fail to attract new customers to our platform or grow or maintain our retention rates to the extent necessary to realize a sufficient return on our marketing efforts, and our business, results of operations and financial condition could suffer.
Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture.
We believe that an important contributor to our success has been our corporate culture, which creates an environment that drives and perpetuates our strategy to create a better, more productive way to work. As we continue to grow, including across multiple geographies or through acquisitions, and develop the infrastructure of a public company, we may find it difficult to preserve our corporate culture. If we do not maintain and continue to develop our corporate culture as we grow and evolve, it could reduce our ability to foster the innovation, craftsmanship, teamwork, curiosity and diversity that we believe we need to support our growth and operate effectively. In turn, the failure to preserve our culture could adversely affect our business, results of operations and financial condition by negatively affecting our ability to attract, recruit, integrate and retain employees, continue to perform at current levels and effectively execute our business strategy.
The COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the duration and extent to which this could continue to affect our business, future results of operations and financial condition remains uncertain.
In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a global pandemic. The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home orders, business closures, social distancing and other restrictive orders, and the resulting changes in customer behaviors, have disrupted our normal operations and impacted our employees, partners, vendors and customers. As a result of certain restrictive measures imposed by governments in locations where we have employees, we have taken a number of actions that have disrupted our business operations, including enabling our employees and contractors to work remotely, implementing travel restrictions, and shifting company events and meetings to virtual-only experiences, all of which could continue indefinitely. The operations of our partners, vendors and customers have likewise been disrupted.
While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, including restrictions on economic activity and the rollout of an efficient worldwide vaccination campaign, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. While we have developed and expect to continue to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business, future results of operations and financial condition at this time.
Actions by governments to restrict access to our platform in their countries or to require us to disclose or provide access to information in our possession could harm our business, results of operations and financial condition.
Our Work OS depends on the ability of our users to access our platform through the internet, and access to our platform could be blocked or restricted in some countries for various reasons. Further, if the governments of any foreign country in which we operate or seek to operate limit access to certain or all of the features of our Work OS in such country or impose other restrictions that affect the availability of our Work OS for an extended period of time or indefinitely, we may not be able to maintain or grow our revenue as anticipated and our business, results of operations and financial condition could be adversely affected. In addition, governments in certain countries may seek to restrict or prohibit access to our platform if they consider us to be in violation of their laws and may require us to disclose or provide access to information in our possession. If we fail to anticipate developments in laws and regulations, or fail for any reason to comply with relevant law, our platform could be further blocked or restricted and we could be exposed to significant liability that could harm our business.
Because our success depends, in part, on our ability to expand sales and customer support of our platform internationally, our business is susceptible to risks associated with international operations.
We currently maintain offices and have sales personnel in Israel, the United States, Australia and the United Kingdom. In the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, the revenue that we generated from customers outside of the United States accounted for approximately 53%, 52%, 52% and 52% of our total revenue, respectively. We expect to continue expanding our international operations, which may include opening offices in new jurisdictions and providing our Work OS in additional languages. Any additional international expansion efforts that we are undertaking and may undertake in the future may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in Israel, the United States or other countries where we currently operate. These risks include, among others:
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unexpected costs in the localization of our Work OS, including translation into foreign languages and adaptation for local culture, practices and regulatory requirements;

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lack of familiarity and burdens of complying with foreign laws, legal standards, privacy standards, regulatory requirements, tariffs and other barriers;

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the risk of penalties to our users and individual members of management or employees if our practices are deemed to not comply with applicable laws and regulations;

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practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

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an evolving legal framework and additional legal or regulatory requirements for data privacy, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee data privacy documentation (including locally-compliant data privacy notice and policies);

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as an Israeli company, we are subject to Israeli laws concerning governmental access to data and the risk, or perception of risk, of such access may make our Work OS less attractive to organizations outside Israel, and compliance with such Israeli laws may conflict with legal obligations that we, or our customers, may be subject to in other countries;

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unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

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difficulties in managing systems integrators and technology partners;

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differing technology standards;

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different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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increased financial accounting and reporting burdens and complexities;

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difficulties in managing and staffing international operations including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships, and local employment laws;

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increased costs involved with recruiting and retaining an expanded workforce outside Israel and the United States through cash and equity-based incentive programs and unexpected legal costs and regulatory restrictions in issuing our shares to employees outside the United States;

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global political and regulatory changes that may lead to restrictions on immigration and travel for our employees outside Israel and the United States;

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regional and local economic and political conditions;

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fluctuations in exchange rates that may decrease the value of our foreign-based revenue;

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potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, and restrictions on the repatriation of earnings; and

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permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our platform outside of Israel and the United States and only recently opened offices in the United Kingdom and Australia. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business, results of operations and financial condition may suffer. We may be unable to comply with changes in government requirements and regulations, which could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our platform and could harm our business, results of operations and financial condition.
Currency exchange rate fluctuations affect our results of operations, as reported in our financial statements.
We report our financial results in U.S. dollars. We collect our revenue primarily in U.S. dollars. However, a significant portion of our headcount related expenses, consisting principally of salaries and related personnel expenses and certain other operating expenses, are denominated in New Israeli Shekels (“NIS”). In the year ended December 31, 2020 and the three months ended March 31, 2021, approximately 17% and 18% of our expenses, respectively, were denominated in NIS. As a result, we are exposed to exchange rate risks that may materially and adversely affect our financial results. If the NIS appreciates against the U.S. dollar or if the value of the NIS declines against the U.S. dollar at a time when the rate of inflation in the cost of Israeli goods and services exceeds the rate of decline in the relative value of the NIS, then the U.S. dollar cost of our operations in Israel would increase and our results of operations could be materially and adversely affected. Our Israeli operations could also be materially and adversely affected if we are unable to effectively hedge against currency fluctuations in the future. The Israeli annual rate of inflation amounted to 0.8% and (0.6)% for the years ended December 31, 2019 and 2020, respectively. The appreciation of the NIS in relation to the U.S. dollar amounted to 7.8% and 7.0% for the years ended December 31, 2019 and 2020, respectively. We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the U.S. dollar.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.
We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement our Work OS or expand its breadth, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions or strategic investments could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. Any acquisition, investment or business relationship that we consummate may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to successfully integrate the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. Specifically, we may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
We may also make strategic investments in early stage companies developing products or technologies that we believe could complement our Work OS or expand its breadth, enhance our technical capabilities or otherwise offer growth opportunities. These investments are generally in early stage private companies for restricted shares. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.
We depend on our founders and other key employees, and the loss of one or more of these employees could harm our business.
Our success depends largely upon the continued services of our founders, Roy Mann and Eran Zinman, and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time subject only to the notice periods prescribed by their respective executive agreements. The loss of one or both of our founders or key employees could disrupt or harm our business.
An inability to attract and retain other highly skilled employees could harm our business.
To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel where we maintain offices or actively recruit is intense, especially for engineers experienced in designing and developing software and experienced sales professionals. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. In addition, certain domestic immigration laws restrict or limit our ability to recruit internationally. Any changes to Israeli and U.S. immigration policies that restrain the flow of technical and professional talent may inhibit our ability to recruit and retain highly qualified employees.
In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may harm our ability to recruit and retain highly skilled employee, which could harm our business and future growth prospects. Volatility or lack of appreciation in the share price of our ordinary shares may also affect our ability to attract and retain key employees. Many of our senior personnel and other key employees have become, or will soon become, vested in a substantial amount of options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options or restricted share units (“RSUs”), have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our ordinary shares.
Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.
Historically, we have funded our operations and capital expenditures primarily through equity issuances, our credit facility and cash generated from our operations. Although we currently anticipate that our existing cash and cash equivalents, cash flow from operations and remaining amounts available under our credit facility will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing, and we may not be able to obtain debt or equity financing on favorable terms, if at all. If we raise equity financing to fund operations or on an opportunistic basis, our shareholders may experience significant dilution of their ownership interests. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:
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develop new features, integrations, capabilities and enhancements;

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continue to expand our product development, sales and marketing organizations;

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hire, train and retain employees;

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respond to competitive pressures or unanticipated working capital requirements; or

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pursue acquisition or strategic investment opportunities.

Risks Related to Our Market and Competitive Landscape
The market and software categories in which we participate are competitive, new and rapidly changing.
We are creating a new category of software, our Work OS, that seeks to change the way people work and businesses operate. As a result, we compete across multiple different markets, all of which are highly competitive and rapidly evolving.
The markets in which we operate are extremely competitive, fragmented and subject to rapidly changing technology, shifting user and customer needs, new market entrants and frequent introductions of new products and services. Moreover, we expect competition to increase in the future both from our existing competitors and from new market entrants, including established technology companies who have not previously entered the market. Our competitors include the following:
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companies that primarily offer project and work management solutions, including application of processes, methods, skills and knowledge to achieve specific objectives. This includes companies such as Asana, Inc., Wrike Inc., SmartSheet Inc., Notion, Inc., Citrix Systems, Inc., Zendesk, Inc. and Freshworks Inc.; and

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companies that offer Product Solutions across other use cases we serve, such as customer relationship management solutions, software development tools and marketing campaign management. This includes companies such as SugarCRM, Pipedrive, Zoho, Inc., Atlassian Corporation PLC (Jira), Procore Technologies, Workday, Inc., BombooHR, LLC., Hootsuite Media Inc. and Adobe Experience Cloud.

In the future we will likely face increased competition from a number of Work OS providers. Our principal competitive factor is our open and modular infrastructure, leading in flexibility and adaptability, and our ability to scale our vertical and horizontal offerings as we continue to rapidly build end-to-end Product Solutions. We believe that our ability to compete successfully depends primarily on the following factors:
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our ability to introduce new, and improve on existing, features, products and services in response to competition, user sentiment, online, market and industry trends and the ever-evolving technological landscape;

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our ability to continue to increase social and technological acceptance of our Work OS;

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continued growth in digitalization of the workplace;

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our ability to maintain the value and reputation of monday.com as a solution; and

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the scale, growth and engagement of our community relative to those of our competitors.

Our competitors may be able to adapt more quickly and effectively to new or changing circumstances, technologies, standards or customer demands. Companies and/or joint ventures resulting from possible consolidations or alliances may create more compelling product offerings or be able to offer more attractive pricing options, making it more difficult for us to compete effectively.
In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our Work OS, including through selling at zero or negative margins, product bundling, or closed technology platforms. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our Work OS are superior compared to that of our competitors, potential customers may not purchase our offerings. These larger competitors often have broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Our competitors may also seek to repurpose their existing offerings to provide software, programs and tools used by information workers with subscription models.
Conditions in our market could also change rapidly and significantly due to technological advancements, partnering by our competitors or continuing market consolidation, and it is uncertain how our market will evolve. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our Work OS. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer customers, reduced revenue, gross profit and gross margins, increased net losses and loss of market share. Any failure to meet and address these factors could harm our business, results of operations and financial condition.
Our ability to introduce new features, integrations, capabilities and enhancements is dependent on adequate research and development resources.
To remain competitive, we must maintain adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market. If we are unable to develop features, integrations, capabilities and enhancements internally due to certain constraints, such as employee turnover, a lack of management ability or a lack of other research and development resources, our business may be harmed. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities and enhancements and generate revenue, if any, from such investment. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or competitive improvement of features, integrations, capabilities and enhancements, it could harm our business, results of operations and financial condition. In addition, our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors may harm our business, results of operations and financial condition.
If we are unable to ensure that our Work OS interoperates with a variety of software applications that are developed by third parties, including our partners, our platform may become less competitive and our results of operations may be harmed.
Our platform must integrate with a variety of network, hardware and software platforms, and we need to continuously modify and enhance our platform to adapt to changes in hardware, software, networking, browser and database technologies. In particular, we developed our Work OS to be able to easily integrate with third-party applications, including the software applications of providers that compete with us as well as our partners, through the interaction of APIs. In general, we rely on the providers of such software systems to allow us access to their APIs to enable these user integrations. We are typically subject to standard terms and conditions for application developers of such providers, which govern the distribution, operation and fees of such software systems, and which are subject to change by such providers from time to time. Our business may be harmed if any provider of such software systems:
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discontinues or limits our access to its software or APIs;

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modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers;

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changes how information is accessed by us or our users;

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establishes more favorable relationships with one or more of our competitors; or

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develops or otherwise favors its own competitive offerings over ours.

We believe a significant component of our value proposition to users and organizations is the ability to improve and interface with these third-party applications through APIs on our Work OS. Third-party services and products are constantly evolving, and we may not be able to modify our Work OS to assure its compatibility with other third parties following development changes. In addition, some of our competitors may be able to disrupt the operations or compatibility of our Work OS with their products or services, or exert strong business influence on terms on which we operate our platform. For example, we currently directly compete with several large technology companies whose applications interface with our Work OS, including Google and Microsoft. As our respective products evolve, we expect this level of competition to increase. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our Work OS or gives preferential treatment to competitive products or services, whether to enhance their competitive position or for any other reason, the interoperability of our Work OS with these products could decrease and our business, results of operations and financial condition could be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, demand for our platform could decrease and our business, results of operations and financial condition could be harmed.
We also depend on our ecosystem of developers to create applications that will integrate with our Work OS. Our reliance on this ecosystem of developers creates certain business risks relating to the quality and security of the applications built using our APIs, service interruptions of our platform from these applications, lack of service support for these applications, possession of intellectual property rights associated with these applications, and privacy concerns around the transfer of data to these applications. We may not have the ability to control or prevent these risks. As a result, issues relating to these applications could adversely affect our business and reputation.
In addition, our platform interoperates with servers, mobile devices and software applications predominantly through the use of protocols, many of which are created and maintained by third parties. We therefore depend on the interoperability of our platform with such third-party servers, mobile devices and software applications, as well as cloud-enabled hardware, software, networking, browsers, database technologies and protocols that we do not control. Any changes in such technologies that degrade the functionality of our platform or give preferential treatment to competitive services could adversely affect adoption and usage of our Work OS. Also, we may not be successful in developing or maintaining relationships with key participants in the mobile industry or in ensuring that our platform operates effectively with a range of operating systems, networks, devices, browsers, protocols and standards. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our platform with other systems and services they use. Further, if we are unable to effectively anticipate and manage these risks, or if it is difficult for users and organizations on our platform to access and use our Work OS, our business, results of operations and financial condition may be harmed.
We rely on third-party application stores to distribute our mobile application.
We are dependent on third-party application stores that may prevent us from timely updating our Work OS, building new features, integrations, capabilities and enhancements or charging for access.

We distribute the mobile monday.com application through smartphone and tablet application stores managed by Apple and Google, among others. We cannot assure you that the third-party application stores through which we distribute our mobile application will maintain their current structures or that such application stores will not charge us fees to list our application for download. We are also depending on these third-party application stores to enable us and our users to timely update our mobile application and to incorporate new features, integrations, capabilities and enhancements. In addition, certain of these companies are now, and others may in the future become, competitors of ours and could stop allowing or supporting access to our platform through their products, could allow access for us only at an unsustainable cost, or could make changes to the terms of access in order to make our platform less desirable or harder to access, in each case for competitive reasons.
If we fail to adapt to rapid technological change and create new features, integrations, capabilities and enhancements, our ability to remain competitive could be impaired.
The industry in which we compete is characterized by rapid technological change, frequent introductions of new products and features, and evolving industry standards and regulatory requirements. Our ability to attract new users and organizations and increase revenue from organizations on our platform will depend in significant part on our ability to anticipate industry standards and trends, continue enhancing our Work OS, and introduce new features, integrations, capabilities and enhancements on a timely basis to keep pace with technological developments. The success of any enhancement to our Work OS depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with existing technologies and overall market acceptance. Any new features, integrations, capabilities and enhancements that we develop may not be introduced in a timely or cost-effective manner, may contain errors, failures, vulnerabilities or bugs, or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to provide enhancements and new features and integrations for our Work OS, develop new features, integrations, capabilities and enhancements that achieve market acceptance, or innovate quickly enough to keep pace with rapid technological developments, our business, results of operations and financial condition could be harmed.
We must also attract external developers to adopt and build software applications and integrations on our platform. We believe that these developer-built integrations facilitate greater usage and customization of our Work OS and enhance user experience. If these developers stop developing on or supporting our Work OS, we will lose the benefits that have contributed to the growth in the number of organizations and users utilizing our platform, and our business, results of operations and financial condition could be harmed. We must also keep pace with changing legal and regulatory regimes that affect our platform and our business practices. We may not be successful in developing modifications, enhancements and improvements, in bringing them to market quickly or cost-effectively in response to market demands, or at modifying our Work OS to remain compliant with applicable legal and regulatory requirements.
Upgrading our Work OS to introduce enhancements or new products depends on several factors, including the timely completion and market acceptance of such enhancement or new product. Any enhancement or new product we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours at lower prices. Any delay or failure in the introduction of enhancements or new products could harm our business, results of operations and financial condition.
Risks Related to Third Parties
Our growth depends in part on the success of our strategic relationships with third parties.
We anticipate that the growth of our business will depend on third-party relationships, including relationships with our application developers, integrated services and other partners. The success of our platform depends, in part, on our ability to integrate third-party applications and integrations into our third-party ecosystem. External developers may change the features of their offering of applications or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party applications change such that we do not or cannot maintain the compatibility of our platform with these applications or if we fail to provide desirable third-party applications, demand for our platform could decline. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our platform with their offerings. In addition, external developers may refuse to partner with us or limit or restrict our access to their offerings. Such changes could functionally limit or terminate our ability to use these third-party offerings with our platform, which could negatively impact our offerings and harm our business. If we fail to integrate our platform with new third-party offerings that our customers need, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers expect, which could negatively impact our offerings and, as a result, harm our business.
We rely on traditional web search engines to direct traffic to our website through search engines and networking sites.
Our success depends, in part, on our ability to attract customers through paid and unpaid internet search results on web search engines, such as Google, and advertisements on social networking sites, such as Facebook. The prominence of our website in response to internet searches is a critical factor in attracting potential customers to our platform. Search engines revise their algorithms, methodologies or design layouts from time to time in an attempt to optimize their search results. If search engines modify their algorithms or design layouts, our website may appear less prominently or not at all in search results, which could result in reduced traffic to our website. If we are listed less prominently or fail to appear in search results for any reason, visits to our website could decline significantly, and we may not be able to replace this traffic.
Additionally, if the price of marketing our Product Solutions over search engines or social networking sites increases, we may incur additional marketing expenses or may be required to allocate a larger portion of our marketing spend to search engine marketing, which could adversely affect our business and operating results. Furthermore, competitors may in the future bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. In addition, search engines or social networking sites may change their advertising policies from time to time. Any change to these policies that delays or prevents us from advertising through these channels could result in reduced traffic to our website, thereby harming our ability to attract new customers. New search engines or social networking sites may also develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and social networking sites and, if we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms. If we are unable to continue to successfully promote our Work OS and maintain traffic to our website, or if we incur excessive expenses to do so, our business and operating results could be adversely affected.
Interruptions or delays in services from third parties or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements could impair the delivery of our services and harm our business.
We depend on services provided by various third parties to maintain our infrastructure. If a service provider fails to provide sufficient capacity to support our platform or otherwise experiences service outages, such failure could interrupt our users’ and organizations’ purchase of, or access to, our Work OS, which could adversely affect our reputation and our business. Any disruptions in these services, including as a result of actions outside of our control, could significantly impact the continued performance of our platform. In the future, these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of these services could result in decreased functionality of our platform until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated into our infrastructure.
We rely on the internet and, accordingly, depend upon the continuous, reliable and secure operation of internet servers, related hardware and software, and network infrastructure. We host our platform by mainly using Amazon Web Services (“AWS”) data centers, a provider of cloud infrastructure services. Our operations depend on protecting the virtual cloud infrastructure hosted in AWS by maintaining its configuration, architecture and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Furthermore, we have no physical access or control over the services provided by AWS. Although we have disaster recovery plans that utilize multiple AWS locations, the data centers that we use are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, pandemics, floods, fires, severe storms, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events, many of which are beyond our control and any of which could disrupt our service, destroy user content or prevent us from being able to continuously back up or record changes in our users’ content. In the event of significant physical damage to one of these data centers, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. Further, a prolonged AWS service disruption affecting our platform for any of the foregoing reasons could damage our reputation with current and potential organizations, expose us to liability, cause us to lose users and organizations on our platform or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use. Damage or interruptions to these data centers could harm our business. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Further, the contractual commitments that we provide to organizations on our platform with regard to data privacy are limited by the commitments that AWS has provided us.
AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. In some cases, AWS may terminate the agreement for cause upon 30 days’ notice. Termination of the AWS agreement may harm our ability to access data centers we need to host our Work OS or to do so on terms as favorable as those we have with AWS. We may also be unable to effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology. In addition, the failure of AWS data centers or third-party internet service providers to meet our capacity requirements could impede our ability to scale our operations.
Risks Related to Privacy, Data and Cybersecurity
A security incident may allow unauthorized access to our systems, networks or data or the data of users and organizations on our platform.
The secure storage, transmittal and processing of sensitive and proprietary information, including business strategies, financial and operational data, personal or identifying information and other related data, by users and organizations on our platform is essential to their use of our Work OS. Increasingly, companies are subject to a wide variety of attacks on their systems on an ongoing basis. In addition to threats from traditional computer “hackers,” malicious code (such as malware, viruses, worms and ransomware), employee theft or misuse, password spraying, phishing, credential stuffing and denial-of-service attacks, we also face threats from sophisticated organized crime, nation-state and nation-state supported actors who engage in attacks (including advanced persistent threat intrusions). Third parties may attempt to fraudulently induce employees, users or organizations into disclosing sensitive information such as usernames, passwords or other information or otherwise compromise the security of our internal electronic systems, networks, and/or physical facilities in order to gain access to our data or the data of users and organizations on our platform. Additionally, there is an increased risk that we may experience cybersecurity-related events such as COVID-19-themed phishing attacks and other security challenges as a result of most of our employees and our service providers working remotely from non-corporate-managed networks during the ongoing COVID-19 pandemic and potentially beyond. Security breaches impacting our Work OS or integrations on our Work OS could result in a risk of loss, unavailability, or unauthorized disclosure of this information, which, in turn, could lead to litigation, governmental audits, investigations and possible liability (including regulatory fines), thereby damaging our relationships with existing customers. This could have a negative impact on our ability to attract new customers and to grow or maintain our retention rates.
Actual or anticipated security breaches or attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. Furthermore, any such breach, including a breach of the systems or networks of our third-party providers, could compromise our systems or networks, creating system outages, disruptions or slowdowns and exploiting security vulnerabilities of our networks. In addition, the information stored on our network or the networks of our third-party providers could be accessed, publicly disclosed, altered, lost or stolen, which could subject us to liability and cause us financial harm. In addition, a breach of the security measures of one of our third-party providers could result in the destruction, modification or exfiltration of confidential corporate information or other data that may provide additional avenues of attack. These breaches, or any perceived breach, of our systems or networks or the systems or networks of our third-party providers, whether or not any such breach is due to a vulnerability in our platform, may also undermine confidence in us or our industry and result in damage to our reputation, negative publicity, loss of users, partners and sales, increased remediation costs, and costly litigation or regulatory fines. For example, we recently became aware that a third-party vendor that provides us with SaaS software code testing, Codecov, discovered instances of unauthorized access to its software, whereby a threat actor was able to export information stored in continuous integration environments, affecting hundreds of companies using their services, including us. Although investigations remain ongoing, as of the date of this prospectus, we have not seen any indication that our customers’ data was affected by this incident. The attacker did access a file containing a list of certain URLs pointing to publicly broadcasted customer forms and views hosted on our platform and we have contacted the relevant customers to inform them how to regenerate these URLs. We also found evidence that a read-only copy of our source code was accessed due to the Codecov vulnerability. However, as of the date of this prospectus, we found no evidence of any unauthorized modifications to our source code nor any impact on our products. However, the discovery of new or different information regarding the Codecov cyberattack, including with respect to its scope and any potential impact on our IT environment, including regarding the loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers, or vulnerabilities in our source code, could result in litigation and potential liability for us, damage our brand and reputation, negatively impact our sales or otherwise harm our business. Any claims or investigations may result in our incurring significant external and internal legal and advisory costs, as well as the diversion of management's attention from the operation of our business.
The security measures we have implemented or integrated into our platform and our internal systems and networks (including measures to audit third-party and custom applications), which are designed to detect unauthorized activity and prevent or minimize security breaches, may not function as expected or may not be sufficient to protect our platform and our internal systems and networks against certain attacks. In addition, techniques used to sabotage or to obtain unauthorized access to systems and networks in which data is stored or through which data is transmitted change frequently and generally are not recognized until launched against a target. As a result, it may not be possible for us to anticipate these techniques or implement adequate preventative measures to prevent an electronic intrusion into our systems and networks and we may be required to expend significant capital and financial resources to protect against such threats or to alleviate problems caused by breaches in systems, network or data security.
We maintain errors, omissions and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be available or adequate for all liabilities that might actually be incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Further, if a high-profile security breach occurs with respect to another software company with communication, collaboration, data collection and integrations, our customers and potential customers could lose trust in the security of such solutions providers generally, which could adversely impact our ability to attract new customers to our Work OS or grow or maintain our retention rates.

In addition, defending a suit based on any data loss or system disruption, regardless of its merit, could be costly and divert management’s attention. See “— General Risk Factors — We may be subject to liability claims if we breach our contracts, and our insurance may be inadequate to cover our losses.”
We are subject to stringent and changing laws, regulations, industry standards and contractual obligations related to privacy, data protection and data security.
We receive, collect, store, process, transfer and use personal information and other data relating to users of our services, our employees, contractors, prospects and other persons. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including personal information. We are subject to numerous federal, state, local and international laws, directives and regulations regarding privacy, data protection and data security and the collection, storing, sharing, use, processing, transfer, disclosure and protection of personal information and other data, the scope of which are changing, are subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other legal and regulatory requirements. We are also subject to certain contractual obligations to third parties related to privacy, data protection and data security. We strive to comply with our applicable policies and applicable laws, regulations, contractual obligations and other legal obligations relating to privacy, data protection and data security to the extent possible. However, the regulatory framework for privacy, data protection and data security worldwide is changing constantly and is likely to remain uncertain and complex for the foreseeable future, and therefore it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another, including across the various jurisdictions in which we operate remotely, and may conflict with other legal obligations or our practices.
For example, we are subject to the General Data Protection Regulation 2016/679 (“GDPR”) which imposes stringent legal and operational requirements regarding, among others, our collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual (personal data), data breach notifications, data subject rights, documentation and cross-border data transfers, on entities collecting and/or processing personal data of individuals situated in the European Union and European Economic Area (“EEA”). Failure to comply with our obligations under the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).
In addition to the GDPR, following the United Kingdom’s departure from the EU, we became subject to a similar legal regime in the United Kingdom by virtue of its national legislation that imposes similar obligations to the GDPR (the “UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, e.g., fines up to the greater of €20 million (£17 million) or 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear and it is unclear how UK data protection laws or regulations will develop in the medium to longer term and how EU data transfers to and from the United Kingdom will be regulated in the long term. Currently there is up to a six month grace period ended June, 30 2021 while the parties discuss adequacy; however it is not clear whether (and when) an adequacy decision may be granted by the European Commission enabling data transfers from EU member states to the United Kingdom long term without additional measures. These changes will lead to additional costs and increase our overall risk exposure.
We are also subject to evolving EU privacy laws on cookies and e-marketing. In the EU, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU-regulation known as the ePrivacy Regulation, which will significantly increase fines for non-compliance. In the EU, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing, unless certain limited exceptions or alternatives apply. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could require significant systems changes, limit the effectiveness of our marketing and product optimization activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially analyze the behavior of users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our ability to understand users and cater to their preferences.
Additionally, we may also be subject to the California Consumer Privacy Act (“CCPA”), which came into effect in January 2020 and imposes heightened transparency obligations about data collection, use and sharing practices, adds restrictions on the “sale” of personal information, creates new data privacy rights for California residents and carries significant enforcement penalties for non-compliance. The California Attorney General currently enforces the CCPA and can seek an injunction and civil penalties up to $7,500 per intentional violation and $2,500 per other violation. The CCPA also provides California consumers a private right of action for certain data breaches where they can recover up to $750 per incident, per consumer or actual damages, whichever is greater, and which is expected to increase data breach litigation. The CCPA may require us to modify our data practices and policies and to incur substantial costs and expenses in order to comply. On November 3, 2020, California voters passed the California Privacy Rights Act (“CPRA”) into law, which will take effect in January 2023 and will significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CPRA will create the California Privacy Protection Agency (“CPPA”), which will be specifically tasked to enforce the law, likely resulting in increased regulatory scrutiny of California businesses in areas of data protection and security. Similar laws have been proposed in other states and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. More generally, some observers have noted the CCPA and CPRA could mark the beginning of a trend toward more stringent United States federal privacy legislation, which could increase our potential liability and adversely affect our business.
We may also be subject to the Health Insurance Portability and Accountability Act (“HIPAA”), as supplemented by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), which establishes federal privacy and security standards for the protection of individually identifiable health information and carries significant enforcement penalties for non-compliance. Failure to comply with HIPAA can result in an injunction, civil monetary penalties ranging from $100 to $50,000 per violation with an annual maximum of $1.5 million, or in certain circumstances, criminal penalties with fines and/or imprisonment. Certain HIPAA standards may apply to ‘business associates,’ which are persons or entities that perform certain services for, or on behalf of, an entity covered by HIPAA that involves creating, receiving, maintaining or transmitting protected health information. We may function as a HIPAA business associate for certain of our customers and therefore must comply with applicable administrative, technical and physical safeguards as required by HIPAA, including data security obligations. HIPAA may require us to modify our data practices and policies and to incur substantial costs and expenses in order to comply, which could adversely affect our business. Furthermore, HIPAA covered entities and service providers to whom we serve as a business associate require us to enter into HIPAA-compliant business associate agreements with them. If we are unable to comply with our obligations as a HIPAA business associate, we could face contractual liability under the applicable business associate agreement.
In addition, we are also subject to the Israeli Privacy Protection Law 5741-1981 (the “PPL”), and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017 (the “Data Security Regulations”), which came into effect in Israel in May 2018 and impose obligations with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. In this respect, the Data Security Regulations may require us to adjust our data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. Failure to comply with the PPL, its regulations and guidelines issued by the Privacy Protection Authority may expose us to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Current pending legislation may result in a change of the current enforcement measures and sanctions. The Israeli Privacy Protection Authority may initiate administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to dozens of Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to our compliance with the PPL, in addition to our exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, we may also need to take certain remedial actions to rectify such irregularities, which may increase our costs.
Finally, any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to customers, users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection or data security, may materially and adversely affect our business and compel us to change our business practices, result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers and users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our services. Additionally, if third parties we work with violate applicable laws, regulations or contractual obligations, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers and users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.
Evolving privacy laws and regulations, cross-border data transfer restrictions, data localization requirements and other domestic or foreign laws or regulations may limit the use and adoption of our services, expose us to liability or otherwise adversely affect our business
Certain laws and regulations related to data privacy, data protection and data security, including Canada’s Personal Information Protection and Electronic Documents Act, the GDPR, the UK GDPR and the CCPA, restrict our or our customers’ ability to process and store certain personal and business information outside specific jurisdictions. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. For example, the GDPR presumptively prohibits cross-border data transfers absent an adequacy decision or other mechanism that provides appropriate assurances as to the treatment and protection of such data. We rely on a variety of these adequacy mechanisms, including the European Commission Decision 2011/61/EU regarding the adequacy of the Israeli law and the European Commission-approved Standard Contractual Clauses (“SCCs”) to enable us to provide our services around the globe at scale. The European Commission is currently re-examining its Decision 2011/61/EU regarding the adequacy of the Israeli law, in light of the more recently adopted GDPR and developments in Israeli privacy legislation, which could result in revoking Israel’s adequate status. The outcome of this examination may also affect the UK’s approach on the adequacy of Israeli law with respect to the UK GDPR and UK Data Protection Act 2018, which could require us to further review and amend the lawful mechanisms by which we make and/or receive personal data transfers to and from the UK. We previously relied on the EU-US and Swiss-US Privacy Shield Framework as a lawful mechanism for the transfer of EU and Swiss personal data to the United States, however this was invalidated by the CJEU in July 2020 and we have taken steps to migrate customers and vendors onto the SCCs. The decision by the CJEU has created complexity and uncertainty regarding such data transfers from the EEA and the UK to the United States and other countries not deemed adequate by the European Commission. While the CJEU upheld the appropriateness of the Standard Contractual Clauses, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. These recent developments may require us to further review and amend the legal mechanisms by which we make and/or receive personal data transfers. As supervisory authorities issue further guidance on personal information export mechanisms, including circumstances where the Standard Contractual Clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines.
We rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the needs of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services. This could reduce our revenue and the general demand for our services. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or reinterpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. Given that requirements may be inconsistent and evolving, how we choose to respond to these requirements globally may not meet the expectations of our customers, which could thereby reduce the demand for our services. Finally, some customers may respond to these evolving laws and regulations by asking us to make certain privacy or data related contractual commitments that we are unable or unwilling to make, or that would result in additional development costs. This could lead to the loss of current or prospective customers or other business relationships. If we are no longer able to rely on a particular adequacy mechanism or are otherwise unable to transfer personal information across borders, we may not be able to operate in certain jurisdictions, which may reduce the demand for our services and limit our opportunities for international growth. Beyond impacting the demand for our services, our failure to comply with these laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by our customers or other stakeholders.
Changes in laws and regulations related to the use of the internet as a commercial medium or changes in the internet infrastructure itself may diminish the demand for our Work OS and could harm our business.
The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. The adoption of any laws or regulations that could reduce the growth, popularity or use of the internet, including laws or practices limiting internet neutrality, could decrease the demand for, or the usage of, our Work OS and our services, increase our cost of doing business and harm our results of operations. Changes in these laws or regulations could require us to modify our Work OS, or certain aspects of our Work OS, in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, or result in reductions in the demand for internet-based products such as ours. In addition, the use of the internet as a business tool could be harmed due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. Further, our Work OS depends on the quality of our users’ access to the internet as certain features of our Work OS require significant bandwidth and fidelity to work effectively.
On June 11, 2018, the repeal of the Federal Communications Commission’s (the “FCC”) “net neutrality” rules took effect and returned to a “light-touch” regulatory framework. The prior rules were designed to ensure that all online content is treated the same by internet service providers and other companies that provide broadband services. Additionally, on September 30, 2018, California enacted the California Internet Consumer Protection and Net Neutrality Act of 2018, making California the fourth state to enact a state-level net neutrality law since the FCC repealed its nationwide regulations, mandating that all broadband services in California must be provided in accordance with state net neutrality requirements. The U.S. Department of Justice has sued to block the law from going into effect, and California has agreed to delay enforcement until the resolution of the FCC’s repeal of the federal rules. A number of other states are considering legislation or executive actions that would regulate the conduct of broadband providers. We cannot predict whether the FCC order or state initiatives will be modified, overturned or vacated by legal action of the court, federal legislation or the FCC. With the repeal of net neutrality rules in effect, we could incur greater operating expenses. As the internet continues to experience growth in its number of users, frequency of use and amount of data transmitted, the internet infrastructure that we and our users rely on may be unable to support the demands placed upon it. The failure of the internet infrastructure that we or our users rely on, even for a short period of time, could undermine our operations and harm our results of operations.
Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt or increase the cost of user access to our platform, which could negatively impact our business. We could incur greater operating expenses and our user acquisition and retention could be negatively impacted if network operators implement usage-based pricing or discount pricing for competitive products, materially change their pricing rates or schemes, charge us to deliver our traffic at certain levels or at all, throttle traffic based upon its source or type, implement bandwidth caps or other usage restrictions or otherwise try to monetize or control access to their networks. Furthermore, the performance of the internet and its acceptance as a business tool has been harmed by “viruses,” “worms” and similar malicious programs, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our Work OS could decline.
Risks Related to Taxation and our Operations
Changes in tax laws or regulations we are subject to in the various tax jurisdictions may have an adverse effect on us or our customers and could increase the costs of our platform and harm our business.
New income, sales, use or other tax laws, regulations or ordinances could be enacted or new interpretations of existing tax laws, regulations or ordinances could be adopted at any time. Those changes could adversely affect our domestic and international business operations, results of operations and financial condition. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we are required to collect such additional tax amounts from our customers and are unsuccessful in collecting such taxes due from our customers, we could be held liable for such costs, thereby adversely affecting our results of operations and harming our business. If we raise our prices to offset the costs of these changes, existing and potential future customers may elect not to purchase subscriptions to our platform in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could harm our business, results of operations and financial condition.
In addition, we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The tax authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties or assert that various withholding requirements apply to us or our subsidiaries or that benefits of tax treaties are not available to us or our subsidiaries, any of which could harm our business and our results of operations.
Our results of operations may be harmed if we are required to collect sales or other similar taxes for subscriptions to our platform in jurisdictions where we have not historically done so.
The application of indirect taxes (such as sales and use tax, VAT, GST, business tax and gross receipt tax) to businesses that transact online, such as ours, is a complex and evolving area. An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Following the U.S. Supreme Court decision in South Dakota v. Wayfair, Inc., states are now free to levy taxes on sales of goods and services based on an “economic nexus,” regardless of whether the seller has a physical presence in the state. As a result, it may be necessary to reevaluate whether our activities give rise to sales, use and other indirect taxes as a result of any nexus in those states in which we are not currently registered to collect and remit taxes. Additionally, we may need to assess our potential tax collection and remittance liabilities based on existing economic nexus laws’ dollar and transaction thresholds. It is possible that we could face sales tax, VAT or GST audits and that our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional tax amounts from our customers and remit those taxes to those tax authorities. Further, one or more U.S. states or non-U.S. authorities could seek to impose additional sales, use or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. We could also be subject to tax audits in states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, discourage organizations from purchase subscriptions to our platform, or otherwise harm our business, results of operations and financial condition. We continue to analyze our exposure for such taxes and liabilities including the need to provide for loss contingencies resulting from these potential taxes and liabilities. There have been, and will continue to be, legislation that could require us to incur substantial costs, including costs associated with legal advice, tax calculation, collection, remittance and audit requirements, associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or will conduct business.
The enactment of legislation implementing changes in taxation of international business activities, the adoption of other corporate tax reform policies, or changes in tax legislation or policies could impact our future financial position and results of operations.
Corporate tax reform, base-erosion efforts and tax transparency continue to be high priorities in many tax jurisdictions where we have business operations. As a result, policies regarding corporate income and other taxes in numerous jurisdictions are under heightened scrutiny and tax reform legislation is being proposed or enacted in a number of jurisdictions.
In 2015, the Organization for Economic Co-operation and Development (the “OECD”) released various reports under its Base Erosion and Profit Shifting (“BEPS”) action plan to reform international tax systems and prevent tax avoidance and aggressive tax planning. These actions aim to standardize and modernize global corporate tax policy, including cross-border taxes, transfer-pricing documentation rules and nexus-based tax incentive practices which in part are focused on challenges arising from the digitalization of the economy. The reports have a very broad scope including, but not limited to, neutralizing the effects of hybrid mismatch arrangements, limiting base erosion involving interest deductions and other financial payments, countering harmful tax practices, preventing the granting of treaty benefits in inappropriate circumstances and imposing mandatory disclosure rules. It is the responsibility of OECD members to consider how the BEPS recommendations should be reflected in their national legislation. Many countries are beginning to implement legislation and other guidance to align their international tax rules with the OECD’s BEPS recommendations, for example, by signing up to the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS (the “MLI”) which currently has been signed by over 85 jurisdictions, including Israel who signed the MLI on September 13, 2018. The MLI implements some of the measures that the BEPS initiative proposes to be transposed into existing treaties of participating states. Such measures include the inclusion in tax treaties of one, or both, of a “limitation-on-benefit” (“LOB”) rule and a “principal purposes test” (“PPT”) rule. The application of the LOB rule or the PPT rule could deny the availability of tax treaty benefits (such as a reduced rate of withholding tax) under tax treaties. There are likely to be significant changes in the tax legislation of various OECD jurisdictions during the period of implementation of BEPS. Such legislative initiatives may materially and adversely affect our plans to expand internationally and may negatively impact our financial condition, tax liability or results of operations and could increase our administrative efforts.
Risks Related to Our Proprietary and Intellectual Property Rights
If we fail to adequately maintain, protect or enforce our proprietary and intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, experience slower growth rates and incur costly litigation to protect our rights.
Our success is dependent, in part, upon protecting our intellectual property rights, including those in our know-how and proprietary technology. We rely on a combination of copyrights, patents, trade secret and other intellectual property laws and contractual restrictions to establish and protect our intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us will be adequate to prevent infringement, misappropriation or other violations of our intellectual property rights.
While software and other of our proprietary works may be protected under copyright law, we generally have not registered any copyrights in these works. We primarily rely on protecting our software as a trade secret in addition to copyright. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited if an infringement of our copyright in the software was to occur in the United States.
Policing unauthorized use of our know-how, technology and intellectual property is difficult and may not be effective. Although we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and invention assignment agreements with our employees and consultants and entering into confidentiality agreements with the parties with whom we share our confidential information, such parties may not comply with their confidentiality obligations under these agreements. These agreements also may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto and may not be effective in controlling access to and distribution of our platform, technology and confidential information or provide an adequate remedy in the event of unauthorized use of our platform or technology or unauthorized access, use or disclosure of our confidential information. Despite our precautions, it may be possible for unauthorized third parties to copy our platform or technology and use information that we regard as proprietary to create products or services that compete with our offerings. Some of the provisions of our agreements that protect us against unauthorized use, copying, transfer and disclosure of our platform may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. We cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions. In connection with the Codecov cyberattack, an attacker was able to export a read-only copy of our source code which, if disseminated, may enable unauthorized third parties to develop such applications more easily. Any unauthorized disclosure or use of our trade secrets or other confidential proprietary information could make it more expensive to do business, thereby harming our operating results.
Circumstances outside our control could also pose a threat to our intellectual property rights. For example, the laws of some countries do not protect intellectual property to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Further, our competition, foreign governments, foreign government-backed actors, criminals or other third parties may gain unauthorized access to our confidential information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property rights.
We may be required to spend significant resources to monitor and protect our intellectual property rights, and we may or may not be able to detect infringement, misappropriation or other violations of our intellectual property rights by third parties. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management, may not ultimately be resolved in our favor, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If we are unable to protect our intellectual property rights or prevent unauthorized use, infringement or misappropriation thereof by third parties, the value of our intellectual property and intellectual property rights may be diminished and our competition may be able to more effectively mimic our offerings and services. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform, impair its functionality, delay introductions of new features, integrations, capabilities and enhancements, result in our substituting inferior or more costly technologies into our platform, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, capabilities and enhancements, and we cannot assure you that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete. Any one or more of the foregoing could harm our business, results of operations and financial condition.
Our results of operations may be harmed if we are subject to a protracted infringement claim, a claim that results in a significant damage award or a claim that results in an injunction.
There is considerable intellectual property development and enforcement activity in our industry. We expect that software developers in our industry will increasingly be subject to infringement claims as the number of products and competitors grows and the functionality of products in different industries overlap. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. There is a risk that our operations, platforms and services may infringe or otherwise violate, or be alleged to infringe or otherwise violate, the intellectual property rights of third parties. Other companies may claim in the future that we infringe upon or otherwise violate their intellectual property rights. A claim may also be made relating to technology or intellectual property that we acquire or license from third parties in the future. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:
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require costly litigation to resolve and the payment of substantial damages;

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require and divert significant management time;

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cause us to enter into unfavorable royalty or license agreements;

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require us to discontinue some or all of the features, integrations, capabilities and enhancements available on our Work OS;

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require us to indemnify organizations on our platform or third-party service providers; and/or

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require us to expend additional development resources to redesign our Work OS.

Any one or more of the above could harm our business, results of operations and financial condition.
Our platform utilizes open-source software, and any defects or security vulnerabilities in the open-source software could negatively affect our business.
We use substantial amounts of open source software in our platform and expect to use more open source software in the future. Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use or grant other licenses to our intellectual property. If we were to combine our proprietary source code or software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software to the public. This could allow our competitors to create similar products with less development effort and time.
From time to time, there have been claims challenging both the ownership of open source software against companies that incorporate open source software into their products and whether such incorporation is permissible under various open source licenses. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our platform. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or breach of open source licenses. Litigation could be costly for us to defend, have a negative effect on our results of operations and financial condition, or require us to devote additional research and development resources to change our platform. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license or inappropriately use open source software, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings or certain features, integrations or capabilities thereof if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.
In addition to risks related to license requirements, usage and distribution of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding infringement, misappropriation or other violations, the quality of code, or the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect our business, results of operations, financial condition and future prospects. For instance, open source software is often developed by different groups of programmers outside of our control that collaborate with each other on projects. As a result, open source software may have security vulnerabilities, defects or errors of which we are not aware. Any undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches. Even if we become aware of any security vulnerabilities, defects or errors, it may take a significant amount of time for either us or the programmers who developed the open source software to address such vulnerabilities, defects or errors, which could negatively impact our products and services, including adversely affecting the market’s perception of our products and services, impairing the functionality of our products and services, delaying the launch of new products and services, or resulting in the failure of our products and services, any of which could result in liability to us or our vendors and service providers. Further, our adoption of certain policies with respect to the use of open source software may affect our ability to hire and retain employees, including engineers.
Our failure to obtain or maintain the right to use certain of our intellectual property could negatively affect our business.
Our future success and competitive position depends in part upon our ability to obtain or maintain certain intellectual property used in our platform. While we have patent applications pending, we may be unable to obtain patent protection for the technology covered in our current or future patent applications. In addition, we cannot ensure that any of the patent applications will be approved or that the claims allowed on any issued patents will be sufficiently broad to protect our technology or platform and provide us with competitive advantages. Furthermore, any issued patents may be challenged, invalidated or circumvented by third parties. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to obtain the same degree of protection for our proprietary technology in foreign jurisdictions.
Many patent applications may not be public for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications may not be public for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.
We rely on our trademarks, trade names and brand names to distinguish our Product Solutions from the products of our competitors, and have registered or applied to register many of these. However, occasionally third parties may have already registered identical or similar marks for products or solutions that also address the software market. As we rely in part on brand names and trademark protection to enforce our intellectual property rights, efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks in various countries may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future trademark applications will be approved in a timely manner, or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands.
Risks Relating to Our Ordinary Shares and the Offering
Our share price may be volatile, and you may lose all or part of your investment.
The initial public offering price for the ordinary shares sold in this offering will be determined by negotiation between us and representatives of the underwriters. This price may not reflect the market price of our ordinary shares following this offering and the price of our ordinary shares may decline. In addition, the market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:
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actual or anticipated fluctuations in our results of operations;

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variance in our financial performance from the expectations of market analysts;

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announcements by us or our direct or indirect competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;

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the impact of the COVID-19 pandemic on our management, employees, customers and operating results;

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changes in or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business.

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changes in our retention rates;

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our involvement in litigation or regulatory actions;

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our sale of ordinary shares or other securities in the future;

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market conditions in our industry;

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changes in key personnel;

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the trading volume of our ordinary shares;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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changes in the estimation of the future size and growth rate of our markets; and

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general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.
One of our Co-Founders and Co-Chief Executive Officers will hold one founder share with certain veto rights, thereby limiting your ability to influence certain key matters affecting our business and affairs.
Upon the consummation of this offering, Roy Mann, one of our Co-Founders and Co-Chief Executive Officers and a member of our board of directors, will hold one founder share. Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, such founder share will provide Mr. Mann with certain veto rights over the approval of any (i) merger, consolidation, acquisition, amalgamation, business combination, issuance of equity securities or debt securities convertible into equity securities or other similar transactions we may enter into or consummate, in each case that would reasonably be expected to result in any person becoming, as a result of such transactions, a beneficial owner of 25% or more of our ordinary shares issued and outstanding immediately following the consummation of such transaction, or in the increase in the beneficial ownership of our ordinary shares of any person who immediately prior to the consummation of such transaction holds 25% or more of the then issued and outstanding ordinary shares, (ii) sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets to any person and (iii) change to our strategy, policies and/or business plan in connection with our Equal Impact Initiative, including any change in our short- and long-term funding plan for the monday Foundation.
Consequently, Mr. Mann will be able to control certain key corporate decisions, thus limiting the ability of the holders of our ordinary shares to influence certain key matters affecting our business. Using his founder share, Mr. Mann may be able to veto the adoption of certain key matters. This may prevent or discourage unsolicited acquisition proposals or offers for ordinary shares that you may feel are in your best interest as one of our shareholders. Circumstances may occur in which the interests of Mr. Mann could be in conflict with your interests or the interests of other shareholders. Accordingly, your ability to influence certain key matters affecting our business and affairs through voting your ordinary shares may be limited.
The concentration of our share ownership with insiders may limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring shareholder approval.
Our executive officers, directors, current 5% or greater shareholders and affiliated entities together beneficially owned approximately 90.2% of our total shares outstanding as of March 31, 2021. As a result, these shareholders, acting together, will have control over most matters that require approval by our shareholders, including matters such as the appointment and dismissal of directors, approval of certain related party transactions, including the terms of compensation of our directors and Co-Chief Executive Officers, capital increases, amendments to our amended and restated articles of associations and approval of significant corporate transactions. Corporate action might be taken even if other shareholders oppose them. This concentration of ownership could also delay or prevent a change of control of us that other shareholders may view as beneficial.
There has been no prior public market for our ordinary shares, and an active trading market may not develop.
Prior to this offering, there has been no public market for our ordinary shares. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling ordinary shares and may impair our ability to acquire other companies by using our shares as consideration.
If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.
The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, the price of our ordinary shares could decline. Moreover, the price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
We are eligible to be treated as an emerging growth company, as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors because we may rely on these reduced disclosure requirements.
We are eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. We intend to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.
For as long as we continue to be an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual revenue exceeds $1.07 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time we are a “large accelerated filer” under U.S. securities laws. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance rules of Nasdaq governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance rules of Nasdaq.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we qualify as a foreign private issuer, and therefore, we are exempt from certain periodic disclosures and current reporting requirements under the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and therefore, we will re-evaluate our qualification as a foreign private issuer on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we no longer qualify as a foreign private issuer, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.
After this offering, there will be           ordinary shares outstanding. Sales by us or our shareholders of a substantial number of ordinary shares in the public market following this offering, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all the ordinary shares sold in this offering will be freely transferable, except for any shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.
We, our executive officers and directors, and the holders of substantially all of our outstanding ordinary shares have agreed with the underwriters that, subject to certain exceptions and certain early release provisions, until the earlier of (i) 180 days after the date of this prospectus and (ii) the date immediately prior to the opening of trading on the third full trading day after we have publicly furnished our second earnings release on a Form 6-K (the “Lock-Up Period”), we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who may, in their sole discretion and at any time without notice, release all or any portion of the ordinary shares subject to these lock-up agreements. Following the expiration of the Lock-Up Period, the ordinary shares subject to these lock-up agreements will be available for sale in the public markets subject to the requirements of Rule 144. See “Shares Eligible for Future Sale.”
As of March 31, 2021, we had 7,091,672 ordinary shares that were subject to options outstanding. Of this amount, 4,074,085 were vested and exercisable as of March 31, 2021. All of the outstanding share options are subject to market standoff agreements with us pursuant to the terms of our equity incentive plans and will be available for sale following the expiration of the Lock-Up Period. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering the shares under our equity incentive plans. Subject to the market standoff agreements, shares included in such registration statement will be available for sale in the public market immediately after such filing, subject to vesting provisions, except for shares held by affiliates who will have certain restrictions on their ability to sell.
You will experience immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering.
The initial public offering price of our ordinary shares substantially exceeds the net tangible book value per ordinary share immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will suffer, as of March 31, 2021, immediate dilution of $      per ordinary share or $      per ordinary share if the underwriters exercise in full their option to purchase additional ordinary shares, in pro forma net tangible book value after giving effect to the sale of ordinary shares in this offering at an assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus. If outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. See “Dilution.”
Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of this offering may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.
Provisions of Israeli law and our amended and restated articles of association to be effective upon the closing of this offering could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, which may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:
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the Companies Law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

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the Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

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the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

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our amended and restated articles of association to be effective upon the closing of this offering divide our directors into three classes, each of which is elected once every three years;

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an amendment to our amended and restated articles of association to be effective upon the closing of this offering generally, in addition to the approval of our board of directors, requires a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders, the provisions relating to the election and removal of members of our board of directors and empowering our board of directors to fill vacancies on our board of directors requires, in addition to the approval of our board of directors, a vote of the holders of 65% of our outstanding ordinary shares entitled to vote at a general meeting;

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our amended and restated articles of association to be effective upon the closing of this offering restrict us, subject to certain exceptions, from engaging in certain business combination transactions, with any shareholder who holds 20% or more of our voting power. The transactions subject to such restrictions include mergers, consolidations and dispositions of our assets with a market value of 10% or more of our assets or outstanding shares. Subject to certain exceptions, such restrictions will apply for a period of three years following (i) the closing of the offering for any of our shareholders holding 20% or more of our voting power immediately prior to the offering and (ii) each time a shareholder became the holder of 20% or more of our voting power;
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our amended and restated articles of association to be effective upon the closing of this offering do not permit a director to be removed except by a vote of the holders of at least 65% of our outstanding shares entitled to vote at a general meeting of shareholders;

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our amended and restated articles of association to be effective upon the closing of this offering provide that director vacancies may be filled by our board of directors; and

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Roy Mann, one of our Co-Founders and Co-Executive Officers and a member of our board of directors, will hold one founder share, which founder share will provide Mr. Mann with certain veto rights over the approval of certain corporate transactions. See “— Risks Relating to Our Ordinary Shares and the Offering — One of our Co-Founders and Co-Chief Executive Officers will hold one founder share with certain veto rights, thereby limiting your ability to influence key matters affecting our business and affairs” and “Description of Share Capital and Articles of Association — Special Voting and Consent Rights — Founder Share Voting Rights.”

Further, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to a certain share swap transaction, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.
We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.
We do not expect to pay any dividends in the foreseeable future.
We have never declared or paid any dividends on our ordinary shares, and we do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Consequently, investors who purchase ordinary shares in this offering may be unable to realize a gain on their investment except by selling such shares after price appreciation, which may never occur.
Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital and Articles of Association — Dividend and Liquidation Rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See “Taxation and Government Programs” for additional information.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform, the Consumer Protection Act, the listing requirements of and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and make it more difficult for us to attract and retain qualified members of our board of directors.
We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We have not yet determined whether our existing internal controls over financial reporting are in compliance with Section 404 of the Sarbanes-Oxley Act.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act (“Section 404”) and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we will be required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. We currently have limited accounting personnel and we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses once we are a public company, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Key members of our management team have limited experience managing a public company.
Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
Our amended and restated articles of association to be effective upon the closing of this offering will provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act.
Our amended and restated articles of association to be effective upon the closing this offering will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.
There can be no assurance that we will not be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to United States Holders of our ordinary shares.
We would be classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For these purposes, cash and other assets readily convertible into cash or that do or could generate passive income are categorized as passive assets, and the value of company’s goodwill and other unrecorded intangible assets is generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the stock. Based on our anticipated market capitalization and the composition of our income, assets and operations, we believe that we were not a PFIC for 2020 and do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our ordinary shares at this initial offering and the future price, which could fluctuate significantly. In addition, it is possible that the Internal Revenue Service may take a contrary position with respect to our determination in any particular year, and therefore, there can be no assurance that we will not be classified as a PFIC for 2020, in the current taxable year or in the future. Certain adverse U.S. federal income tax consequences could apply to a United States Holder (as defined in “Taxation and Government Programs — U.S. Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such United States Holder holds our ordinary shares. United States Holders should consult their tax advisors about the potential application of the PFIC rules to their investment in our ordinary shares. For further discussion, see “Taxation and Government Programs — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”
If a United States person is treated as owning 10% or more of our ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “United States shareholder” with respect to each controlled foreign corporation (“CFC”) in our group (if any). Because our group includes a U.S. subsidiary, certain of our non-U.S. subsidiaries will be treated as CFCs (regardless of whether or not we are treated as a CFC). A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by CFCs, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as CFC or whether any investor is treated as a United States shareholder with respect to any such CFC or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and tax paying obligations with respect to foreign-controlled CFCs. A U.S. investor should consult its advisors regarding the potential application of these rules to an investment in our ordinary shares.
Risks Relating to Our Incorporation and Location in Israel
Conditions in Israel could materially and adversely affect our business.
Many of our employees, including certain management members, operate from our offices that are located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.
Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.
Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.
It may be difficult to enforce a U.S. judgment against us and our officers and directors named in this prospectus, or to assert U.S. securities laws claims in Israel or serve process on our non-U.S. officers and directors.
Not all of our directors or officers are residents of the United States, and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Additionally, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.
Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities.”
Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.
We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our amended and restated articles of association to be effective upon the closing of this offering and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his, her or its rights and fulfilling his, her or its obligations toward the Company and other shareholders and to refrain from abusing his or her power in the Company, including, among other things, in voting at the general meeting of shareholders, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company has a duty of fairness toward the

Company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration but rather uses the criteria specified in the Patent Law. Although we enter into assignment-of-invention agreements with our employees pursuant to which such individuals waive their right to remuneration for service inventions, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.
The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.
We believe that as of December 31, 2019 and 2020 we have been eligible for certain tax benefits provided to a “Preferred Technological Enterprise” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law, including, inter alia, a reduced corporate tax rate on Israeli preferred technology taxable income, as defined in the Investment Law and its regulations. In order to remain eligible for the tax benefits for a “Preferred Technological Enterprise” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income from the Preferred Technological Enterprise would be subject to regular Israeli corporate tax rates (currently 23%). Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Taxation and Government Programs — Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959.”
Our amended and restated articles of association to be effective upon the closing this offering will provide that unless the Company consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between the Company and its shareholders under the Companies Law and the Israeli Securities Law.
The competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”). This exclusive forum provisions is intended to apply to claims arising under Israeli Law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in our amended and restated articles of association will not relieve the Company of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors or other employees which may discourage lawsuits against the Company, its directors, officers and employees.
Risks Related to our Equal Impact Initiative and the monday Foundation
The novelty of our Equal Impact Initiative makes its efficacy unpredictable and makes us susceptible to unintended consequences.
Our Equal Impact Initiative is predicated on us using our platform and resources to facilitate a robust digital transformation in the nonprofit sector. Pursuant to this initiative, we intend to offer up to $1 worth of free or substantially discounted monday.com subscriptions to nonprofit organizations, including product support, for every $1 of revenue we generate. We also intend to provide every employee with the opportunity to take time off to volunteer 1% of their paid work time to any approved charitable or community initiative.
In order to facilitate the activities described above, we established the monday Foundation. Following the closing of this offering, we intend to issue the monday Foundation a warrant to purchase         ordinary shares, with an exercise price of $0.01 per ordinary share. Commencing two or more years following the closing of this offering, and for a period of approximately ten years, we intend to issue additional ordinary shares or warrants exercisable for ordinary shares to the monday Foundation in order to continue to fund its charitable initiatives to promote the Equal Impact Initiative. As of the date of this prospectus, we have not determined the amount of ordinary shares and/or warrants exercisable for ordinary shares that will be issued to the monday Foundation, as such decision will largely depend on the funding requirements and performance of the monday Foundation on an ongoing basis. However, we have determined that we will limit any equity contribution to the monday Foundation to no more than 1% of our outstanding ordinary shares on an annual basis, measured as of the end of each fiscal year, with any unissued amount up to a maximum of 1% in the aggregate measured as of the end of the prior fiscal year carried over to subsequent fiscal years. See “Use of Proceeds” and “Business  —  The monday.com Equal Impact Initiative.”
We designed the monday Foundation in a such a way as to restrict our ability to control its affairs in order to minimize our risk of negative tax or accounting consequences. However, despite our best efforts to remain independent from the monday Foundation, our auditors or regulators could, nevertheless, determine that we exercise control over it. If we were deemed to exercise control over the monday Foundation, we could be required to consolidate its financial statements with our own, which could have a material impact on our operations. Additionally, we could experience other negative consequences as a result of such a determination of control over the monday Foundation, including heightened litigation risks, additional accounting complexities, higher insurance premiums and increased regulatory oversight, particularly from U.S. and international tax authorities.
We designed our Equal Impact Initiative with the intention of increasing our positive social impact, and not to maximize shareholder value or to further our business model. Our Equal Impact Initiative may not operate as intended over time or on a larger scale, and we may suffer unintended consequences as a result of perceived problems with the monday Foundation. For example:
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Our commitment to charitable donations through the monday Foundation may not align our interests with those of our customers and shareholders. Moreover, our commitment to charitable donations may not resonate with new or existing customers and shareholders, and may fail to attract new customers and shareholders to the Company.

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The amount of equity contributed to the monday Foundation over time may be viewed as excessively dilutive to new and existing shareholders.

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We have no control over how the monday Foundation will deploy the capital that we donate to it over time. As such, the monday Foundation may deploy funds in a way that fails to align with our corporate values and culture.

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If the majority of the members of the monday Foundation’s board of directors do not remain independent from the Company or if in the future we try to exert control over the monday Foundation, tax authorities may view the monday Foundation as an extension of the Company and require us to treat the monday Foundation as a consolidated subsidiary of the Company for financial and tax reporting purposes.

The failure of our Equal Impact Initiative to function as intended could materially and adversely impact our reputation, business, results of operations and financial condition.
In connection with our Equal Impact Initiative, we intend to fund the monday Foundation by issuing it a warrant to purchase          ordinary shares following the closing of this offering. Moreover, we intend to continue to fund the monday Foundation by issuing it additional equity and equity-linked securities over time following the closing of this offering, which will result in dilution to our existing shareholders.
The monday Foundation will be charged with helping us carry out our Equal Impact Initiative, which is guided by our ambitious social responsibility mission. Due to the intended scale and the desired impact of our Equal Impact Initiative, the monday Foundation will require additional capital to fund its operations and meet the Equal Impact Initiative’s desired goals. We anticipate that part of this financing will be in the form of issuances of our equity and equity-linked securities, including ordinary shares and warrants exercisable for ordinary shares.
Following the closing of this offering, we intend to fund the monday Foundation by issuing it a warrant to purchase      ordinary shares, with an exercise price of $0.01 per ordinary share. Commencing two or more years following the closing of this offering, and for a period of approximately ten years, we intend to issue additional ordinary shares or warrants exercisable for ordinary shares to the monday Foundation in order to continue to fund its charitable initiatives to promote the Equal Impact Initiative, in an amount not to exceed 1% of our outstanding ordinary shares on an annual basis, measured as of the end of each fiscal year, with any unissued amount up to such 1% carried over to subsequent fiscal years. As of the date of this prospectus, we have not determined the amount of ordinary shares and/or warrants exercisable for ordinary shares that will be issued to the monday Foundation, as such decision will largely depend on the funding requirements and performance of the monday Foundation on an ongoing basis. The issuance of equity and equity-linked securities to the monday Foundation, including ordinary shares and warrants exercisable for ordinary shares, will result in substantial dilution to our current shareholders’ ownership and may be limited by the number of shares we have authorized and available for issuance.
General Risk Factors
Adverse or weakened general economic and market conditions may reduce spending on sales and marketing technology and information, which could harm our revenue, results of operations and cash flows.
Our revenue, results of operations and cash flows depend on the overall demand for and use of our Work OS. Concerns about the systemic impact of a recession (in Israel, the United States or globally), energy costs, geopolitical issues, or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad, which in turn could affect the rate of IT spending and could adversely affect our customers’ ability or willingness to purchase our services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect attrition rates, all of which could adversely affect our future sales and operating results. Some of our customers may view a subscription to our Work OS as a discretionary purchase, and our paying users may reduce their discretionary spending on our platform during an economic downturn. In particular, spending patterns of smaller businesses are difficult to predict and are sensitive to the general economic climate, the economic outlook specific to smaller businesses, the then-current level of profitability experienced by smaller businesses and overall consumer confidence. In addition, weak economic conditions can result in customers seeking to utilize free or lower-cost information that is available from alternative sources. Prolonged economic slowdowns may result in requests to renegotiate existing contracts on less advantageous terms to us than those currently in place, payment defaults on existing contracts or non-renewal at the end of a contract term.
During weak economic times, there is an increased risk that one or more of our paying customers will file for bankruptcy protection, which may harm our revenue and results of operations. We also face risk from international paying customers that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any creditor claim outweighs the recovery potential of such claim. As a result, weak economic times could harm our business, results of operations, cash flows and financial condition.
We may be subject to liability claims if we breach our contracts, and our insurance may be inadequate to cover our losses.
We are subject to numerous obligations in our contracts with organizations and our partners. Despite the procedures, systems and internal controls we have implemented to comply with our contracts, we may breach these commitments, whether through a weakness in these procedures, systems and internal controls, negligence or the willful act of an employee or contractor. Our insurance policies, including our errors and omissions insurance, may be inadequate to compensate us for the potentially significant losses that may result from claims arising from breaches of our contracts, disruptions in our services, failures or disruptions to our infrastructure, catastrophic events, and disasters or otherwise. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all.
Our business and financial results may be affected by various litigation and regulatory proceedings.
In the ordinary course of business, we may be involved in and subject to litigation for a variety of claims or disputes and receive regulatory inquiries These claims, lawsuits and proceedings have included, and could in the future include, labor and employment, wage and hour, commercial, antitrust, alleged securities law violations or other investor claims, and/or other matters. The number and significance of these potential claims and disputes may increase as our business expands. Further, our general liability insurance may not cover all potential claims made against us or be sufficient to indemnify us for all liability that may be imposed. Any claim against us, regardless of its merit, could be costly, divert management’s attention and operational resources, and harm our reputation. As litigation is inherently unpredictable, we cannot assure you that any potential claims or disputes will not have a material adverse effect on our business, results of operations and financial condition.
We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 5737-1977, the Israeli Prohibition on Money Laundering Law, 5760-2000, and other anti-corruption, anti-bribery laws and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and generally prohibit companies and their employees and agents from directly or indirectly promising, authorizing, making, offering, soliciting or receiving improper payments of anything of value to or from government officials or others in the private sector. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecutions, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage and other consequences. Any investigations, actions or sanctions could harm our business, results of operations and financial condition.
In addition, we use third parties to sell access to our Work OS and conduct business on our behalf abroad. We or such current and future third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and, in certain circumstances, we could be held liable for the corrupt or other illegal activities of our third-party intermediaries even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program and have controls in place with respect to our third-party relationships, but we cannot guarantee that all of our employees and agents will comply with our policies and applicable law, for which we may be ultimately held responsible.
We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Some of our business activities may be subject to various restrictions under U.S., Israeli and E.U. export controls and trade and economic sanctions laws, including, among others, the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S., Israeli and E.U. export control laws and U.S., Israeli and E.U. economic sanctions laws may prohibit or restrict the sale or supply of certain products, including encryption items and technology, and services to certain governments, persons, and entities and countries and territories, including those that are the target of comprehensive sanctions. In addition, various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit the ability of our customers to implement our platform in those countries. Although we take precautions to prevent our platform from being provided and accessed in sanctioned countries in violation of such laws and regulations, we cannot guarantee that such precautions will be fully effective. Our platform has in the past, and could in the future, be provided and accessed in sanctioned countries inadvertently in violation of such laws despite the precautions we take. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties, government investigation, loss of export privileges or reputational harm. Further, obtaining the necessary authorizations, including any required licenses, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. Although we take precautions to prevent transactions with sanction targets, such as IP address blocking functionality, screenings of our users against government lists of restricted and prohibited persons, training our employees and the development of a global Trade Controls policy, we cannot guarantee that such precautions are or will be fully effective and we could inadvertently provide access to our platform to persons prohibited by U.S., Israeli and E.U. sanctions, which could result in negative consequences to us, including government investigations, penalties and harm to our reputation.
In addition, changes in our Work OS, or future changes in export and import regulations, may prevent our users with international operations from using our Work OS globally or, in some cases, prevent the export or import of our Work OS to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our Work OS by, or in our decreased ability to export or sell subscriptions to our Work OS to, existing or potential users with international operations. Any decreased use of our Work OS or limitation on our ability to export or sell our Work OS could adversely affect our business, results of operations and financial condition.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls around our key accounting processes and our quarterly close process, we have implemented a number of new systems to supplement our core enterprise resource planning system as part of our control environment, and we have hired additional accounting and finance personnel to help us implement these processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of annual management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our ordinary shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, and a foreign-private issuer in particular, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 20-F.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations and financial condition and could cause a decline in the price of our ordinary shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains estimates and forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our ability to predict our revenue and evaluate our business and future prospects;

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our ability to manage our growth effectively;

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our ability to achieve and maintain profitability;

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interruptions or performance problems associated with the technology or infrastructure underlying our platform;

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our ability to attract customers, grow our retention rates, expand usage within organizations and sell subscription plans;

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our ability to offer high-quality customer support;

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our ability to effectively develop and expand our direct sales capabilities;

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our ability to enhance our reputation and market awareness of our Work OS;

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actions by governments to restrict access to our platform in their countries;

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our ability to identify and integrate future acquisitions, strategic investments, partnerships or alliances;

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our ability to attract and retain highly skilled employees;

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our ability to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies;

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the market and software categories in which we participate;

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our ability to ensure that our Work OS interoperates with a variety of software applications that are developed by third parties;

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the success of our strategic relationships with third parties;

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privacy, data and cybersecurity; and

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other statements described in this prospectus under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to the factors set forth under “Risk Factors.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.
These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
The estimates and forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as required by applicable law, we undertake no obligation to publicly update or revise any estimates or forward-looking statements whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA
This prospectus contains estimates, projections and other information concerning our industry and our business, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same source, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market and other data are subject to the same qualifications and additional uncertainties regarding the other forward looking statements in this prospectus. See “Special Note Regarding Forward-Looking Statements.”
Among others, we refer to estimates compiled by the following industry sources:
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International Data Corporation, Worldwide Project and Portfolio Management Software Forecast Update, 2020-2024: Need for PPM Agility Drives Growth, December 2020;

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International Data Corporation, Worldwide Collaborative Applications Forecast, 2020-2024: Connectedness Driven by COVID-19, July 2020;

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International Data Corporation, Worldwide Sales Force Productivity and Management Software Forecast, 2020-2024: Flattening the Growth Curve by $9.1 Billion, June 2020;

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International Data Corporation, Worldwide Software Change, Configuration, and Process Management Forecast Update, 2020-2024: Adaptive Software Demand Drives SCCPM Forecast Growth, December 2020; and

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International Data Corporation, Worldwide Marketing Campaign Management Software Forecast, 2020-2024: Flattening the Growth Curve by $6.6 Billion, June 2020.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $       million (or approximately $      million if the underwriters exercise in full their option to purchase additional ordinary shares), assuming an initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus.
A $1.00 increase (decrease) in the assumed initial public offering price of $       per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. Each increase (decrease) of 1,000,000 shares in the number of ordinary shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming an initial public offering price of $          per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. Expenses of this offering will be paid by us.
The principal purposes of this offering are to obtain additional working capital, to create a public market for our ordinary shares and to facilitate our future access to the public equity markets. We intend to use substantially all of net proceeds from this offering for general corporate purposes, including advertising and marketing, technology development, working capital, operating expenses and capital expenditures. We may also use a portion of the proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time.
We intend to make a one-time donation of 1% of the proceeds from this offering to the monday Foundation. As of the date of this prospectus, the monday Foundation has not determined how it will deploy the donated funds following this offering.
We will have broad discretion in the way that we use the net proceeds from this offering. Our use of the net proceeds from this offering will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.”

DIVIDEND POLICY
We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital and Articles of Association — Dividend and Liquidation Rights” for additional information.
Payment of dividends may be subject to Israeli withholding taxes. See “Taxation and Government Programs — Israeli Tax Considerations” for additional information.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2021, as follows:
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on an actual basis;

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on a pro forma basis, giving effect to (i) the adoption of our amended and restated articles of association immediately prior to the closing of this offering and (ii) the Preferred Shares Conversion, as if the Preferred Shares Conversion had occurred on March 31, 2021; and

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on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, (ii) the issuance and sale of           ordinary shares in this offering at the assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, and (iii) the intention to donate 1% of the proceeds from this offering to the monday Foundation.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.
	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share amounts)
Cash and cash equivalents	$124,281	$124,281	$
Preferred shares, no par value: 27,056,939 shares authorized; 26,440,239 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	233,496	—
Shareholders’ equity (deficit):
Ordinary shares, no par value: 52,943,061 shares authorized, 12,451,895 shares issued and outstanding, actual; 80,000,000 shares authorized, pro forma and pro forma as adjusted; 38,892,134 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	114,176	347,672
Accumulated deficit	(355,318)	(355,318)
Total shareholders’ (deficit) equity	(241,142)	(7,646)
Total capitalization	$(7,646)	$(7,646)	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ (deficit) equity and total capitalization by approximately $      million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. An increase (decrease) of 1,000,000 shares in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ (deficit) equity and total capitalization by approximately $      million, assuming an initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

DILUTION
If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share and the net tangible book value per ordinary share after this offering. Our net tangible book value as of March 31, 2021 was $       per ordinary share. Historical net tangible book value per ordinary share as of any date represents the amount of our total tangible assets less our total liabilities, divided by the total number of ordinary shares outstanding as of such date.
Our pro forma net tangible book value as of March 31, 2021 was $      million, or $       per ordinary share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the Preferred Shares Conversion. Pro forma net tangible book value per ordinary share as of any date represents pro forma net tangible book value divided by the total number of ordinary shares outstanding as of such date, after giving effect to the pro forma adjustments described above.
After giving effect to the sale of        ordinary shares in this offering at an assumed initial public offering price of $       per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $      million, or $      per ordinary share. This amount represents an immediate increase in net tangible book value of $       per ordinary share to our existing shareholders and an immediate dilution of $       per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per ordinary share after this offering from the amount of cash that a new investor paid for an ordinary share.
The following table illustrates this dilution:
Assumed initial public offering price per ordinary share		$
Historical net tangible book value per ordinary share as of March 31, 2021	$
Increase per ordinary share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of March 31, 2021
Increase in pro forma net tangible book value per ordinary share attributable to this offering
Pro forma as adjusted net tangible book value per ordinary share after this offering
Dilution per ordinary share to new investors in this offering		$
A $1.00 increase (decrease) in the assumed initial public offering price of $       per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per ordinary share by $      , and increase (decrease) dilution to new investors by $       per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.
If the underwriters exercise in full their option to purchase additional ordinary shares in this offering, the pro forma as adjusted net tangible book value after the offering would be $       per ordinary share, the increase in net tangible book value to existing shareholders would be $       per ordinary share and the dilution to new investors would be $       per ordinary share, assuming an initial public offering price of $       per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.
The pro forma as adjusted dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, on the pro forma as adjusted basis described above as of March 31, 2021, the differences between the number of ordinary shares purchased from us, the total consideration paid to us in cash and the average price per ordinary share paid, in each case by existing shareholders, on the one hand, and new investors in this offering, on the other hand. The calculation below is based on an assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.
	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors
Total		100%		100%
To the extent any of our outstanding options is exercised, there will be further dilution to new investors.
If the underwriters exercise their option to purchase additional ordinary shares in full:
•
the percentage of ordinary shares held by existing shareholders will decrease to approximately     % of the total number of our ordinary shares outstanding after this offering; and

•
the number of ordinary shares held by new investors will increase to       , or approximately     % of the total number of our ordinary shares outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion together with “Selected Consolidated Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Overview
monday.com democratizes the power of software so organizations can easily build software applications and work management tools that fit their needs. We call our platform ‘Work OS’, and we believe we are pioneering a new category of software that will change the way people work and businesses operate.
Our platform consists of modular building blocks that are simple enough for anyone to use, yet powerful enough to drive the core functionality within any organization. Our platform also integrates with other systems and applications, creating a new connective layer for organizations that links departments and bridges information silos.
By using our platform, our customers can simplify and accelerate their digital transformation, enhance organizational agility, create a unifying workspace across departments, and increase operational efficiency and productivity.
We believe software should empower businesses, not limit them. However, organizations are often forced to use rigid, function-specific software and disconnected tools that prevent them from operating productively and effortlessly. These constraints lead organizations to use multiple tools to fit their needs, resulting in inefficient workflows, data and employee silos, broken communication channels and insufficient institutional knowledge. As a result, organizations manage and evaluate their operations with an incomplete view of their businesses, limiting their ability to grow and move efficiently.
Our Work OS turns this paradigm upside down. It allows organizations to create software applications and work management tools that suit their needs across virtually any use case. By connecting them to other systems and applications, we then eliminate corporate silos and facilitate cross-functional workflows. With our platform, organizations have a holistic view of their businesses and are able to work with more agility, become more productive and increase operational efficiency.
As of March 31, 2021, we served 127,974 customers across over 200 industries in more than 190 countries. Our customers use our platform for thousands of use cases, and our platform is currently available in 13 languages.
Key Milestones that Transformed Our Business
Since the launch of our product in 2014, we have positioned our Work OS for growth with the following key milestones:

Apps marketplace
$161M
Dashboards
Localization
13 Languages
Automations
Integrations
$78M
Sales & Partners group founded
Views
$32M
Columns
Board Templates
$11M
Product launch
BigBrain- Our BI system
Mobile app
Annual Revenue
2014
2015
2016
2017
2018
2019
2020

Our net loss was $17.4M , $43.1M , $91.6M , and $152.2M in the years ending 2017, 2018, 2019 and 2020, respectively

We have built our company in a way that allows us to quickly and reliably innovate and expand our offerings. For example, using insights gained from our business intelligence analytics tool, we were able to successfully build and deploy our CRM system within a month, reflecting the power and flexibility underlying our platform.
Our Go-to-Market Strategy
When we first started monday.com, we had a single go-to-market growth engine, which consisted of our self-serve funnel and customer experience function. As our platform’s functionality broadened to address new audiences, we also evolved our go-to-market strategy and established our sales and partners teams.
We employ an efficient go-to-market model, combining our extensive self-serve funnel with a direct sales approach, which consists primarily of our sales team, focused on small, mid-sized and enterprise customers, our customer success and partners teams, as well as our apps marketplace.
End-to-End Product Solutions
Historically, we have focused our go-to-market strategy horizontally, enabling the seamless adoption and rapid expansion of our platform. We recently augmented our strategy with our Product Solution go-to-market approach.
We customize the user experience across the customer lifecycle, from initial discovery through marketing campaigns to onboarding with pre-designed templates and workflows, leading to end-to-end Product Solutions. We believe that as we deepen our Product Solutions, we will be able to be more targeted in our sales and marketing efforts and help our customers expand the number of use cases on the platform.
Expanding Within our Existing Customer Base and Moving Upmarket
Our focus on seamless adoption of our platform starts with ensuring that any customer can easily and independently adopt our platform. This is accomplished through a self-serve funnel where any user can sign up and immediately gain value, regardless of their technical skills. Once customers adopt the platform and realize its value, their usage often grows organically, expanding across use cases and departments. As this expansion takes place virally, it is also accelerated through our sales-assisted motions and our partners network. Our customer success teams engage with our customers in an effort to help them grow and achieve their business objectives through our platform. This has created a successful growth cycle: the more value customers gain from our platform, the more new users and use cases are added by such customers, which in turn adds even more value to our customers. As a result, as of April 30, 2021, 96% of our enterprise customers use monday.com for at least two Product Solutions and 63% of our enterprise customers use monday.com for at least three Product Solutions.
In mid-2018, as we experienced rapid growth and demand for our platform through our self-serve funnel, we began investing in building out and scaling our sales, customer success and partners teams. We are still in the early stages of building out and scaling these teams, but we believe there is a significant expansion opportunity within our customer base to continue to grow our platform. In order to realize this opportunity, we have more than doubled our sales and customer success teams from 154 employees at the end of 2019 to 365 employees as of March 31, 2021.
We have already grown the number of enterprise customers on our platform by 247%, from 76 customers as of December 31, 2019 to 264 customers as of December 31, 2020, and by 219%, from 105 customers as of March 31, 2020 to 335 customers as of March 31, 2021. The ARR from such enterprise customers grew by 297% during the year ended December 31, 2020 compared to 2019 and by 261% in the three months ended March 31, 2021 compared to the same period in 2020, outpacing our overall ARR growth.
Our Apps Marketplace and Community of Partners
In order to keep pace with the accelerating demand for our platform, we further evolved our go-to-market engines in 2019 and 2020 by extending our platform to external developers through the launch of an innovative apps marketplace. Our apps marketplace is a distinct framework on our platform where developers can design and build software to expand the possibilities of monday.com, allowing customers to create highly customizable solutions to fit their needs. As a result, we have a growing community of partners across different channels, ecosystems and independent software vendors that add and expand their businesses by leveraging our apps marketplace.
Using our apps marketplace, developers and app builders can distribute their building blocks and solutions further promoting the utility and breadth of our platform. Accordingly, we have been successful in expanding our go-to-market strategy through the roll-out of our apps marketplace and we expect to continue to attract and convert customers through this framework.
Our Business Model
We generate revenue from the sale of monthly and annual subscriptions to our platform. We strive to provide each potential customer with a plan that suits their needs and supports their business objectives.
We offer four different subscription plans: Basic, Standard, Pro and Enterprise. Additionally, we recently started to offer a Free plan with limited features that focuses on small teams and is currently limited to a maximum of two users. The pricing of each of our paid plans is based on the number of users subscribed. When potential customers first engage with our platform, we offer them a free 14-day trial period of our Pro plan so they can experience the full functionality and benefits of our premium tier offering. Once customers realize the value of our platform, they often expand their plans by adding more users. Customers also often extend their contract terms from monthly to annual subscriptions, and a substantial majority of our revenue is derived from annual plans.
We bill our customers in advance and recognize revenue ratably over the term of the contract subscription period beginning on the date access to our platform is granted.

The chart below provides an overview of our paid subscription plans:

Basic

For teams just getting started with managing all their work in one place

Basic Includes:

- Unlimited boards
- 200+ templates
- Over 20 column types
- Unlimited free viewers
- IOS and Android apps
- Create a dashboard based on 1 board

Standard

For teams that want to integrate other tools, automate manual work, and invite external guests

Basic, plus:

- Timeline & Gantt views
- Calendar view
- Guest access
- Automations (250 actions per month)
- Integrations (250 actions per month)
- Create a dashboard that combines up to 5 boards

Pro

For teams that need to manage more complex workflows, with permission controls

All Standard, plus:

- Private boards
- Charts view
- Time tracking
- Formula column
- Automations (25k actions per month)
- Integrations (25k actions per month)
- Create a dashboard that combines up to 10 boards

Enterprise

For large organizations seeking enterprise-grade project and workflow management

All Pro, plus:

- Enterprise-scale Automations & Integrations
- Enterprise-grade security & governance
- Advanced reporting & analytics
- Multi-level permissions
- Tailored onboarding
- Premium support
- Create a dashboard that combines up to 50 boards

Our Global Customer Base
We have a large customer base that consisted of 113,888 and 127,974 customers as of December 31, 2020 and March 31, 2021, respectively, representing an increase of 31% and 34% from 87,109 and 95,254 customers as of December 31, 2019 and March 31, 2020, respectively. We believe there is a substantial opportunity to continue to grow our customer base. Our customers range from teams of two users to organizations of 7,000 users, which use the platform for thousands of use cases and across more than 200 industries. Additionally, our customers represent approximately 38% of the Fortune 500 companies.
We are a global business with customers in more than 190 countries. Since inception, we have had a strong international presence. Our platform is currently available in 13 different languages, including English, Spanish, French, German, Japanese, Portuguese (Brazil), Russian, Dutch, Italian, Korean, Swedish, Traditional Chinese and Turkish.
For the year ended December 31, 2020 and the three months ended March 31, 2021, approximately 52% of our revenue was generated from customers outside of the United States. We are highly diversified, with no single customer accounting for more than 1% of our revenue and our top 100 customers accounting for less than 10% of our revenue, in each case for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021.
We define “customer” to mean a unique web domain-based account that is on a paid subscription plan, which could include an organization, educational or government institution, or distinct business unit of an organization.
Customers with More than 10 Users
We distinguish customers with more than 10 users from our broader customer base. They are the core focus of our sales and marketing efforts and the ARR growth rate of our customers with more than 10 users, which include enterprise and non-enterprise customers, has outpaced the rest of the business in each of our previous fiscal years, and our expectation is that such customers will continue to grow in the future. As of December 31, 2019 and 2020 and March 31, 2021, our customers with more than 10 users accounted for 53%, 63% and 65% of ARR, respectively. The Net Dollar Retention Rate of these customers for the same periods was 116%, 119% and 121%, respectively.
Enterprise Customers
Our ability to successfully move upmarket is demonstrated by the consistent growth in the number of our enterprise customers. We have grown the number of enterprise customers on our platform, which we define as customers with more than $50,000 in ARR, by 247% from 2019 to 2020 and by 219% from March 31, 2020 to March 31, 2021. The ARR from such enterprise customers grew by 297% from 2019 to 2020 and by 261% in the three months ended March 31, 2021 compared to the same period in 2020, outpacing our overall ARR growth as a company.
Our Growth and Operational Efficiency
We have experienced rapid growth since we launched our product in 2014. Our revenue was $78.1 million and $161.1 million for the years ended December 31, 2019 and 2020, respectively, representing an increase of 143% and 106% in the years ended December 31, 2019 and 2020, respectively, and was $31.9 million and $59.0 million in the three months ended March 31, 2020 and 2021, respectively, representing a period-over-period growth of 85%. Additionally, we had a net loss of $91.6 million, $152.2 million, $19.9 million and $39.0 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively.
We have built our platform efficiently, having raised approximately $234.0 million of external capital, with $134.3 million in cash and cash equivalents and short-term deposits on our consolidated balance sheet as of March 31, 2021. In addition, we have an $80.0 million revolving credit facility (the “Revolving Credit Facility”), of which approximately $21.0 million was drawn as of March 31, 2021. From inception through March 31, 2021, we have used approximately $121 million of capital to finance our operations, generating more than $2 of ARR for every $1 of capital used in such time. We define capital used to finance our operations as the amount of proceeds generated from our financing rounds from inception through March 31, 2021, less cash and cash equivalents and short-term bank deposits as of March 31, 2021, plus borrowings under the Revolving Credit Facility as of March 31, 2021.
Key Factors Affecting Our Business
The growth and future success of our business depends on many factors, including those described below.
Adoption of Our Work OS
Our growth is dependent on the widespread adoption of our Work OS by organizations globally in lieu of, or in addition to, legacy systems. As we scale and continue to invest in the capabilities of our platform, we expect a growing number of organizations to adopt our Work OS and experience the benefits of monday.com, expanding the potential market for our platform.
Acquiring New Customers
The success of our business and our growth prospects are largely dependent on our ability to continue to acquire new customers. This, in turn, relies on our ability to reach teams and organizations through our marketing and sales efforts. To this end, we are making significant investments in our sales and marketing efforts to expand our reach and differentiate our platform from competitive products and services. We had approximately 87,109, 113,888 and 127,974 customers as of December 31, 2019 and 2020 and March 31, 2021, respectively. We see a significant opportunity to continue to add customers as we further develop our sales and marketing efforts and scale our platform.

While we continue to leverage our widespread self-serve funnel, we also intend to increase our marketing spend to support our sales team’s effectiveness by providing targeted leads. Recently, we have leveraged multiple selling points within organizations to acquire new customers. While we expect our sales and marketing expenses to increase on an absolute basis, we also expect sales and marketing expenses to decrease as a percentage of revenue as we become more efficient at targeting and converting potential customers.
Expanding Usage Among Existing Customers
We believe our ability to expand usage among existing customers and move upmarket is a critical component of our go-to-market strategy, which is central to our growth and future success. We regularly seek to grow existing accounts by adding more users across additional departments in the organization. Moreover, we believe that there is a large opportunity for growth among many of our existing customers. Over time, many of our existing customers have increased their number of users as they have expanded their use of our platform across their operations. Some of our biggest enterprise customers started with a small team of five users, before expanding the usage throughout their organization.
Our ability to expand usage among existing customers will largely depend on the ability of our sales and customer success teams to demonstrate the value of our platform to customers and offer solutions that satisfy our customers’ evolving needs. We have made significant investments in our sales and customer success teams over time due to the importance of educating potential customers about the benefits of using monday.com and in order to address our market opportunity. We expect to continue to invest significant resources in building and improving our sales and customer success teams. Any investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, so it may be difficult for us to determine if we are efficiently allocating our resources in those areas.
As our platform grows and we continue to invest in improving the ability of our sales and customer success teams to provide more value and introduce new opportunities within an organization, we expect customers to continue to add additional users and expand to new use cases, which we expect will further accelerate our growth.
We measure our success in expanding usage among existing customers by analyzing the number of customers with more than $50,000 ARR on our platform, which we refer to as our enterprise customers. We view enterprise customers as critical to our growth. As of December 31, 2019 and 2020 and March 31, 2020 and 2021, we had 76, 264, 105 and 335 enterprise customers, respectively, representing a year-over-year increase of 247% and 219%, respectively. The ARR from such enterprise customers grew by 297% during the year ended December 31, 2020 compared to 2019 and by 261% in the three months ended March 31, 2021 compared to the same period in 2020.
Moreover, as of December 31, 2019 and 2020 and as of March 31, 2021, our customers with more than 10 users, which includes both our enterprise and non-enterprise customers, represented 53%, 63% and 65% of ARR, respectively. We believe these measures represent the improvements we have made to our platform to increase the value we deliver to our customers over time.
A key measure of our ability to successfully expand and grow revenue within our existing customer base is our net dollar retention rate (“Net Dollar Retention Rate”). Our Net Dollar Retention Rate for customers with more than 10 users was 116%, 119% and 121% for the three months ended December 31, 2019 and 2020 and March 31, 2021, respectively. Customers with more than 10 users are the core focus of our sales and marketing efforts; therefore, their Net Dollar Retention is a key metric we measure. We expect the percentage of ARR attributable to customers with more than 10 users and the Net Dollar Retention Rate for these customers to continue to increase. Additionally, our Net Dollar Retention rate for all of our customers was 100%, 105% and 107% for the three months ended December 31, 2019 and 2020 and March 31, 2021, respectively. We calculate Net Dollar Retention Rate as of a period end by starting with the ARR from customers as of the 12 months prior to such period end (“Prior Period ARR”). We then calculate the ARR from these customers as of the current period end (“Current Period ARR”). The calculation of Current Period ARR includes any upsells, contraction and attrition. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net dollar expansion rate. For the trailing 12-month calculation, we take a weighted average of this calculation of our quarterly Net Dollar Retention Rate for the four quarters ending with the most recent quarter. Our Net Dollar Retention Rate may fluctuate as a result of a number of factors, including the level of penetration within our customer base, expansion of products and features and our ability to retain our customers.
As part of our growth strategy, we are focused on targeting potential customers with over 10 users and increasing the value we derive from such customers over time. The chart below illustrates this dynamic by presenting the ARR from each customer cohort over the periods indicated. Each cohort represents customers with over 10 users that made a purchase from us in a given year. For example, the year 2018 cohort represents all customers with over 10 users that made their initial purchase from us during the year ended December 31, 2018. Each customer is counted within a cohort once they surpass 10 users. For example, if a customer has five users as of December 31, 2017 and increases the number of users on its account to 10 users on December 31, 2018, such customer would fall within the year 2018 cohort. If a customer drops below 10 users, we continue to count them in the cohort for the year in which such customer surpassed 10 users. For a description of how our ARR is calculated, see “— Our Business Model — Our Customers.”
Newer cohorts have both larger ARR and a higher retention
Historically, customers would adopt and expand on the platform on a self-serve basis, independent of any assistance. In addition to our self-serve funnel, as of 2018, we began to invest in our sales,

customer success and partners teams to help our customers obtain more value out of the platform. As a result of the investments described above, we have seen significant growth in the customer spend from our cohorts during the first 12 months of their subscriptions to monday.com. For example, the new ARR generated from our 2018, 2019 and 2020 cohorts was higher than the new ARR generated by our 2016 cohort by 6.7x, 16.0x and 27.1x respectively. Additionally, we have also seen the rate of expansion from our 2017 and 2016 cohorts accelerate in recent years due to our sales and customer success teams helping them gain more value out of the platform. For example, our 2016 cohorts grew 21% and 29% for the years ending 2019 and 2020, respectively, while our 2017 cohorts grew 21% and 33% for the periods ending 2019 and 2020, respectively.
Continued Innovation
Our success and continued growth are dependent on sustaining innovation in order to deliver a superior product and customer experience, allowing us to maintain a competitive advantage. Since our inception, continued technological innovations have accelerated our growth in new and existing accounts.
We intend to continue to invest in research and development to maintain our platform differentiation, create new vertical features to address the evolving demands of our customers and grow our community of developers and partners. In the short-term, we anticipate making continual investments in upgrading our technology to continue providing our customers a reliable and flexible platform that suits their needs.
As a result, we expect our research and development expenses to increase on an absolute basis in future periods. We foresee that such investment in research and development will contribute to our long-term growth but will also negatively impact our short-term profitability. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, our research and development expenses as a percentage of revenue were approximately 31%, 27%, 21% and 26% respectively.
As we improve the efficiency with which we innovate and address customers’ diverse and increasing needs, we expect to continue expanding the usage of our platform among existing customers and attracting new customers, which we expect will continue to drive our long-term growth.
Continued Investment in Growth
We believe our market opportunity is substantial, and we expect to continue to make significant investments across all aspects of our business in order to continue to attract new customers, expand within our existing customers, move upmarket and develop technology to address our customers’ evolving needs, thereby prioritizing long-term growth over short-term profitability.
We see a significant opportunity to expand usage of our platform on a global scale. Therefore, we have made, and plan to continue to make, significant investments to expand geographically, including establishing new branches in the United States, the United Kingdom and Australia. In connection with our efforts to establish new branches, we continue to make investments to develop and grow our local presence, including hiring and training local personnel, finding and leasing office space and increasing our local marketing spend to increase brand awareness in the local market we are attempting to penetrate.
Additionally, as we seek to enter underpenetrated markets, we partner with local sources such as social media accounts, content platforms and organizations in order to promote monday.com, which typically results in additional upfront expenses. We also intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform to new use cases. In future periods, we may also evaluate strategic investments in businesses and technologies to drive product and market expansion.
As a result, we expect our sales and marketing expenses to increase on an absolute basis in future periods. We expect that such investment in sales and marketing will contribute to our long-term growth but will negatively impact our short-term profitability. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, our sales and marketing expenses as a percentage of revenue were approximately 152%, 119%, 116% and 107%, respectively. We invest in sales and marketing often prior to generating revenue to drive long-term growth and efficiency.
These investments result in increases in operating expenses in advance of revenues attributable to such investments. In addition, such investments have led to decreases in our free cash flow. While we expect such investments will continue to adversely impact our free cash flow in the near term, we believe they will contribute to our long-term growth.
Impact of COVID-19
Given the nature of our business, the COVID-19 pandemic did not have a positive or negative material impact on our revenue and results of operations. We did not experience a material number of non-renewals of subscriptions during 2020, nor any material declines in revenue associated with potential declines in our customers' revenues, and we currently expect our existing customer base to continue to grow over time.
We anticipate that the overall demand for our Work OS will continue to grow as organizations learn about and experience the benefits of our platform and continue to rely on our platform for workplace solutions. Further, we see potential for an increase in demand for our Work OS over time as more organizations globally transition to remote work, which may result in increased reliance on Work OS to digitize their work processes previously performed in office settings.
Our Equal Impact Initiative
We believe that it is our responsibility as a company to use our unique expertise to create positive social impact across the globe. On            , 2021, we established the Equal Impact Initiative to further our mission of closing the digital divide between the for-profit sector and the nonprofit sector. We aim to aid the digital transformation of nonprofit organizations so they can make a greater impact.
In order to carry out our Equal Impact Initiative, we will establish the monday Foundation, a 501(c)(4) social welfare organization under Delaware law. The monday Foundation will be charged with helping us carry out our social responsibility mission. We intend to fund the monday Foundation as follows:
•
Equity pledge.   Following the closing of this offering, we intend to issue the monday Foundation a warrant to purchase        ordinary shares, with an exercise price of $0.01 per ordinary share. Commencing two or more years following the closing of this offering, and for a period of approximately ten years, we intend to issue additional ordinary shares or warrants exercisable for ordinary shares to the monday Foundation in order to continue to fund its charitable initiatives to promote the Equal Impact Initiative. As of the date of this prospectus, we have not determined the amount of ordinary shares and/or warrants exercisable for ordinary shares that will be issued to the monday Foundation, as such decision will largely depend on the funding requirements and performance of the monday Foundation on an ongoing basis. However, we have determined that we will limit any equity contribution to the monday Foundation to no more than 1% of our outstanding ordinary shares on an annual basis, measured as of the end of each fiscal year, with any unissued amount up to a maximum of 1% in the aggregate measured as of the end of the prior fiscal year carried over to subsequent fiscal years.

•
One-time grant.   We intend to donate 1% of the proceeds from this offering to the monday Foundation. See “Use of Proceeds.”

We expect that our issuance of equity and equity-linked securities to the monday Foundation, including ordinary shares and warrants exercisable for ordinary shares, will result in dilution to our existing shareholders’ ownership over time. While we are under no legal requirement to fund or continue to fund the monday Foundation, our Co-Chief Executive Officers are committed to doing so for the foreseeable future, and Mr. Mann, one of our Co-Founders and Co-Chief Executive Officers, will have certain veto rights over decisions related to the issuance of funds and securities to the monday Foundation pursuant to his founder share.

Additionally, as part of our Equal Impact Initiative, we intend to offer monday.com subscriptions and product support, digital infrastructure, education, services and volunteer support to the nonprofit sector, including the following:
•
Product match.   We intend to offer up to $1 worth of free or substantially discounted monday.com subscriptions to nonprofit organizations, including product support, for every $1 of revenue we generate. We do not expect that these discounted subscriptions or donations will have a material impact on our results of operations.

•
Employee time.   We intend to provide every employee with the opportunity to volunteer 1% of their paid work time to any approved charitable or community initiative. We do not expect that such allocation of employee time will have a material impact on our results of operations.

The monday Foundation will operate independently from the Company, and the Company will have no direct control over the affairs of the monday Foundation. As such, the monday Foundation may not operate as intended, which could adversely impact us. See “Risk Factors — Risks Related to our Equal Impact Initiative and the monday Foundation” — The novelty of our Equal Impact Initiative makes its efficacy unpredictable and makes us susceptible to unintended consequences.”
Components of Results of Operations
The following briefly describes the components of revenue and expenses as presented in our consolidated statements of operations.
Revenue
We derive revenue from monthly or annual subscription agreements with our customers for access to our cloud-based Work OS platform. Our customers do not have the ability to take possession of our software.
Cost of Revenue
Cost of revenue consists of merchant and credit card processing fees, hosting fees, amortization of capitalized software development costs, subcontractors, salaries and related expenses, share-based compensation and allocated overhead costs.
Gross Profit and Gross Margin
Gross profit, or revenue less cost of revenues, and gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by various factors, including the timing of our acquisition of new customers, renewals of and follow-on sales to existing customers, costs associated with operating our cloud-based platform, and the extent to which we expand our operations and customer support organizations. We expect our gross margin to remain relatively consistent over the long term.
Operating Expenses
Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Sales and marketing expenses are the most significant component of our operating expenses and consist of marketing and advertising expenses and commission paid to our partners. In addition, personnel-related expenses are a substantial component of our operating expenses and consist of salaries, benefits and share-based compensation expenses. Operating expenses also include an allocation of overhead costs for facilities and shared IT-related expenses, including depreciation expenses.
Research and development expenses
Research and development expenses include salaries and related expenses, share-based compensation, subcontractor costs and allocated overhead costs.

We expect our research and development expenses to increase on an absolute basis in future periods. We foresee that such investment in research and development will contribute to our long-term growth but will also negatively impact our short-term profitability. However, we may experience variations from period to period with our total research and development expense as a percentage of revenue as we develop and deploy new innovations that target new use cases. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, our research and development expenses as a percentage of revenue were approximately 31%, 27%, 21% and 26%, respectively. In the long-term, we anticipate that research and development expense as a percent of revenue will decline.
Sales and marketing expenses
Sales and marketing expenses consist primarily of salaries and related expenses, share-based compensation, online and offline marketing and advertising expenses, channel partners’ commissions and allocated overhead costs.
Within our sales and marketing expenses, channel partners’ commissions include commissions granted to third parties that provide customer referrals to our platform. We only grant commissions to our channel partners following the successful onboarding of a new customer. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, our channel partners’ commissions as a percentage of revenue represented approximately 4%, 4%, 2% and 6%, respectively.
We expect our sales and marketing expenses will increase in absolute dollar amounts as we continue to make significant investments in our growth, particularly in online and offline marketing and advertising expenses. We also expect to hire additional employees as part of our effort to grow our sales teams. As our business scales through customer expansion and market awareness of monday.com, we anticipate that sales and marketing expenses as a percent of total revenue will continue to decline.
General and administrative expenses
General and administrative expenses consist of salaries and related expenses, share-based compensation, professional service fees and allocated overhead costs.
We expect our general and administrative expenses to increase in absolute dollars as we continue to grow our business. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for directors and officers insurance, investor relations and professional services. We expect that general and administrative expense as a percent of total revenue will decline over the long-term as we benefit from the scale of our business.
Financial income (expense)
Financial income (expense), net, consists primarily of interest generated by our cash deposits at commercial banks, offset by interest expenses and other fees related to the Revolving Credit Facility, bank charges, and foreign exchange gains and losses.
Income tax expenses
Income tax expenses consist primarily of income tax related to foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on deferred tax assets because we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Results of Operations
The following table sets forth the consolidated statements of operations in U.S. dollars and as a percentage of revenue for the period presented.
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Revenue	$78,089	$161,123	$31,929	$58,972
Cost of revenue(1)	11,978	22,488	4,591	7,924
Gross profit	66,111	138,635	27,338	51,048
Operating Expenses:
Research and development(1)	24,637	43,480	6,651	15,581
Sales and marketing(1)	118,534	191,353	36,945	63,048
General and administrative(1)	15,458	54,339	3,745	10,266
Total operating expenses	158,629	289,172	47,341	88,895
Operating loss	(92,518)	(150,537)	(20,003)	(37,847)
Financial income (expense), net	1,590	526	349	(406)
Loss before income taxes	(90,928)	(150,011)	(19,654)	(38,253)
Income tax expenses	(683)	(2,192)	(209)	(699)
Net loss	$(91,611)	$(152,203)	$(19,863)	$(38,952)

(1)
Includes share-based compensation expense as follows:

	Year ended December 31		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$970	$2,720	$299	$1,531
Research and development	9,396	12,142	1,025	4,537
Sales and marketing	3,283	10,068	1,051	4,034
General and administrative	8,190	39,415	851	4,438
Total share-based compensation expense	$21,839	$64,345	$3,226	$14,540

(2)
Share-based compensation during the year ended December 31, 2019 and 2020 included compensation expenses of $13.1 million and $10.5 million, respectively, related to secondary sales of ordinary shares by certain of our employees.

	Year ended December 31		Three months ended March 31,
	2019	2020	2020	2021
Revenue	100%	100%	100%	100%
Cost of revenue	15	14	14	13
Gross profit	85	86	86	87
Operating Expenses:
Research and development	31	27	21	26
Sales and marketing	152	119	116	107
General and administrative	20	33	12	18
Total operating expenses	203	179	149	151
Operating loss	(118)	(93)	(63)	(64)
Financial income (expense), net	2	—	1	(1)
Loss before income taxes	(116)	(93)	(62)	(65)
Income tax expenses	(1)	(1)	—	(1)
Net loss	(117)%	(94)%	(62)%	(66)%
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Revenue
Revenue was $59.0 million for the three months ended March 31, 2021, an increase of $27.1 million, or 85%, compared to $31.9 million for the three months ended March 31, 2020. This increase was primarily driven by existing customers, and the remaining increase in revenue was attributable to new customers. On an annual basis we expect that the majority of our revenues will be derived from new customers, similar to previous years.
Cost of revenue
Cost of revenue was $7.9 million for the three months ended March 31, 2021, an increase of $3.3 million, or 73%, compared to $4.6 million for the three months ended March 31, 2020. This increase was primarily driven by an increase of $1.2 million in share-based compensation expenses, an increase of $0.9 million in salaries and related expenses due to an increase in the number of employees, an increase of $0.6 million in payment processing fees and $0.5 million in hosting expenses required to support our revenue growth.
Research and development expenses
Research and development expenses were $15.6 million for the three months ended March 31, 2021, an increase of $8.9 million, or 134%, compared to $6.7 million for the three months ended March 31, 2020. This increase was primarily driven by an increase of $4 million in salaries and related expenses due to an increase in the number of employees, an increase of $3.5 million in share-based compensation expenses, an increase of $0.7 million in patents related expenses and an increase of $0.4 million in allocated overhead costs as a result of increased overall costs to support our business growth and related infrastructure.
Sales and marketing expenses
Sales and marketing expenses were $63.0 million for the three months ended March 31, 2021, an increase of $26.1 million, or 71%, compared to $36.9 million for the three months ended March 31, 2020. This increase was primarily driven by an increase of $11.2 million in marketing, advertising and brand costs, an increase of $8.8 million in salaries and related expenses due to an increase in the number of employees, an increase of $3.0 million in share-based compensation expenses, an increase of $2.5 million in partners commission expenses and an increase of $0.5 million in allocated overhead costs as a result of increased overall costs to support our business growth and related infrastructure.
General and administrative expenses
General and administrative expenses were $10.3 million for the three months ended March 31, 2021, an increase of $6.6 million, or 174%, compared to $3.7 million for the three months ended March 31, 2020. This increase was primarily driven by an increase of $3.6 million in share-based compensation expenses, an increase of $1.9 million in salaries and related expenses caused by an increase in our overall number of employees and an increase of $0.3 million related to corporate audit fees, accounting, and other consulting fees.
Financial income (expense), net
Financial income (expense), net, was a loss of $0.4 million for the three months ended March 31, 2021, a decrease of $0.7 million, or 267%, compared to an income of $0.3 million for the three months ended March 31, 2020. This decrease was primarily driven by a decrease in interest on deposits, as well as loss from exchange rate fluctuations.
Income tax expenses
Income tax expenses were $0.7 million for the three months ended March 31, 2021, an increase of $0.5 million, or 234%, compared to $0.2 million for the three months ended March 31, 2020. This increase was primarily driven by an increase in the operations of our U.S. subsidiary.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Revenue
Revenue was $161.1 million for the year ended December 31, 2020, an increase of $83 million, or 106%, compared to $78.1 million for the year ended December 31, 2019. This increase was primarily driven by new customers, which constituted approximately two thirds of the increase in revenue. The remaining increase in revenue was attributable to increased revenue generated among existing customers. We also increased our pricing in 2020, which contributed to an increase in revenue.
Cost of revenue
Cost of revenue was $22.5 million for the year ended December 31, 2020, an increase of $10.5 million, or 88%, compared to $12.0 million for the year ended December 31, 2019. This increase was primarily driven by an increase of $3.5 million in salaries and related expenses due to an increase in the number of employees, an increase of $1.8 million in share-based compensation expenses, an increase of $0.9 million in allocated overhead costs, an increase of $2.0 million in hosting expenses and $1.5 million in payment processing fees required to support our revenue growth.
Research and development expenses
Research and development expenses were $43.5 million for the year ended December 31, 2020, an increase of $18.9 million, or 77%, compared to $24.6 million for the year ended December 31, 2019. This increase was primarily driven by an increase of $12.7 million in salaries and related expenses due to an increase in the number of employees, an increase of $2.7 million in share-based compensation expenses and an increase of $1.3 million in allocated overhead costs as a result of increased overall costs to support our business growth and related infrastructure.
Sales and marketing expenses
Sales and marketing expenses were $191.4 million for the year ended December 31, 2020, an increase of $72.9 million, or 61%, compared to $118.5 million for the year ended December 31, 2019. This increase was primarily driven by an increase of $30.8 million in marketing, advertising and brand costs, an increase of $25.8 million in salaries and related expenses due to an increase in the number of employees, an increase of $6.8 million in share-based compensation expenses, an increase of $4.5 million in partners commission expenses and an increase of $2.7 million in allocated overhead costs to support our business growth and related infrastructure.
General and administrative expenses
General and administrative expenses were $54.3 million for the year ended December 31, 2020, an increase of $38.9 million, or 251%, compared to $15.4 million for the year ended December 31, 2019. This increase was primarily driven by an increase of $31.2 million in share-based compensation expenses principally attributable to a fully vested option grant to one of our Co-Chief Executive Officers that amounted to $30.4 million in December 2020, an increase of $5.0 million in salaries and related expenses caused by an increase in our overall number of employees and an increase of $1.7 million related to corporate audit fees, accounting, and other consulting fees.
Financial income (expense), net
Financial income (expense), net, was income of $0.5 million for the year ended December 31, 2020, a decrease of $1.1 million, or 69%, compared to income of $1.6 million for the year ended December 31, 2019. This decrease was primarily driven by a decrease in interest on deposits, as well as higher interest expense as a result of an increase in drawings under the Revolving Credit Facility.
Income tax expenses
Income tax expenses were $2.2 million for the year ended December 31, 2020, an increase of $1.5 million, or 221%, compared to $0.7 million for the year ended December 31, 2019. This increase was primarily driven by an increase in the operations of our U.S. subsidiary.
Quarterly Results of Operations
The following tables present our unaudited quarterly results of operations. This information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information for the quarters presented on the same basis as our consolidated financial statements. The historical quarterly results presented are not necessarily indicative of the results that may be expected for any future quarters or periods.
	Three months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Revenue	$17,005	$21,051	$26,599	$31,929	$36,460	$42,592	$50,142	$58,972
Cost of revenue(1)	2,494	3,430	3,997	4,591	4,883	6,333	6,681	7,924
Gross profit	14,511	17,621	22,602	27,338	31,577	36,259	43,461	51,048
Operating Expenses:
Research and development(1)	4,055	11,982	5,119	6,651	12,781	12,620	11,428	15,581
Sales and marketing(1)	26,706	33,296	30,384	36,945	39,636	57,871	56,901	63,048
General and administrative(1)	2,657	8,626	2,802	3,745	7,351	6,415	36,828	10,266
Total operating expenses	33,418	53,904	38,305	47,341	59,768	76,906	105,157	88,895
Operating loss	(18,907)	(36,283)	(15,703)	(20,003)	(28,191)	(40,647)	(61,696)	(37,847)
Financial income (expense), net	509	483	573	349	141	239	(203)	(406)
Loss before income taxes	(18,398)	(35,800)	(15,130)	(19,654)	(28,050)	(40,408)	(61,899)	(38,253)
Income tax expenses	(24)	(42)	(590)	(209)	(350)	(671)	(962)	(699)
Net loss	$(18,422)	$(35,842)	$(15,720)	$(19,863)	$(28,400)	$(41,079)	$(62,861)	$(38,952)

(1)
Includes share-based compensation expense as follows:

	Three months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Cost of revenue	$146	$535	$236	$299	$603	$843	$975	$1,531
Research and development	517	7,636	725	1,025	5,594	3,346	2,177	4,537
Sales and marketing	265	1,781	740	1,051	2,706	3,183	3,128	4,034
General and administrative	533	6,854	676	851	4,398	2,424	31,742	4,438
Total share-based compensation expense(2)	$1,461	$16,806	$2,377	$3,226	$13,301	$9,796	$38,022	$14,540

(2)
Share-based compensation during the three months ended September 30, 2019, June 30, 2020 and September 30, 2020 included compensation expenses of $13.1 million, $8.4 million and $2.1 million, respectively, related to secondary sales of ordinary shares by certain of our employees.

Non-GAAP Financial Measures
We regularly review several financial measures, including the following non-GAAP financial measures, to evaluate our business, measure our performance, identify trends in our business, prepare financial forecasts and make strategic decisions. We believe these non-GAAP financial measures are useful in evaluating our performance in addition to our financial results prepared in accordance with GAAP. You should read these non-GAAP measures in conjunction with the following discussion of our results of operations and together with our consolidated financial statements and related notes included elsewhere in this prospectus.
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. In addition, free cash flow does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period. All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.
The following table sets forth our non-GAAP financial measures for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Non-GAAP operating loss	$(70,679)	$(86,192)	$(16,777)	$(23,307)
Adjusted free cash flow	(38,417)	(40,692)	(5,959)	(1,595)
Non-GAAP Operating Loss
We define non-GAAP operating loss as GAAP operating loss, adjusted for certain non-cash items such as share based compensation expenses. We exclude these items because these are non-cash expenses, which we do not consider indicative of performance. Non-GAAP operating loss is presented because we use it to evaluate our financial performance and for planning and forecasting purposes. Non-GAAP operating loss should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to operating income or net income as indicators of operating performance. The following table provides a reconciliation of non-GAAP operating loss to GAAP operating loss for the periods indicated:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Operating loss	$(92,518)	$(150,537)	$(20,003)	$(37,847)
Share-based compensation expenses	21,839	64,345	3,226	14,540
Non-GAAP operating loss	$(70,679)	$(86,192)	$(16,777)	$(23,307)
Adjusted Free Cash Flow
We define adjusted free cash flow as net cash used in operating activities less cash used for purchases of property and equipment and capitalized software development costs, plus non-recurring expenditures such as capital expenditures from the purchases of property and equipment associated with the build-out of our corporate headquarters.
We believe that adjusted free cash flow is a useful indicator of liquidity that provides information to management and investors, even if negative, about the amount of cash used in our operations and for investments in property and equipment and capitalized software development costs, adjusted for non-recurring expenditures.
The following table provides a reconciliation of adjusted free cash flow to net cash used in operating activities for the periods indicated:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Net cash used in operating activities	$(36,650)	$(37,175)	$(5,133)	$(599)
Purchase of property and equipment	(1,402)	(4,362)	(1,142)	(4,223)
Capitalized software development costs	(365)	(1,119)	(109)	(440)
Purchase of property and equipment related to build-out of our new corporate headquarters	—	1,964	425	3,667
Adjusted free cash flow	$(38,417)	$(40,692)	$(5,959)	$(1,595)
As a global company based in Israel, approximately 17% and 18% of our expenses in the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, were denominated in NIS. As a result, our adjusted free cash flow from period to period is impacted by fluctuations in foreign currency exchange rates. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, our net cash used in operating activities was impacted by income of approximately $0.5 million, a loss of approximately $1.0 million, a loss of approximately $0.1 million and a loss of approximately $1.4 million, respectively, and our adjusted free cash flow was impacted by income of approximately $0.5 million, a loss of approximately $0.9 million, a loss of approximately $0.04 million and a loss of approximately $1.2 million, respectively, as a result of foreign currency exchange rate fluctuations. We expect that foreign currency exchange rate fluctuations will have an even greater impact on our adjusted free cash flow if and to the extent that we see greater volatility in the NIS relative to the U.S. dollar during future periods.

Liquidity and Capital Resources
As of March 31, 2021, we had $134.3 million in cash and cash equivalents and short-term deposits. From the date we commenced operations, we have generated negative cash flows from operations and we have financed our operations primarily through private sales of equity securities, drawings on the Revolving Credit Facility and through sales of subscriptions. Excluding capital raises, our principal sources of funds are from our deferred revenue, which is included in the liabilities section of our consolidated balance sheet. Deferred revenue consists of payments received in advance of revenue recognition, excluding amounts subject to right of return, and is recognized as revenue recognition criteria are met. We generally invoice our customers in advance of services being provided. Deferred revenues are expected to be recognized as revenue during the succeeding 12-month period provided all other revenue recognition criteria have been met. As of December 31, 2020 and March 31, 2021, we had deferred revenue of $70.7 million and $87.7 million, respectively.
We have generated losses from our operations as reflected in our accumulated deficit of $316.4 million and $355.3 million as of December 31, 2020 and March 31, 2021, respectively. Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support customer usage and growth in our customer base, increased research and development expenses to support the growth of our business and related infrastructure, and increased general and administrative expenses to support being a publicly traded company.
In December 2020, we entered into an amended and restated loan and security agreement with Bank Leumi le Israel B.M., which provides for the Revolving Credit Facility. The Revolving Credit Facility can be drawn against a formula based on our monthly recurring revenues for a period of two years. We can borrow under the Revolving Credit Facility to fund ongoing operations and general corporate purposes. Interest currently accrues on any outstanding balance at a rate equal to one month LIBOR plus 2.6% per annum for drawdowns up to $8.0 million, which will increase to one month LIBOR plus 2.85% per annum on September 1, 2022, and one-month LIBOR plus 2.85% per annum for drawdowns of greater than $8.0 million, payable monthly. Pursuant to the terms of the Revolving Credit Facility, we are also required to pay a fee of 0.2% per annum on unutilized amounts eligible for drawdown, calculated daily and payable on a quarterly basis. The Revolving Credit Facility is secured by a first degree floating charge over our business and assets, but excluding our intellectual property, and a first degree fixed charge over our goodwill. As of December 31, 2020 and March 31, 2021, we had $21.0 million drawn under the Revolving Credit Facility.
We assess our liquidity primarily through our cash on hand as well as the projected timing of billings under contract with our paying customers and related collection cycles. We believe the proceeds of this offering, together with our current cash, cash equivalents, short-term bank deposits and amounts available under the Revolving Credit Facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.
The following table presents the summary consolidated cash flow information for the periods presented:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
	(in thousands)
Net cash used in operating activities	$(36,650)	$(37,175)	$(5,133)	$(599)
Net cash provided by (used in) investing activities	13,233	(11,481)	(1,251)	(4,642)
Net cash generated from financing activities	158,446	8,470	2,042	308
Net cash used in operating activities
Cash used by operating activities for the three months ended March 31, 2021 of $0.6 million was primarily related to our net loss of $39.0 million, adjusted for non-cash charges of $15.2 million and net cash inflows of $23.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment. The main drivers of the changes in operating assets and liabilities were related to a $17.0 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $4.9 million increase in accrued expenses and other liabilities and a $4.0 million increase in accounts payable. These amounts were partially offset by a $1.0 million increase in accounts receivable, net, due to increases in sales, and a $1.6 million increase in prepaid expenses and other assets, primarily driven by timing differences.
Cash used by operating activities for the three months ended March 31, 2020 of $5.1 million was primarily related to our net loss of $19.9 million, adjusted for non-cash charges of $3.6 million and net cash inflows of $11.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment. The main drivers of the changes in operating assets and liabilities were related to an $8.2 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $0.8 million increase in accrued expenses and other liabilities, a $3.7 million increase in accounts payable and a $0.3 million decrease in accounts receivable. These amounts were partially offset by a $1.9 million increase in prepaid expenses and other assets, primarily driven by timing differences.
Cash used by operating activities for the year ended December 31, 2020 of $37.2 million was primarily related to our net loss of $152.2 million, adjusted for non-cash charges of $66.2 million and net cash inflows of $48.8 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment. The main drivers of the changes in operating assets and liabilities were related to a $29.7 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $14.6 million increase in accrued expenses and other liabilities and a $6.8 million increase in accounts payable. These amounts were partially offset by a $0.5 million increase in accounts receivable, net, due to increases in sales, and a $1.8 million increase in prepaid expenses and other assets, primarily driven by timing differences.
Cash used by operating activities for the year ended December 31, 2019 of $36.7 million was primarily related to our net loss of $91.6 million, adjusted for non-cash charges of $22.4 million and net cash inflows of $32.5 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment. The main drivers of the changes in operating assets and liabilities were related to a $22.5 million increase in deferred revenue, resulting primarily from increased billings for subscriptions, a $5.5 million increase in accrued expenses and other liabilities and an $8.9 million increase in accounts payable. These amounts were partially offset by a $3.1 million increase in accounts receivable, net, due to increases in sales, and a $1.3 million increase in prepaid expenses and other assets, primarily driven by timing differences.
While we are exposed to foreign currency risks that could impact our liquidity, we do not currently hedge these risks. During the year ended December 31, 2020 and the three months ended March 31, 2021, 52% of our revenues were generated outside the United States and approximately 48% was generated in the United States. Additionally, approximately 71% of our revenue was denominated in U.S. dollars for the year ended December 31, 2020. See “— Quantitative and Qualitative Disclosures of Market Risks — Foreign Currency Risk.”
Net cash provided by (used in) investing activities
Cash used in investing activities during the three months ended March 31, 2021 was $4.6 million, primarily as a result of purchases of property and equipment and capitalized software development costs of $4.7 million.
Cash used in investing activities during the three months ended March 31, 2020 was $1.3 million, primarily as a result of purchases of property and equipment and capitalized software development costs of $1.3 million.
Cash used in investing activities during the year ended December 31, 2020 was $11.5 million, primarily as a result of purchases of property and equipment and capitalized software development costs of $5.5 million and an increase in short term deposits of $6.0 million.

Cash provided by investing activities during the year ended December 31, 2019 was $13.2 million, primarily as a result of a decrease in short term deposits of $15.0 million, offset by purchases of property and equipment and capitalized software development costs of $1.8 million.
Net cash generated from financing activities
Cash provided by financing activities for the three months ended March 31, 2021 was $0.3 million and was primarily the result of $0.5 million from the exercise of options, offset by payments of deferred offering costs of $0.2 million.
Cash provided by financing activities for the three months ended March 31, 2020 was $2.0 million and was primarily the result of a $2.0 million draw under the Revolving Credit Facility.
Cash provided by financing activities for the year ended December 31, 2020 was $8.5 million and was primarily the result of $8.0 million proceeds from the Revolving Credit Facility and $0.5 million from the exercise of options.
Cash provided by financing activities for the year ended December 31, 2019 was $158.4 million and was primarily the result of $149.9 million net of issuance costs from the issuance of Series E preferred shares as part of an investment round, $8.5 million proceeds from the Revolving Credit Facility and $0.1 million from the exercise of options.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements, as defined by applicable regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies
The preparation of financial statements in accordance with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates. The critical accounting policies and estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
Our revenues consist of revenue from the sale of subscriptions to customers to access our Work OS. Our subscription contracts are offered on a monthly or annual basis, and a large portion of the arrangements are paid in full up-front at the outset of the arrangement. Customers may not take possession over the software and instead are granted continuous access to the platform over the contractual period and therefore the arrangements are accounted for as service contracts.
Our subscription contracts generally include a fixed number of users and fixed price per user. Revenue for these arrangements is recognized ratably over the contract term.
Our subscription contracts are generally non-cancelable except for contracts with first-time customers whereby the contract terms provide rights to cancel the contract in the first 30 days for pro-rated refund for unutilized days. Historically, refunds have not been material and can be reasonably estimated, and therefore no provision for refund liability was recorded to date.
Our revenue recognition accounting policy prior to January 1, 2020 (the adoption date of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) was in accordance with the ASC Topic 605, Revenue recognition (“ASC 605”), when all of the following four basic criteria are met: (i) persuasive evidence of an arrangement exists; (ii) services have been rendered; (iii) the fees are fixed or determinable and (iv) collectability is reasonably assured. In applying the foregoing criteria, we recognize revenue ratably throughout the service period, beginning on the date the access to the Company’s platform is provided, as no implementation work is required, and subject to satisfying these criteria. We assess collectability based on several factors, such as collection history and credit worthiness of the customer.
We adopted ASC 606, effective as of January 1, 2020, using the modified retrospective transition method. There was no cumulative effect from the initial application of ASC 606, and there was no impact on the Company’s consolidated balance sheet, the consolidated statement of operations, and the consolidated cash flow statement as of December 31, 2020 and the year then ended as a result of the application of ASC 606.
In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration we expect to be entitled to receive in exchange for these services. We determine revenue recognition through the following steps:
1.
Identification of the contract, or contracts, with the customer.

We consider the terms and conditions of our contracts and the customary business practices in identifying our contracts under ASC 606. We determine a contract with a customer when the contract has been approved by both parties, it can identify each party’s rights regarding the services to be transferred and the payment terms for the services, it has determined the customer to have the ability and intent to pay, and the contract has commercial substance.
We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer.
2.
Identification of the performance obligations in the contract.

Performance obligations committed in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available, and are distinct in the context of the contract, whereby the transfer of the services and the products is separately identifiable from other promises in the contract. Our performance obligations generally consist of access to our Work OS and related support services which is considered one performance obligation. Our customers do not have the ability to take possession of the software, and through access to the platform we provide a series of distinct software-based services that are satisfied over the term of the subscription.
3.
Determination of the transaction price.

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring services to the customer. Payment terms are generally upfront at the time of the transaction, except for enterprise customers which are generally net 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component. Our policy is to exclude sales and other indirect taxes when measuring the transaction price.
4.
Allocation of the transaction price to the performance obligations in the contract.

Our contracts contain a single performance obligation. Therefore, the entire transaction price is allocated to the single performance obligation.
5.
Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue is recognized ratably over the term of the subscription agreement generally beginning on the date that the platform is made available to a customer.
We record contract liabilities when cash payments are received in advance of performance to deferred revenue or to customer advances in case of refund rights.
We elected to use the practical expedient and recognize the incremental costs of obtaining contracts as an expense since the amortization period of the assets that we otherwise would have recognized is one year or less.
Share-Based Compensation
We account for share-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation. Share options are mainly awarded to employees and members of our board of directors and measured at fair value at each grant date. We calculate the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period of each individual grant using the graded vesting attribution method. Forfeitures are accounted for as they occur.
The Black-Scholes option-pricing model requires us to make a number of assumptions, including the value of our ordinary shares, expected volatility, expected term, risk-free interest rate and expected dividends. We evaluate the assumptions used to value option awards upon each grant of share options. Expected volatility was calculated based on the implied volatilities from market comparisons of certain publicly traded companies. The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as we do not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate was based on the U.S. treasury bonds yield with an equivalent term. We have not paid dividends and have no foreseeable plans to pay dividends.
We will continue to use judgment in evaluating the assumptions related to our share-based compensation on a prospective basis. As we continue to accumulate additional data related to our ordinary shares, we may refine our estimation process, which could materially impact our future share-based compensation expense.
The following assumptions were used for each respective period to calculate our share-based compensation:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
Risk-free interest rate	2.12% – 2.75%	0.3% – 0.58%	0.51% – 0.58%	0.68% – 0.95%
Expected dividend yield	0%	0%	0%	0%
Expected term (in years)	5 – 8	5 – 8	5 – 7	5 – 8
Expected volatility	43% – 45%	47% – 48%	46.95%	49.05%
Ordinary Shares Valuations
The fair value of the ordinary shares underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of our ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of our ordinary shares as of the date of each option grant, including the following factors:
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retrospective third-party valuations of our ordinary shares;

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the rights, preferences and privileges of our convertible preferred shares relative to those of our ordinary shares;

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the prices of shares sold to third-party investors in secondary transactions;

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lack of marketability of our ordinary shares;

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current business conditions and projections;

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our actual operating and financial performance;

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the hiring of key personnel;

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the public trading prices of comparable companies; and

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the likelihood of initial public offering, sale, or private company scenarios.

In valuing the fair value of our ordinary shares, absent an arm’s-length current or recent financing round, the enterprise price, or equity value, was determined using a combination of the income approach and market approach. The income approach estimates value based on the expectation of future cash flows that we will generate. These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in our cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach applied was the Guideline Public Company Method which estimates value based on a comparison of us to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple is determined and then applied to our financial results to estimate our value. In deriving the enterprise value, a weighting was used for each of the income approach and market approach. The resulting enterprise value was then allocated to each share class using an Option Pricing Model (“OPM”). The OPM allocates the overall company value to the various share classes based on differences in liquidation preferences, participation rights, dividend policy and conversion rights, using a series of call options. The call right is valued using a Black-Scholes option pricing model.
We also considered that, in the event of an initial public offering, its preferred shares would convert into ordinary shares on a one-to-one basis and, accordingly, would receive the same amount of proceeds per share as ordinary shares. In the case of our sale or liquidation, the preferred shares would receive their liquidation preferences and, thereafter, a fraction in the remaining proceeds with the ordinary shares on a pro rata basis. Accordingly, we determined the fair value of our ordinary shares under three scenarios (initial public offering, sale and private company) and then applied a weighted average of these values based on their relative probabilities in order to calculate the final per share value.
In determining the estimated fair value of our ordinary shares as of each grant date, and after determining the fair value of the ordinary shares on a minority, marketable basis, our board of directors also considered that our ordinary shares are not freely tradable in the public markets. Therefore, the estimated fair value of our ordinary shares at each grant date reflects a discount for lack of marketability partially based on the anticipated likelihood and timing of a future liquidity event as well as a function of the Company’s estimated volatility, derived primarily using the volatility of comparable publicly traded companies. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.
In addition, we also considered any secondary transactions involving our ordinary shares. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, proximity to other transactions, as well as the valuation date, frequency of similar transactions, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved parties with sufficient access to our financial information from which to make an informed decision on price.
In some cases, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest ordinary share valuation determined pursuant to the method described above or a straight-line interpolation between two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.
Upon completion of this offering, our ordinary shares will be publicly traded, and we will rely on the closing price of our ordinary shares as reported on the date of grant to determine the fair value of our ordinary shares.
Quantitative and Qualitative Disclosures of Market Risks
We are subject to a number of risks similar to those of other companies of similar size in our industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals and risks associated with changes in information technology. We have incurred net losses since our inception, have an accumulated deficit as of December 31, 2020 and March 31, 2021 of $316.4 million and $355.3 million, respectively, and expect to incur future additional losses. Our long-term success is dependent upon our ability to successfully market our existing services and increase our revenues to ultimately achieve profitable operations.
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates and interest rates, which are discussed in detail below.
Foreign Currency Risk
The U.S. dollar is our functional currency. The majority of our revenue was denominated in U.S. dollars for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, however certain expenses comprising our cost of revenue and operating expenses were denominated in NIS, mainly payroll and rent.
A decrease of 5% in the U.S. dollar to NIS exchange rate would have increased our cost of revenue and operating expenses by approximately 1% during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021. If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations.
During the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, we did not hedge our foreign currency exchange risk.
Interest Rate Risk
We believe that we have no significant exposure to interest rate risk as we have no significant long-term loans. However, our future interest income may fall short of expectations due to changes in market interest rates.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period, which allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS
Overview
monday.com democratizes the power of software so organizations can easily build software applications and work management tools that fit their needs. We call our platform ‘Work OS’, and we believe we are pioneering a new category of software that will change the way people work and businesses operate.
Our platform consists of modular building blocks that are simple enough for anyone to use, yet powerful enough to drive the core functionality within any organization. Our platform also integrates with other systems and applications, creating a new connective layer for organizations that links departments and bridges information silos.
By using our platform, our customers can simplify and accelerate their digital transformation, enhance organizational agility, create a unifying workspace across departments, and increase operational efficiency and productivity.
Turning the Traditional, Rigid Software Paradigm Upside Down
We believe software should empower businesses, not limit them. However, organizations are often forced to use rigid, function-specific software and disconnected tools that prevent them from operating productively and effortlessly. These constraints lead organizations to use multiple tools to fit their needs, resulting in inefficient workflows, data and employee silos, broken communication channels and insufficient institutional knowledge. As a result, organizations manage and evaluate their operations with an incomplete view of their businesses, limiting their ability to grow and move efficiently.
Our Work OS turns this paradigm upside down. It allows organizations to create software applications and work management tools that suit their needs across virtually any use case. By connecting them to other systems and applications, we then eliminate corporate silos and facilitate cross-functional workflows. With our platform, organizations have a holistic view of their businesses and are able to work with more agility, become more productive and increase operational efficiency.
Software Built Differently
Our cloud-based platform is a no-code and low-code framework. It consists of modular building blocks that allow our customers to create their own software applications and work management tools with robust capabilities and an enjoyable user experience. The categories of building blocks include items, columns, views, automations, integrations and widgets. With the platform’s no-code capabilities, customers can adapt each building block to build software applications and tools that fit their desired use case and evolving needs. This makes the platform both easy to adopt and scale over time.
We focus on advancing and developing new building blocks, thereby creating new possibilities across our entire platform. We also empower our customers and external developers to do the same by building their own apps and building blocks with our low-code apps framework. The combination, customization and adaptability of these building blocks, and the compounding effect they create, allows us to expand the capabilities of our Work OS and enter new markets quickly and efficiently.
Our users have the ability to seamlessly leverage the same building blocks for a broad number of use cases. As a result, our customers use our platform to tackle obstacles they face, either by designing new software applications and work management tools or by easily integrating such tools with existing third-party solutions. We believe this makes our Work OS a core solution that customers rely on to run their operations.
As of March 31, 2021, we served 127,974 customers across over 200 industries in more than 190 countries. Our customers use our platform for thousands of use cases, typically deploying our software in one of the following three categories: (1) to build business-critical software applications, (2) to build work management tools, and (3) to act as a connective layer to form a unified workplace and integrate applications across an organization.

Below is a representative list of our customers, which provides illustrative examples of a few of the business verticals and use cases for our platform. No single customer listed below accounted for more than 1% of our revenue in the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2021. As of March 31, 2021, each customer listed below was a customer with more than 10 users, which means that such customers are representative of the core focus of our sales and marketing efforts. Additionally, the list of customers below includes both enterprise customers and non-enterprise customers.
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Universal Music Group, the world’s leading music company, uses our platform as a standard across multiple territories, departments and labels for cross-departmental initiatives, label relations, campaign management, project management, IT operations, iteration tracking and more;

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HubSpot, Inc., an American developer and marketer of software products for inbound marketing, sales and customer service, uses our platform as a connective layer, integrating with external human resources software and collaboration tools to enhance and optimize its employee onboarding process and connect departments, people, data and processes;

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Oscar Insurance Corporation, a health insurance company built around a full-stack technology platform, uses our platform as a unifying workspace to connect its 45 scrum teams to manage their backlogs and product roadmap as well as enable other departments to run multiple initiatives involving numerous internal and external stakeholders;

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Indosuez Wealth Management, the global wealth management brand of Crédit Agricole Group, which is the world’s largest cooperative financial institution, uses our platform as a unifying workspace, bringing together several global entities to centralize data and provide executives with a single source of verified information;

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The National Hockey League, the world’s premier professional ice hockey league, uses our platform within its IT department to track its development efforts and build new work tools for over 30 business units; and

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The Ray White Group (Real Estate) Partnership, the largest real estate franchise in Australia and New Zealand, uses our platform as a customer relationship management interface to manage leads, with the added benefit of automated lead nurturing through an email integration and notification system.

Self-Serve Funnel Complimented by Expanding Sales-Led Motions
Our focus on seamless adoption of our platform starts with ensuring that customers can easily and independently get up and running on our Work OS. This is accomplished through a self-serve funnel where virtually any user can sign up and immediately gain value, regardless of their technical skills.
Once customers adopt the platform and realize its value, their usage often grows organically, expanding across use cases and departments. As this expansion takes place virally, it is also accelerated through our sales-assisted motions and our partners network. Our customer success teams engage with our customers in an effort to help them grow and achieve their business objectives through our platform. This has created a successful growth cycle: the more value customers gain from our platform, the more new users and use cases are added by such customers, which in turn adds even more value to our customers.
As a result of this strategy, we have recently experienced significant growth in our larger customers. For example, the number of enterprise customers on our platform, which we define as customers with more than $50,000 in ARR, grew from 76 as of December 31, 2019 to 264 as of December 31, 2020, representing an increase of 247%, and from 105 as of March 31, 2020 to 335 as of March 31, 2021, representing an increase of 219%.
This strategy is augmented by our Product Solution go-to-market approach. We customize the user experience across the customer lifecycle, from initial discovery through marketing campaigns to onboarding with pre-designed templates and workflows leading to end-to-end-Product Solutions.

Our Growing Ecosystem
We recently expanded the scope of our building blocks by extending our platform to external developers through a low-code framework and an apps marketplace. The apps framework and marketplace allow customers, partners and external developers to easily create their own building blocks and apps. As of December 31, 2020, we have not incurred any revenues from our apps marketplace nor do we have any revenue sharing arrangements with external developers.
The monday.com Way
Our culture is why we win. Our culture is more than a catch phrase or a poster on a wall. It is what we do. It is how we act. Our culture is the ‘monday.com way.’
The ‘monday.com way’ includes five key elements that guide our actions: (i) transparency and trust, (ii) customer-centricity, (iii), product-first, (iv) ownership and impact, and (v) speed and execution. We carry out these values throughout every aspect of our business, both at the individual level and as a collective organization. These values instill a deep sense of commitment in every person on our team, empower us all to make informed decisions with speed and focus our efforts on serving our customers through amazing product experiences. We believe the monday.com way has been a key factor in our success and a key differentiator for our business.
Our Success by Numbers
We have experienced rapid growth since launching our product in 2014. Our revenue was $78.1 million and $161.1 million for the years ended December 31, 2019 and 2020, respectively, representing an increase of 143% and 106% in the years ended December 31, 2019 and 2020, respectively. Our revenue was $31.9 million and $59.0 million in the three months ended March 31, 2020 and 2021, respectively, representing a period-over-period growth of 85%. Additionally, we had a net loss of $91.6 million, $152.2 million, $19.9 million and $39.0 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. We had negative net cash used in operating activities of $36.7 million, $37.2 million, $5.1 million and $0.6 million in the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively, with negative adjusted free cash flow of $38.4 million, $40.7 million, $6.0 million and $1.6 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. Adjusted free cash flow is a non-GAAP financial measure. For additional information concerning the limitations and reconciliations of our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”
From inception through March 31, 2021, we have used approximately $121 million of capital to finance our operations, generating more than $2 of ARR for every $1 of capital used in such time. We define capital used to finance our operations as the amount of proceeds generated from our financing rounds from inception through March 31, 2021, less cash and cash equivalents and short-term bank deposits as of March 31, 2021, plus borrowings under the Revolving Credit Facility as of March 31, 2021.
The monday.com Equal Impact Initiative
We believe that it is our responsibility as a company to use our unique expertise to create positive social impact across the globe. As a Work OS provider, we empower teams and organizations of all sizes to focus on high-value work, increasing the efficiency and output of their businesses. While our customer base largely consists of for-profit entities, we also want to have an impact on nonprofit organizations that aim to have a positive impact on our world.
On        , 2021, we established the Equal Impact Initiative to further our mission of closing the digital divide between the for-profit sector and the nonprofit sector. We aim to aid the digital transformation of nonprofit organizations so they can make a greater impact. Our goal is for the Equal Impact Initiative to provide a robust digital transformation toolbox for nonprofit teams.

The toolbox will consist of monday.com subscriptions and product support, digital infrastructure, education, services and volunteer support, including the following:
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Product match.   We intend to offer up to $1 worth of free or substantially discounted monday.com subscriptions to nonprofit organizations, including product support, for every $1 of revenue we generate. We do not expect that these discounted subscriptions or donations will have a material impact on our results of operations.

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Employee time.   We intend to provide every employee with the opportunity to volunteer 1% of their paid work time to any approved charitable or community initiative. We do not expect that such allocation of employee time will have a material impact on our results of operations.

In order to carry out our Equal Impact Initiative, we will establish the monday Foundation, a 501(c)(4) social welfare organization under Delaware law. The monday Foundation will be charged with helping us carry out our social responsibility mission. We intend to fund the monday Foundation as follows:
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Equity pledge.   Following the closing of this offering, we intend to issue the monday Foundation a warrant to purchase         ordinary shares, with an exercise price of $0.01 per ordinary share. Commencing two or more years following the closing of this offering, and for a period of approximately ten years, we intend to issue additional ordinary shares or warrants exercisable for ordinary shares to the monday Foundation in order to continue to fund its charitable initiatives to promote the Equal Impact Initiative. As of the date of this prospectus, we have not determined the amount of ordinary shares and/or warrants exercisable for ordinary shares that will be issued to the monday Foundation, as such decision will largely depend on the funding requirements and performance of the monday Foundation on an ongoing basis. However, we have determined that we will limit any equity contribution to the monday Foundation to no more than 1% of our outstanding ordinary shares on an annual basis, measured as of the end of each fiscal year, with any unissued amount up to a maximum of 1% in the aggregate measured as of the end of the prior fiscal year carried over to subsequent fiscal years. We expect that the monday Foundation will use the donated equity to fund the above-mentioned digital transformation toolbox, including cash grants to nonprofit organizations.

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One-time grant.   We intend to donate 1% of the proceeds from this offering to the monday Foundation. See “Use of Proceeds.”

We believe our Equal Impact Initiative will play a large role in shaping the future of monday.com, our values and our ecosystem. See “Risk Factors — Risks Related to our Equal Impact Initiative and the monday Foundation.”
Our Industry
We believe we are at the center of generational shifts in technology and the way people work that create significant opportunities for our business, including the following trends:
Organizations are Digitizing their Work
Organizations are digitizing the workstreams previously performed in physical environments and reengineering their existing digital processes to gain more speed and efficiency. Flexible and adaptable software will determine the success of these digital transformation efforts and how businesses will compete in the digital era. According to IDC, 65% of global gross domestic product is expected to be digitized by 2022, driving over $6.8 trillion in global spending on digital transformation from 2020 to 2023.
Organizational Agility is Critical to Business Success
According to Oliver Wyman, as of April 2018, nearly 90% of chief innovation officers and related roles said agility was highly important to the future success of their companies and 95% said they needed to become more agile in the future. However, only 26% rated their company’s agility as high or greater. To close this gap and keep pace with rising customer expectations and evolving needs, organizations are increasingly relying on software to increase their agility and become more resilient to change.
Work is More Distributed, Cross-Functional and Reliant on Software
Organizations are increasingly adopting distributed models of work across geographies through a combination of on-site and remote locations. According to Gallup, 33% of U.S. workers worked exclusively from home as of September 2020, while another 25% of U.S. workers will pursue employment which allows them to work partially from home in the future. Additionally, teams must increasingly work together and across departments within organizations to collectively address problems and achieve optimal outcomes. As a result, organizations are becoming more reliant on software to foster a culture of inclusion and drive business success.
Everyone Needs to Leverage the Power of Software to do Their Jobs
Historically, the full power of software was only accessible to a limited number of highly trained employees who could manipulate and customize it based on their organization’s preferences. The digital transformation of organizations and increasing need for flexible solutions to address evolving and complex problems have made it necessary for a larger portion of the 1.25 billion global information workers (according to Forrester in 2018) to be able to create software tools to fit their needs.
Access and Adoption of Software can be Frictionless
Software has historically been too complex, unapproachable and expensive for end users to access. More recently, software design has focused more on user experience and enabling frictionless adoption. Additionally, the internet has allowed users to download, experiment and purchase software on their own, and the emergence of the software-as-a-service industry has also enabled users to more easily adopt software. We believe these trends are important to democratizing the power of software for everyone and fostering a culture in which users enjoy using their software.
Software Automation is Poised to Unlock Human Potential
Recent advancements in software automation have the ability to transform human potential and productivity. Automation eliminates manual, repetitive work and enables information workers to focus on deeper, more impactful work, eliminate manual mistakes and increase productivity.
Limitations of Existing Approaches to Software
Existing approaches to software have many or all of the following limitations:
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Constraining Architectures.   Most software has been built to standardize repetitive workflows and processes. These architectures are rigid and use a common interface for all users accessing the software. These limitations force users to conform and adapt their working styles to the software in order to solve problems a certain way.

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Ease of Use versus Complexity Tradeoff.   On one hand, software designed to be easy to use is unable to meet the demands of today’s work environment. On the other hand, software designed to handle complexity is difficult to use. Users are often forced to bridge this gap by using additional tools.

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Function-Specific Orientation Leads to Silos.   Software solutions have typically addressed use cases for specific functions within a company, including sales, marketing, human resources and engineering, among others. However, this function-specific approach leads to silos within organizations as each department works within their own specific toolset and learns from data that is only available to them. This, in turn, leads to organizations having an incomplete view when making decisions and experiencing difficulty in efforts that require cross-functional work.

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Work and Communication Are Disjointed.   Users tend to communicate through separate platforms from where they operate and work, resulting in repetitive and redundant meetings and double work. This results in slow processes, poor visibility across companies and uninformed decision-making.

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Manual, Error-Prone and Repetitive.   Existing tools often lack automation capabilities. This results in significant amounts of employees’ time spent on manual and error-prone work that reduces their productivity and limits efficiency.

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Closed Platforms that Lack Integration.   The majority of software currently on the market requires coding to integrate and synchronize data with other platforms and tools. The lack of integration, cooperation and openness amongst these tools often results in organizations and users being forced to use certain limiting software, regardless of whether it is the optimal solution for the specific use case.

Rise of the Work Operating System
Organizations have historically run their businesses completely dependent on pre-packaged software. They also relied on solutions internally developed by a fraction of their employee base who did not fully understand the way users think and want to work. As a result, organizations were forced to manage and run their businesses to fit the software they were provided, instead of in a way that fits their needs. These rigid frameworks limited their ability to work efficiently and with agility, grow their businesses and have a complete perspective of their businesses.
Work OS is our vision for democratizing the power of software for everyone so organizations can easily build software applications and work management tools that fit their needs. Our Work OS allows users, teams and organizations to create their own Product Solutions to suit their specific and ever-growing needs and gives organizations a unified view of their operations. As adoption of our Work OS grows within an organization, it becomes the unified workspace that acts as the connective layer across all of their applications and departments.
Our Opportunity
Our Work OS is broadly applicable for any organization and team across a growing number of use cases. According to estimates from IDC, our total addressable market was $56.1 billion in 2020 and will grow to $87.6 billion in 2024, representing a 4-year CAGR of 12%. We calculate these figures by summing the sizes of the following markets, which correspond to the most common use cases on our platform: project and portfolio management ($4.0 billion), collaborative applications ($21.7 billion), sales force productivity and management ($11.5 billion), software change, configuration and process management ($4.6 billion) and marketing campaign management ($14.3 billion). Because our platform serves many different verticals, we believe we have the ability to grow our market opportunity rapidly and expect to add more verticals over time.
Our Platform
With our Work OS, organizations can build software applications and work management tools to fit their needs. Our no-code and low-code platform consists of modular building blocks that are simple enough for anyone to assemble yet powerful enough to build solutions that drive the core functionality of any organization in any vertical. On top of our Work OS, we are building Product Solutions, including software applications and work management tools, for verticals such as marketing, CRM, project management, software development and more. The Product Solutions are built with our building blocks and apps to answer specific needs.

Users use boards to hold any information and processes they have, within items and columns. Our schemaless database infrastructure is completely flexible, allowing users to easily define the way they capture and present data.They use views to manipulate and consume that board information in different ways. Users can create forms to capture data from anyone, including non-monday.com users.
Integrations pull data from other applications into the board, export data to other systems and synchronize data across applications. Automations eliminate repetitive manual processes, saving time and reducing human error.
Users build dashboards that pull data across many boards so stakeholders can get a complete high-level view on anything they may want. Users can access a variety of monday.com “stores” to further customize any kind of building block: for example, the column store allows customers to add new data types to any board, including location, formulas, numbers, text and dates. The views store provides different types of interactive interfaces, including calendar, location and timeline views. The dashboard widget store includes many widgets such as graphs, lists and numbers for use in any dashboard layout customers want to create. Users can organize their boards and dashboards using workspaces.
External developers can extend the platform and develop their own views, dashboard widgets, integrations and automations with our low-code framework. The result is a platform that is virtually limitless and can solve nearly any complexity related to a business.
Our Apps Marketplace
We recently expanded the scope of our building blocks by extending our platform to external developers through a low-code framework and a new apps marketplace. Our low-code framework and flexible application programming interface allows customers, partners and external developers to easily create their own building blocks and apps, either for private or public use. Developers and app builders can also distribute their building blocks and solutions through our apps marketplace. As of March 31, 2021, 16,925 developers had visited the “Developers” section of the platform in order to build an app.
Additionally, we have a growing community of partners across different channels and independent software vendors that are adding and expanding their businesses by leveraging our apps marketplace. From cross-industry apps to diverse niche apps, we provide the platform and the tools needed to allow customers and vendors to easily build their own apps, which further supports the potential of our platform and our long-term growth.

Key Benefits to Our Customers
Our platform enables customers to:
•
Democratize the Power of Software to All Users.   The possibilities of our platform are virtually endless, as it enables each user to manipulate and access software in ways that fit their needs.

•
Accelerate Digitization.   Our platform helps our customers digitize their business operations and reengineer existing digital processes to make them more efficient. This enables our customers to increase their organizational agility, speed and efficiency.

•
Create a Unified Workspace.   By serving as a connective layer, our platform brings organizations’ departments, applications and data into a unified workspace. As of March 31, 2021, 84% of our enterprise customers used integrations to connect our platform to other tools and systems used within their organization. This enables organizations to make complete, data-driven decisions, eliminate silos across the organization and centralizes all tools in one place.

•
Make Data-Driven Decisions.   Everything in our platform is data, which can be tracked, measured and analyzed. Our customers are able to capture new insights that were previously unavailable to them. This allows them to implement more data-driven decision making.

•
Increase Productivity and Deep Working.   We believe our platform greatly reduces the reliance upon meetings, communications and emails. This gives employees significant time back to their days to perform more work and unlocks greater potential. Additionally, our platform automates repetitive, manual and error-prone work, which frees up our users’ time and energy to focus on more impactful work, such as creative thinking, problem solving and innovative ideas. For the twelve months ended March 31, 2021, over 800 million manual actions where automated on our platform. As of March 31, 2021, 99% of our enterprise customers used automations on the platform and, as of April 30, 2021, 95% of our enterprise customers used more than 50 automations as part of their workflows.

•
Enhanced Company Culture.   Our platform helps to foster a culture of inclusion, ownership and clarity. By empowering everyone to think more holistically and have access to greater information, our platform helps promote better idea-sharing and brainstorming across organizations.

Our Growth Strategies
We intend to drive the growth of our business by executing on the following strategies:
•
Innovate and advance our platform.   We have a strong history of technological innovation, releasing new building blocks and features on a regular basis and making frequent updates to our platform. We intend to continue making significant investments in research and development and hiring top technical talent to enable new use cases, serve more verticals and increase enterprise-grade features on our platform. Our ability to innovate is amplified by our apps marketplace, with external developers also expanding our building blocks and creating software applications and work management tools that fit a variety of use cases. We believe these investments will expand our addressable market by enabling us to serve more customers in new verticals and customers in regulated industries with greater security requirements.

•
Drive growth by acquiring new customers.   We believe that our platform can be used by nearly every organization across the world and the opportunity to continue increasing our customer base is substantial. To drive new customer growth, we intend to continue investing in sales, marketing and our partner ecosystem, with a focus on delivering complete Product Solutions and tailored features for specific use cases, both top-down and bottom-up selling to engage both business users and decision-makers, paid and organic customer outreach and more account-based marketing outreach efforts.

•
Drive increased adoption and expansion within our existing customer base.   As our customers realize the benefits of our platform, they typically add more users and use cases,

while expanding across different departments. As a result, our Net Dollar Retention Rate for customers with more than 10 users was 116%, 119%, 119% and 121% for the three months ended December 31, 2019 and 2020 and March 31, 2020 and 2021, respectively. We plan to continue investing in ways to expand within our existing customer base. We are constantly adding tools and services to drive adoption and expansion to customers of all sizes, while continuing to expand our focus on the needs of larger enterprise accounts. We will also continue to reach out to and expand our partners network, to deepen and broaden product adoption and scale.
•
Expand our global footprint.   We will continue investing in local advertising channels, partnerships and localizing our platform to address existing and new regions. As of March 31, 2021, our geographically dispersed sales workforce consisted of 237 employees from our sales and partners teams, as well as 45 customer success managers. We also have 112 channel partners spread across North America, LATAM, EMEA and APAC, including Devoteam Mexico, Avisi and Matrix in Europe, Dialog Information Technology in Australia, AktieNow in Brazil and Sphere Partners in the United States. For the year ended December 31, 2020 and the three months ended March 31, 2021, approximately 52% of our revenues were generated outside the United States and approximately 48% was generated in the United States. We believe there is an opportunity to increase our global presence even further over time.

•
Grow and invest in our ecosystem strategy.   We recently opened our platform to developers, channel partners, global system integrators and customers to create their own building blocks.

The Components of our Platform
The key components of our Work OS include:
•
Boards: capturing data and managing processes.   Boards work to capture data and manage processes. Our boards are at the core of our platform, as they are the starting point above which all functionality on our platform is built. Each board has the infrastructure of a schemaless database with an easy-to-use interface, which users can easily customize, populate and build applications on top of. Boards consist of items, which are individual rows in the board, and columns, which represent a single type of data. Users can start from a blank slate or with one of approximately 130 template boards for any use case.

•
Items: customized to fit any use case.   An item is a row within a board that can represent virtually anything a user chooses, including an entity, workstream or campaign. Users populate items with actions, steps, leads, contacts, or other elements of a workstream. Users can communicate within the updates section of the item, keeping all communication within a specific context. Within an item, users can collaborate with each other, write text, attach files, and tag other users, as well as much more.

•
Columns: represent data in a tailored way.   Each item has a number of columns associated with it. Users add columns to identify owners of an item or workstream, track status of an item, rate specific items, add files related to the item, along with many more options. Users can also customize columns to fit virtually any use case. Examples of columns include:

•
The Status Column.   Allows users to keep track of progress.

•
The Time Tracking Column.   Allows users to understand where time is being allocated relative to progress being made.

•
The Location Column.   Allows users to add the address of a specific location and visualize it on a map.

Q3 Marketing calendar
Brand assets
Campaign statistics
Subway campaign locations
Map
Satellite
Active listing
View item
Project planning
This month
Owner
Status
Timeline
Due date
Priority
Finalize kickoff materials
Done
Oct 12
Refine objectives
Working on it
Oct 5
Identify key resources
Stuck
Oct 2
Next month
Update contractor agreement
Done
Nov 28
Conduct a risk assessment
Working on it
Nov 21
Q3 Marketing Timeline
Team effort
Q3 Planning
Phase A
Research
Competitors overview
Define release
Phase B
Design solution
Test with users
Phase C
Confirm budget
Prepare to market
Press kit
Full release
Team Iteration
New FB campaign
Blog post option A
Blog post option B
YouTube asset
Update YouTube texts
October promo launch
Instagram campaign

All items and columns in a board are synced in real time as they change to keep everything up to date within the context of users’ work. They can also connect multiple boards to support more complex use cases.
•
Views: visualize and manipulate a board’s contents to suit users’ needs.   We offer a variety of views, allowing a board’s contents to be visualized and interacted with in a way that suits a user’s needs. Users can update their data within any view they choose, with these changes reflected on the board in real-time. With our growing views store, users can visualize and manipulate data on the board to fit any need, vertical or industry. Any developer or user can create their own custom views as well.

Submit your order
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Palmero USB Drive - 8GB
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Rich Mitelmann
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Ollie Laptop Backpack
5,100
Orr Wolfson
Tampines, Singapore
+65 627 81888

•
Forms: capture data from others, including non-monday.com users.   Users can capture additional data through intuitive, web-based forms that are easily populated by their recipients, including from non-monday.com users. Each response creates a new item within the board, with all of the data supplied by the recipient automatically populated in the relevant columns. Forms can be adapted to suit nearly limitless use cases, including ticketing and order management.

Automations Center
Board Automations / 2
Categories
Basic
Featured
Notifications
Status Change
Recurring
Due Dates
Item Creation
Move Item
Subitems
Dependencies
Announcements
Custom
Search
Notifications
When status changes to something, notify someone
When all items in this group have the status of something, notify
When date arrives and status is something, notify someone
When a column changes notify someone
When status changes to something, notify someone
Mashari
Omri
Julia
Anything
Working on it
Stuck
Done

•
Automations: create complex workflows that automate repetitive processes.   Once a board is populated with items and columns, our platform can be used to easily build automations for complex workflows. Automations are triggered based on actions that occur or thresholds that are reached and can include notifications, item creation, assignment of ownership and due date, and moving an item to another board. Users can automate work using our predefined automations or they can create their own automation using our “Custom Automations Builder.”

Integrations Center
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When a new deal is created in HubSpot, create an **item** and sync all future changes from HubSpot
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•
Integrations: connect with external tools to share data and automate actions across tools. Integrations allow our users to connect with external tools to share data and automate actions across tools. Currently, our integration center includes 40 integrations to other tools and growing, such as Gmail, Outlook, Jira, Salesforce, Google Drive, Dropbox, Stripe, Slack and Zendesk. Any developer can also create an integration. Integrations serve as a connective layer to create a unified workspace in an organization. For instance, users can set an automation that when a charge event occurs in Stripe, an item is automatically created in the specified monday.com board and a user is notified.

Company KPIs
2-8
9-15
16-22
23-29
1-7
Overall progress
Monthly
43%
150
100
50
0
Projects overview
Done
Working on it
Stuck
Budget tracker
$50,796

•
Dashboards: a high-level view of everything happening across an organization.   Users can create dashboards with summaries and reports to track progress across all of their monday.com workstreams. These dashboards can provide visualizations of everything that is happening across their organization for all users who are using our platform.

Dashboards Center
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Widgets
Widgets by categories
All Widgets
Recommended
Staying on Top
Motivation
Media
Personal
Apps by monday.com
Account Apps
Recommended
53%
77%
45%
Overview
See the status of all your projects
Numbers
Get a quick view on all number columns
Workload
See who's busy and who's available and quickly re-balance their work
Llama Farm
Get motivated as a team to turn all of your llamas green!

•
Dashboard widgets: track all data on a single pane of glass.   Users can select any dashboard widget according to the data they want to display to build a dashboard, with different visualizations of the data they want to track, all on a single pane of glass. Dashboard widgets allow users to immediately gain high-level insights and analysis visually. We are constantly adding new dashboard widgets, while existing ones include:
◦
Board Updates Widget.   Users can see a livestream of updates from their favorite connected boards.

◦
Chart.   Users can pull information from several boards and view as one chart.

◦
Progress Battery.   Users can track overall progress of their workstreams.

Workspaces
Search workspaces...
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Marketing
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Campaign tracking
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Weekly reviews
Article pages - marketing
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Marketing campaigns
Marketing
Joined
Campaign tracking
Next steps
Owner
Status
Time tracking
Files
Monitor campaign performance
Done
4h 14m 27s
Finalize assets for FB campaign
Working on it
1h 15m 38s
Conduct A/B test for invite emails
Stuck
2h 55m 2s
Milestones
Owner
Status
Time tracking
Files
Launch NYC subway campaign
Done
2h 55m 2s
Launch Toronto subway campaign
Working on it
6h 50m 38s
Host design conference
Stuck
8h 39m 22s
Update summer sale brief
Done
2h 55m 2s

•
Workspaces: keep work organized as work increases.   Users can organize and centralize boards and dashboards using workspaces, which are defined by any category the user chooses. In large organizations, workspaces can represent a department or a team working on a project, for example. Users with workspace-level permissions can also restrict access and protect private information.

Mobile Application

Boards
Most recent
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iOS Roadmap Ideas
Recently edited by
+99
Mobile- Focus and core values
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Recently edited by

Board list

Q3 Marketing Plans
Board
August
Revamp microcopy
Homepage update
Analyze ad performance
NY campaign
Needs
Subitems
Subway campaign
Billboards campaign
SF campaign

Board

Q3 Plans
Timeline
10-16.7.2020
Today
M 10
T 11
W 12
T 13
F 14
S 15
S 16
New Logo's f...
food and beverages
Summary
11 more
EH
Instruments
Ramps
Costumes & t...
Kids Activities April 2020
Q3 Plans > Summer events
Owner
Ariel Pollack
Status
Working on it
Received
Jul 17, 2019

Timeline view

Q3 Plans
Calendar
March
Today
S M T W T F S
1 2 3 4 5 6
7 8 9 10 11 12 13
14 15 16 17 18 19 20
21 22 23 24 25 26 27
28 29 30
Kids Activities April 2020
Q3 Plans > Summer events
Owner
Ariel Pollack
Status
Working on it
Received
Jul 17, 2019

Calendar view

Q3 Plans
Battery
Priority (30 items)
22% Done
Working on it 4/30 13%
Stuck 4/30 13%
Waiting for dev 5/30 10%
Done 7/30 22%
Ready for dev 10/30 42.5%

Battery view

Mobile capabilities have become a key requirement for users as more work is done outside the office, including in industries where operational mobility is critical to success, such as construction or real estate. We have invested in our mobile development to ensure the high performance of our platform on smartphones and tablets. Our native mobile application is built for both iOS and Android and is designed to support mobile-first customer use cases. Our mobile application’s robust functionalities differ from the desktop’s version, as we designed it to be more compact and thumb-friendly, creating an easy-to-use, on-the-go experience.
The monday.com Way
Our culture is why we win. Our culture is more than a catch phrase or a poster on a wall. It is what we do. It is how we act. Our culture is the ‘monday.com way.’
The ‘monday.com way’ includes five key elements that guide our actions, whether big or small:
•
Transparency and Trust.   Radical transparency, data accessibility and trust allow us to reduce complexity, ensure that we are all working towards the same goal and increase accountability and ownership. We believe that our employees must have access to information to make decisions correctly, quickly and in coordination with each other. Transparency is a tool that helps us harness our collective intelligence and eliminates politics and bureaucracy.

•
Customer-Centricity.   We embrace the opportunity to engage with our customers, help them solve issues and exceed their expectations. We have achieved leading benchmarks for customer service, answering tickets above average industry response time. We prioritize customer satisfaction over our potential short-term gains, and we believe that when our customers win, we win.

•
Product-first.   We believe that a product should work for the customer and not the other way around. We aim to create a product that is enjoyable for users, and we are constantly improving our offerings. Every feature is designed to be intuitive and accessible, as evidenced by the fact that more than 70% of our customers work in traditionally non-tech industries, such as real estate, banking, journalism and construction. As such, we hire designers and developers that focus on user experience.

•
Ownership and Impact.   We empower our employees to make their own decisions without being hampered by bureaucracy, approvals or fear of failure so that they can maximize their impact. We believe autonomy allows our employees to move faster, be more efficient and learn from their own mistakes.

•
Speed and Execution.   Speed is the key to success in everything we do. We believe speed and performance plays a large role in making our product successful. We constantly push the tempo to learn fast, gain first-mover advantage and deliver quickly. As we continue to scale, our ability to execute and adapt quickly will continue to give us a competitive edge.

The strength of our culture and our investment in human capital is reflected by our positive Glassdoor review, which, as of January 31, 2021, reflected 4.7 out of 5.0, a 97% chief executive officer approval rating, a 94% “Recommend to a Friend” rating, and a 96% “Positive Business Outlook Rating.” In 2020, we were ranked sixteenth in Dun’s 100 best high-tech companies to work for in Israel. As of December 31, 2020, we had 705 employees, representing a growth of over 100% since December 31, 2019, and 799 employees as of March 31, 2021.
Privacy and Security
We are committed to providing our customers with a highly secure and reliable environment. Our security model and controls are based on international standards and industry best practices, such as ISO 27001, ISO 27018, OWASP Top 10 and are subject to independent, annual SOC2 Audits. Additionally, our security model and controls include HIPAA compliant features.
We have a dedicated privacy team that builds and executes our privacy program, which includes working with our legal teams to conduct product and feature reviews, privacy and impact assessments and support for data protection and privacy-related requests. We monitor guidance from industry and regulatory bodies and update our product features and contractual commitments accordingly.

Our Technology and In-House Tools
Extensible Technology Platform
monday.com is a cloud-based, proprietary software-as-a-service platform that is built to be fully resilient, redundant and fault-tolerant, while staying agile, flexible and fast. To accomplish this, we utilize multiple data centers across multiple geographical regions of AWS and Google Cloud Platform.
Our in-house business intelligence tool, BigBrain, supports our data-driven culture by providing every monday.com employee easy access to all of the Company’s core data that is required for their job. We believe this allows our employees to work efficiently and provides them the ability to do their job the best way possible.
BigBrain collects and processes data from over 200 million events per weekday from multiple separate sources and aggregates it into one place that every employee can access. This enables our team to analyze and make informed decisions based on transparent data, in real time. BigBrain includes various tools such as a landing page generator, an AB test tool and media buying statistics tracking, all of which were built by our in-house team. BigBrain also aligns our team around key performance indicators (“KPIs”) and metrics. We proactively connect employees to the business status by sending a daily SMS with high-level KPIs and strategically distributed data dashboards powered by BigBrain throughout our offices.
We believe BigBrain supports our core product by paving the way for quick-to-market, efficient and high-quality execution. It also aligns with our values of transparency and trust within the monday.com culture.
Our Customers
We have a large customer base that consisted of 127,974 customers as of March 31, 2021, an increase of 34% from 95,254 customers as of March 31, 2020. Our customers span across thousands of use cases and across more than 200 different industries, and range from teams of two users to organizations of 7,000 users. Additionally, we have customers in approximately 38% of the Fortune 500 companies. Since inception, we have been focused on ensuring that any user can easily adopt our platform on their own regardless of his or her technical skills. Because of our easy-to-use interface, customers across industries use our platform, with more than 70% of our customers working in traditionally non-tech industries, such as real estate, banking, journalism and construction, alongside customers from traditionally tech industries, such as IT management, software development and e-commerce.

Representative customers by industry:
Software HubSpot, Inc. Lightspeed POS Inc. Semrush Holdings, Inc. Canva Pty Ltd. Software AG	Broadcasting & Telecommunications Hulu LLC BBC Studios Nielsen Sports America LLC NBC Universal Media, LLC Discovery Channel Priority by O2	Consumer Goods Mars, Incorporated Zippo Manufacturing Company Nautica Apparel Inc.	Healthcare Alexion Pharmaceuticals, Inc. NovoCure Limited Oscar Insurance Corporation Sanofi S.A. Bayer AG
Music Universal Music Group Deezer	Energy Engie SA Sempra Energy	Transportation & Machinery Daimler AG HOLT CAT Carvana Co.	Financial Services Cross River Bank American Family Insurance Indosuez Wealth Management
Entertainment & Leisure Peloton Interactive, Inc. National Hockey League Electronic Arts Inc.	Retail Commerce Coppel Lojas Riachuelo	Real Estate & Architecture Interior Logic Group The Ray White Group (Real Estate) Partnership	Hospitality Live! Casino & Hotel The Student Hotel
Education & Services Genpact Limited The United States Army — Defense Media Activity eMarketer Alabama Math, Science, and Technology Initiative
We believe that the following case studies illustrate how organizations of all sizes, operating in a broad spectrum of industries, benefit from our Work OS:
Priority by O2
O2 is the principal commercial brand of Telefónica UK Limited, which is part of the global telecommunications group Telefónica S.A. O2 has a loyalty platform for its customers — Priority, which serves bespoke rewards and grants customers access to exclusive events and experiences.
The situation
Priority’s delivery team works with short lead times to facilitate engaging, multimedia content to its millions of registered customers. The delivery team identified that they needed a new management system that would help alleviate some of the day-to-day challenges they faced when planning and managing campaigns.
The solution
Our Work OS replaced Priority’s tools and is now the driving engine behind its delivery pipeline. Our platform enables multiple teams to work together seamlessly across different facets of marketing campaign management. Each stakeholder can influence and input accordingly as they have full visibility and governance over their particular areas. This not only helps significantly reduce risk but also helps to promote an agile working methodology. Furthermore, this new digital and automated process increases delivery efficiency while also encouraging greater collaboration.

The impact
Now, with our Work OS, Priority’s delivery mechanism has been fully digitalized, helping to make the overall delivery output much more efficient. Flexible automations help reduce corporate risk and bring a greater level of reassurance when managing the live environment. Coupled with this, our Work OS allows for a fully customizable experience, aiding remote working and virtual collaboration.
Universal Music Group (“UMG”)
UMG is the world’s leading music company.
The situation
Over the years, UMG accumulated several collaboration tools that teams adopted independently. There came a point where each team member needed to navigate through dozens of disconnected tools to run core processes and workflows. The different territories, departments and labels within UMG were not working as effectively as UMG wanted. UMG needed a way to consolidate their toolset and leverage a common platform to optimize their way of working.
The solution
UMG evaluated our Work OS in their existing toolset and determined that it fit more than 80% of the requirements needed to become a standard for the organization. Once the platform was instituted as a standard, each territory, label and department leveraged our platform to create the specific solutions to suit their needs from configuring high-level dashboards to integrating with developer-focused software to bridge the gap between the technical and non-technical teams.
The impact
Since making our Work OS a standard at UMG, the adoption of our platform has grown exponentially with an account growth of 514% year-over-year from 2020 to 2021. UMG began with five users for record release management. In roughly three years, UMG expanded to more than 1,700 users across labels, departments and territories. As of the date of this prospectus, UMG is completing approximately 400,000 board actions on average each month, reflecting the manner in which UMG has embraced our Work OS.
Oscar Insurance Corporation (“Oscar”)
Oscar is the first health insurance company built around a full-stack technology platform and a relentless focus on serving its members.
The situation
Oscar grew rapidly and its existing tools did not allow its engineering and tech organization to automatically prioritize or see what backlog items were tied to key company initiatives. Oscar needed a robust platform to coordinate dependencies between 45 scrum teams.
The solution
Oscar implemented our Work OS across their organization to bring their backlogs, product roadmap and other key initiatives into one unified workspace. One of the key requirements prior to adopting our platform was ensuring that the data security was in compliance with HIPAA standards.
The impact
Oscar kicked off the implementation in November 2020 during the busiest time of their fiscal year. The goal was to test our Work OS with a team of 10 users and then expand to their engineering department in January. By mid-December 2020, Oscar already had over 400 users on our platform. In less than six months, Oscar onboarded 750 users, and our platform continues to spread rapidly across the organization with the goal of having 1,200 users onboarded by June 30, 2021.
HubSpot, Inc. (“Hubspot”)
HubSpot is an American developer and marketer of software products for inbound marketing, sales and customer service.
The situation
HubSpot needed to improve internal communication and coordination surrounding the onboarding of new employees among nine different teams across 12 global offices. HubSpot relied on multiple disconnected tools, which caused delays in their hiring processes and generated uncertainty among the teams involved.
The solution
HubSpot adopted our Work OS to function as a connective layer, integrating with its internal and external human resources software and collaboration tools to enhance and optimize its employee onboarding process. Our platform provides their different teams with visibility through integrations to ensure that each stage of the onboarding process runs smoothly, offering candidates and new hires a superior experience. Our Work OS has become the system of record for new hire onboarding data at HubSpot and serves as the backbone for the administration of multiple peripheral processes.
The impact
With HubSpot’s internal and external tools integrated into our Work OS, everyone involved in the onboarding process can immediately respond to issues that cause delays. Previously, it could take up to a week to identify issues in the onboarding process, but now it takes less than a day to identify and resolve any issues, enabling HubSpot to respond quickly and efficiently.
Indosuez Wealth Management (“CA Indosuez”)
CA Indosuez is the global wealth management brand of Crédit Agricole Group, the world’s largest cooperative financial institution and one of the leading banks in Europe.
The situation
For years, CA Indosuez acted as nine independent banks, each relying heavily on outdated methods of communicating and collaborating such as email, spreadsheets, slide decks and paper. It took several hours to collect and compile all the banks’ data to present it each month to their senior leadership.
The solution
As part of CA Indosuez’s digital transformation, they established a goal that their nine global entities act as a single bank. CA Indosuez implemented our Work OS to facilitate the transition to a way of working in one unified workspace that would allow the nine global entities to consolidate their data, information, processes and resources in one place. CA Indosuez uses our platform’s building blocks to run key processes with automations and create real time dashboards for their senior leadership to gain a holistic view of the multiple global entities’ progress and activities.
The impact
With our Work OS implemented across CA Indosuez, CA Indosuez was able to eliminate the use of multiple tools. With everyone working in one unified workspace, all data and information entered into boards automatically consolidates everything into real-time dashboards for senior leadership. Our Work OS saves CA Indosuez numerous hours every two weeks as a result of not having to manually pull data from multiple spreadsheets and put together slide decks for their committee meetings.

HOLT CAT
HOLT CAT is a heavy equipment dealer for the world’s leading manufacturer of construction equipment.
The situation
HOLT CAT, the largest Caterpillar dealership in the United States, needed a dynamic solution for optimizing both customer-facing and internal processes and workflows beyond what traditional methods such as email or one-dimensional software could offer. Work silos needed a means of being brought together efficiently and seamlessly to maximize workflow continuity in their efforts to sell, rent, lease and manage thousands of assets for thousands of customers and employees.
The solution
HOLT CAT initially adopted our Work OS for a small team of 10 users and it quickly grew organically to over 580 users between March 2019 and March 2021. HOLT CAT now uses our platform across the organization for a wide range of processes and workflows from equipment tracking and warranty claim processing to customer service communication and feedback processes. Teams at HOLT CAT rely on automation and forms to enhance their processes and have even started using an integration that allows them to text customers directly and automatically from our platform.
The impact
HOLT CAT is now working more efficiently, heavily reducing duplicated efforts as a result of saving approximately 2,500,000 manual human actions using our Work OS and its automation capabilities.

Stefana Muller
Senior Director of the CTO
Product & Program Office, Oscar

oscar

monday.com Work OS has saved about 1,850 hours of staff time and somewhere in the range of $50,000 a month.

Tye Rapley-Hawkins
Head of Delivery,
Priority by O2, Telefonica

Telefónica | O2

We have a lot more cohesion, a lot more collaboration between teams even if they're not in the same location.

Jane Tham
VP of Collaboration
Technologies, UMG

UNIVERSAL
UNIVERSAL MUSIC GROUP

Every month, there are more than 400,000 board actions... which means people are actively engaged on this platform.

Jasper Madrone
Technology
Strategist, HubSpot

HubSpot

It gives power to people who might not have as much technical experience to create smaller apps and functions that can handle a ton of our business use cases.

Research and Development
Our research and development (“R&D”) group, which we also refer to as our “builders group,” consists of autonomous, multidisciplinary teams of engineers, analysts, designers and product managers, each with high talent density and its own product mission.
These small and agile teams are empowered to make independent decisions, move quickly and are able to execute at a faster pace, releasing over ten deployments a day while meeting high quality assurance standards. Our builders group works in a closed loop of customer feedback, testing and data to remain connected to our users to keep our product aligned with their needs.
We invest substantial resources in R&D to improve and scale our product. The builders group is a lean and efficient organization within monday.com with a highly significant impact on our revenue. As of March 31, 2021, we had 198 employees in our builders group.
Sales and Marketing
We employ a hybrid approach to sales and marketing, combining an extensive self-serve funnel with direct sales from our partners and sales team.
Marketing
With our bottom-up marketing approach, we initially target customers on the team level. We cast a wide net of performance-based marketing, brand advertising and organic marketing across several digital and offline channels.
Because of this wide reach, our marketing efforts bring a variety of leads, from small businesses to Fortune 500 companies. Upon discovering our platform, customers enroll in a 14-day free trial of our Pro plan, after which they are prompted to either continue with our Free plan for small teams (limited to two users) or pay for one of our four paid subscription plans. As these customers convert and realize the benefits of our platform, they invite more teams to join. As a result, we also benefit greatly from viral, word-of-mouth marketing.
Sales
As our self-serve funnel customers grow, and as part of our flywheel sales approach, our sales teams actively monitor customers’ usage patterns and engage to help them achieve their goals and become more successful. Our sales team is comprised of account executives and account managers, who are segmented by region and customer size. Our account executives are primarily focused on acquiring new customers while our account managers are primarily focused on helping existing customers expand their usage within their organization.
Our Customer Success Teams
Our customer success teams are experts regarding the monday.com platform and augment our sales teams by helping customers realize the benefits of the platform. By ensuring that our customers fulfill their business objectives, our customer success team helps increase usage of the platform and long-term loyalty. They also play a key role in the flywheel sales motion, supporting account expansion.
Our Partners
Our global partner ecosystem was built to extend our reach, add product value, and position monday.com and its partners as leaders in the market. Our ecosystem includes leading enterprise software companies and emerging startups, global system integrators and a geographically dispersed network of channel partners. Since we established our partners team, we have recruited 112 global channel partners, including Devoteam Mexico, Avisi and Matrix in Europe, Dialog Information Technology in Australia, AktieNow in Brazil and Sphere Partners in the United States. With those partners, we now have more than 400 certified sales and customer success experts around the world.
We are working with some of the world's leading tech companies like Adobe and Microsoft as well as with a broad set of independent software vendors to deepen our Product Solutions and strengthen our ability to serve as the enterprise connective layer across organizations.
Our Customer Experience Team
Our customer experience team provides 24/7 support to our customers. We offer support to every account and every user, with extended service to enterprise customers. All customers receive an extensive self-service knowledge base, weekly webinars, on-demand demonstrations and access to the monday.com community, a place to connect with thousands of monday.com users to learn and share ideas. Our extended service includes priority support and specialized onboarding services, along with additional services.
Our Competition
We are creating a new category of software, our Work OS, that seeks to change the way people work and businesses operate. As a result, we compete across multiple different markets. For the five-quarter period ended March 31, 2021, approximately 70% of the work on our platform was done by our customers in lieu of, or as a replacement for, spreadsheets, emails and meetings. For the remaining 30%, we competed with other Product Solutions, offering a product that is highly competitive and rapidly evolving. Our competitors include the following:
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companies that primarily offer project and work management solutions, including application of processes, methods, skills and knowledge to achieve specific objectives. This includes companies such as Asana, Inc., Wrike Inc., SmartSheet Inc., Notion, Inc., Citrix Systems Inc., Zendesk, Inc. and Freshworks Inc.; and

•
companies that offer Product Solutions across other use cases we serve, such as customer relationship management solutions, software development tools and marketing campaign management. This includes companies such as SugarCRM, Pipedrive, Zoho, Inc., Atlassian Corporation PLC (Jira), Procore Technologies, Workday, Inc., BambooHR, LLC, Hootsuite Media Inc. and Adobe Experience Cloud.

In the future we will likely face increased competition from a number of Work OS providers. Our principal competitive factor is our open and modular infrastructure, leading in flexibility and adaptability and our ability to scale our vertical and horizontal offerings as we continue to rapidly build end-to-end Product Solutions. We believe that our ability to compete successfully depends primarily on the following factors:
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our ability to introduce new, and improve on existing, features, products and services in response to competition, user sentiment, online, market and industry trends and the ever-evolving technological landscape;

•
our ability to continue to increase social and technological acceptance of our Work OS;

•
continued growth in the digitalization of the workplace;

•
our ability to maintain the value and reputation of monday.com as a solution; and

•
the scale, growth and engagement of our community relative to those of our competitors.

Our Facilities
Our current corporate headquarters are located in Tel Aviv, Israel where we lease approximately 40,000 square feet pursuant to an operating lease that is expected to expire in May 2021. Our new corporate headquarters, which we expect to occupy commencing in June 2021, consists of approximately 200,500 square feet.
We lease additional office-space in New York City and Sydney. We further intend to expand our global facilities or add new office-space as we add employees and enter new geographic markets, and we believe that suitable additional or alternative space will be available as needed to accommodate any such growth.
Our offices support our culture of ownership and transparency, with a completely open workspace and glass-walled conference rooms. There are no private offices, without exception. We also strategically place hundreds of dashboards throughout the office to encourage data-driven decisions.
Our Employees
As of March 31, 2021 we had 799 employees.

With respect to our Israeli employees, Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, convalescence, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment.
Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, without due cause, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Pursuant to Section 14 of the Israeli Severance Pay Law, 5723-1963 (“Section 14”), our executive officers and key employees in Israel are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments under Section 14 relieve us from any of the aforementioned future severance payment obligations with respect to those employees and, as such, we may only utilize the insurance policies for the purpose of disbursement of severance pay. As a result, we do not recognize an asset nor liability for these employees.
Extension orders issued by the Israeli Ministry of Economy and Industry apply to us and affect matters such as cost of living adjustments to salaries, length of working hours and week, recuperation pay, travel expenses and pension rights.
None of our employees is represented by a labor union. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.
Intellectual Property
Our intellectual property is valuable and important to our business. To establish and protect our proprietary rights, including our proprietary technology, software, know-how and brand, we rely upon a combination of patents, designs, copyright, trade secret, domain names and trademark rights, and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. Although we take many efforts to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new modules, features and functionality and frequent enhancements to our platform, are more essential to establishing and maintaining our technology leadership position.
We have developed a patent program, and a strategy to identify and apply for patents for innovative aspects of our platform and technology. As of the date of this prospectus, we had 55 U.S. patent pending applications, one allowed U.S. patent and four U.S. provisional patent applications relating to certain aspects of our technology. We also had five omnibus patent cooperation treaty applications covering 56 inventive concepts to allow us to pursue patent registration in foreign jurisdictions.
We have trademark rights in our name, logo and other brand elements, including trademark registrations for select marks in the United States and other jurisdictions around the world. We also have design registrations and applications in the United States and the European Union, as well as domain names for websites that we use. We intend to pursue additional trademark and design registration to the extent we believe it would be beneficial.
Legal Proceedings
We have not been, and are not currently, a party to any material or pending litigation or regulatory proceedings that could have a material adverse effect on our business, operating results, financial condition or cash flows. From time to time, we may be involved in legal or regulatory proceedings arising in the ordinary course of our business.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the name and position of each of our executive officers and directors as of the date of this prospectus:
Name	Age	Position
Executive Officers
Roy Mann	42	Co-Founder, Co-Chief Executive Officer, Director
Eran Zinman	38	Co-Founder, Co-Chief Executive Officer, Director
Eliran Glazer	49	Chief Financial Officer
Daniel Lereya	36	Vice President of Research & Development and Product
Yoni Osherov	43	Vice President of Global Sales and Marketing
Kfir Lippmann(1)	35	Vice President of Finance
Shiran Nawi	37	General Counsel
Directors
Aviad Eyal	50	Director
Jeff Horing	56	Director
Avishai Abrahami	50	Director
Gili Iohan(2)	45	External Director Nominee
Ronen Faier(2)	50	External Director Nominee

(1)
Mr. Lippman has given us notice of his intention to resign from his position as Vice President of Finance and is expected to depart after a transition period following the effectiveness of the registration statement of which this prospectus forms a part.

(2)
Proposed to serve as an external director under the Companies Law subject to ratification of their election as external directors under the Companies Law by our shareholders within three months following this offering.

Executive Officers
Roy Mann is our Co-Founder and has served as our Chief Executive Officer since June 1, 2012. Mr. Mann has also served as a member of our board of directors since February 2012. Mr. Mann previously served as a senior technology leader at Wix.com Ltd. (Nasdaq: WIX), from 2010 to 2012. Mr. Mann is also the Co-Founder of and led the technology vision and operation at SaveAnAlien.com, from 2006 to 2010. Mr. Mann holds a B.A. in Computer Science from the Interdisciplinary Center Herzliya, Israel.
Eran Zinman is our Co-Founder and has served as our Co-Chief Executive Officer since November 2020 after having served as our Chief Technology Officer between 2012 and 2020. Mr. Zinman has also served as a member of our board of directors since March 2018. Mr. Zinman previously served as the Research and Development Manager at the founding team of Conduit Mobile (now Como) at Conduit Ltd. from 2010 to 2012. Mr. Zinman is the Co-Founder of Othersay and served as its Chief Executive Officer from 2009 to 2010. Mr. Zinman holds a B.Sc. in Computer Science and Electrical Engineering from Tel Aviv University, Israel.
Eliran Glazer has served as our Chief Financial Officer since March 2021. Mr. Glazer previously served as the Chief Financial Officer of Lightricks Ltd. from December 2019 to February 2021 and the Chief Financial Officer of Nex Markets from April 2012 to November 2018 and, following the acquisition of Nex Markets by the CME Group, Mr. Glazer served as the Chief Financial Officer of Nex Markets, a CME Group Company from November 2018 to November 2019. Mr. Glazer holds a B.A. in Business and Accounting from The College of Management Academic Studies as well as an L.L.M. from Bar Ilan University and is a licensed certified public accountant.

Daniel Lereya has served as our Vice President of Research and Development since October 2016 and as our acting Vice President of Product since December 2020. Mr. Lereya previously served in numerous positions including as a software team leader at International Business Machines Corp. (NYSE: IBM) from November 2012 to October 2016. and as a software engineer at SAP SE from February 2011 to October 2012. Mr. Lereya holds a B.Sc. in Computer Science and Economics from Tel Aviv University, Israel.
Yoni Osherov has served as our Vice President of Global Sales and Marketing since August 2017. Mr. Osherov previously served as a member of the board of directors of Biz-Effective Ltd. (DBA as Centrical) from 2016 to 2017. Mr. Osherov has served in numerous positions at Verint Systems Ltd., including as the Vice President of Product Strategy from 2014 to 2017 and as the Vice President of Customer Analytics from 2013 to 2014. Mr. Osherov was the owner of Tavo.co.il which was acquired by Zap Group Ltd. in 2012. Mr. Osherov holds a B.A. in Business Administration from the College of Management Academic Studies, Israel.
Kfir Lippmann has served as our Vice President of Finance since July 2016. Mr. Lippmann previously served as the Finance Manager of StartApp from June 2014 to July 2016 and as an accountant at Ernst & Young LLP from August 2011 to June 2014. Mr. Lippmann holds a B.A. and M.B.A. from Tel Aviv University and is a licensed certified public accountant. Mr. Lippman has given us notice of his intention to resign from his position as Vice President of Finance and is expected to depart after a transition period following the effectiveness of the registration statement of which this prospectus forms a part.
Shiran Nawi has served as our General Counsel since June 2018. Previously Ms. Nawi served as a senior legal counsel at Wix.com Ltd. (Nasdaq: WIX) from June 2014 to June 2018 and as an associate at Israeli, Ben-Zvi, Attorneys at Law, from July 2009 to April 2014. Ms. Nawi holds an L.L.B. and a Master of Business Taxation from The College of Management Academic Studies, Israel, and is a member of the Israel Bar Association.
Directors
Aviad Eyal has served as a member of our board of directors since June 2014. Mr. Eyal is the Co-Founder of Entrée Capital and has served as its Managing Partner since 2009. Prior to that, Mr. Eyal co-founded and built a number of successful startups over a span of 18 years. Mr. Eyal currently serves on the board of directors of several privately held companies, including Broadlume Inc. since 2019; Obligo Inc. since 2019 and as chairman of the board of directors of BreezoMeter Ltd. since 2014. He has also served on the board of directors of Prospa Group Ltd. (ASX:PGL) since 2012. Mr. Eyal holds a B.Sc. Engineering degree from the University of Natal, South Africa. Mr. Eyal was selected to the Forbes Europe Midas list of top 25 VCs for the past three years.
Jeff Horing has served as a member of our board of directors since May 20, 2017. Mr. Horing has been a Managing Director of Insight Partners, a private equity investment firm he co-founded, since 1995. Since September 2014, Mr. Horing has served on the board of directors of Alteryx, Inc. (NYSE: AYX.), a software company. Mr. Horing has served on the board of directors of nCino, Inc. (Nasdaq: NCNO), a financial technology company, since February 2015, and on the board of directors of JFrog Ltd. (Nasdaq: FROG) since September 2018. In addition, Mr. Horing currently serves on the board of directors of several privately held companies. Mr. Horing holds a B.S. and B.A. from the University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively, and an M.B.A. from the M.I.T. Sloan School of Management.
Avishai Abrahami has served as a member of our board of directors since October 24, 2012. Mr. Abrahami is the Co-Founder of Wix.com Ltd. (Nasdaq: WIX) and has served as its Chief Executive Officer since September 2010, prior to which he served as its Co-Chief Executive Officer, and as a member of its board of directors since October 2006. From May 2016 to November 2017, Mr. Abrahami served as a member of the board of directors of SodaStream International Ltd. (acquired by PepsiCo Inc.). From 2004 to 2006, Mr. Abrahami was the Vice President of Strategic Alliances at Arel Communications & Software Ltd., a private Israeli company specializing in communication technology. In 1998, he co-founded Sphera Corporation, a private company which develops software for managing data centers, and he served as its Chief Technology Officer from 1998 until 2000 and its Vice President of Product Marketing from 2000 until 2003. In 1993, he co-founded AIT Ltd., a private Israeli software company, and served as its Chief Technology Officer until it was acquired in 1997. Mr. Abrahami served in the Israeli Defense Forces’ elite computer intelligence unit from 1990 until 1992.
Gili Iohan will be appointed as a member of our board of directors following the completion of this offering and is intended to serve as an external director under the Companies Law subject to the ratification of her election as an external director by our shareholders within three months following this offering. Since 2018, Ms. Iohan has been a partner at ION Crossover Partners, an Israeli based cross-over fund. Ms. Iohan currently serves on the board of directors of Varonis Systems, Inc. (Nasdaq: VRNS), Fiverr International Ltd. (Nasdaq: FVRR) and SimilarWeb Ltd. (NYSE: SMWB), as well as Aqua Security Ltd. Ms. Iohan holds a B.A. in Accounting and Economics and an M.B.A. from Tel Aviv University and is a licensed certified public accountant.
Ronen Faier will be appointed as a member of our board of directors following the completion of this offering and is intended to serve as an external director under the Companies Law subject to the ratification of his election as an external director by our shareholders within three months following this offering. Mr. Faier has served the Chief Financial Officer of SolarEdge Technologies Inc. (Nasdaq: SEDG) since January 2011. Previously, Mr. Faier has served as the Chief Financial Officer of Modu Ltd. from March 2007 through December 2010 and as the Chief Financial Officer of msystems Ltd., which was acquired by SanDisk Corp. (a Western Digital Corp. (Nasdaq: WDC) company). Mr. Faier has served on the board of directors of Kaltura Inc. since March 2021. Mr. Faier holds a B.A. in accounting and economics from the Hebrew University in Jerusalem and an M.B.A. from Tel Aviv University and is a licensed certified public accountant.
Corporate Governance Practices
As an Israeli company, we are subject to various corporate governance requirements under the Companies Law, relating to matters such as external directors, the audit committee, the compensation committee and an internal auditor.
After the closing of this offering, we will be a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.
We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings. Instead of the 33 1∕3% of the issued share capital quorum required under the corporate governance rules of Nasdaq, pursuant to our amended and restated articles of association to be effective upon the closing of this offering, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold or represent at least 33 1∕3% of the total outstanding voting rights, provided, however, that with respect to any general meeting of shareholders that was convened pursuant to a resolution adopted by the board of directors and which at the time of such general meeting we qualify to use the forms and rules of a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting rights (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to use the “foreign private issuer exemption” and opt out of some or all of the other corporate governance rules.
Board of Directors
Under the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Co-Chief Executive Officers

(referred to as a “general manager” under the Companies Law) are responsible for our day-to-day management. Our Co-Chief Executive Officers are appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with them. All other executive officers are appointed by the Co-Chief Executive Officers, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.
Under our amended and restated articles of association to be effective upon the closing of this offering, other than external directors, for whom special election requirements apply under the Companies Law, as detailed below, the number of directors on our board of directors will be no less than three and no more than 11 directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2022 and after, each year the term of office of only one class of directors will expire.
Our directors who are not external directors will be divided among the three classes as follows:
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the Class I director will be Roy Mann, and his term will expire at our annual general meeting of shareholders to be held in 2022;

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the Class II directors will be Eran Zinman and Aviad Eyal, and their terms will expire at our annual meeting of shareholders to be held in 2023; and

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the Class III directors will be Avishai Abrahami and Jeff Horing, and their term will expire at our annual meeting of shareholders to be held in 2024.

Gili Iohan and Ronen Faier will serve as our external directors and, subject to their election within three months following this offering, will each have a term of three years.
Our directors, aside from our external directors, will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. Each director, aside from our external directors, will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.
Under our amended and restated articles of association to be effective upon the closing of this offering, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors (other than the external directors) from office and any amendment to this provision shall require the approval of at least 65% of the total voting power of our shareholders. In addition, vacancies on our board of directors may only be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association to be effective upon the closing of this offering, until the next annual general meeting of our shareholders for the class of directors to which such director has been assigned by our board of directors.
Chairperson of the Board
Our amended and restated articles of association to be effective upon the closing of this offering provide that the chairperson of the board of directors is appointed by the members of the board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be provided for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.
In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors; the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer; and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary but may serve as a director or chairperson of a controlled subsidiary.
External Directors
Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors.
Pursuant to the regulations promulgated under the Companies Law, companies whose shares are traded on specified U.S. stock exchanges, including Nasdaq, and which do not have a controlling shareholder (as such term is defined in the Companies Law), may (but are not required to) elect to opt out of the requirement to maintain external directors and opt out of the composition requirements under the Companies Law with respect to the audit and compensation committees. We currently do not intend to rely on such exemption.
The appointment of external directors must be made by a general meeting of our shareholders no later than three months following the closing of this offering, and therefore we intend to hold a meeting of shareholders within three months of the closing of this offering for the appointment of two external directors.
The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:
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such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, to which we refer as a disinterested majority; or

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the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

The term “controlling shareholder” as used in the Companies Law for purposes of all matters related to external directors and for certain other purposes (such as the requirements related to appointment to the audit committee or compensation committee, as described below), means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint a majority of the directors of the company or its general manager. With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The initial term of an external director is three years. Thereafter, an external director may be re-elected, subject to certain circumstances and conditions, by shareholders to serve in that capacity for up to two additional three-year terms, provided that either:
(i)
his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to additional restrictions set forth in the Companies Law with respect to affiliations of external director nominees;

(ii)
the external director proposed his or her own nomination, and such nomination was approved in accordance with the requirements described in the paragraph above; or

(iii)
his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above).

The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including Nasdaq, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements (as described above regarding the re-election of external directors). Prior to the approval of the re-election of the external director at a general meeting of shareholders, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.
External directors may be removed from office by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment or violating their duty of loyalty to the company. An external director may also be removed by order of an Israeli court if, following a request made by a director or shareholder of the company, the court finds that such external director has ceased to meet the statutory qualifications for his or her appointment as stipulated in the Companies Law or has violated his or her duty of loyalty to the company.
If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a meeting of the shareholders as soon as practicable to appoint a replacement external director. Each committee of the board of directors that exercises the powers of the board of directors must include at least one external director, except that the audit committee and the compensation committee must include all external directors then serving on the board of directors and an external director must serve as chair thereof. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.
The Companies Law provides that a person is not qualified to be appointed as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no controlling shareholder or any shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director any affiliation or other disqualifying relationship with a person then serving as chairman of the board or chief executive officer, a holder of 5% or more of the issued share capital or voting power in the company or the most senior financial officer.
The term “relative” is defined in the Companies Law as a spouse, sibling, parent, grandparent or descendant, a spouse’s sibling, parent or descendant and the spouse of each of the foregoing persons. Under the Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):
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an employment relationship;

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a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

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control; and

•
service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined in the Companies Law as a general manager (i.e., Chief Executive Officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.
In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority of an Israeli stock exchange. A person may also not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification or exculpation contracts or commitments and insurance coverage for his or her service as an external director, other than as permitted by the Companies Law and the regulations promulgated thereunder.
Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.
If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.
According to the Companies Law and regulations promulgated thereunder, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below); provided that at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the independence requirements of Nasdaq rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under the Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications
A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of the following: (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his or her position in the company or (iii) at least five years of experience serving in one of the following capacities or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.
Audit Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chairperson of the committee. The audit committee may not include the (i) chairperson of the board; (ii) a controlling shareholder of the company; (iii) a relative of a controlling shareholder; (iv) a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or (v) a director who derives most of his or her income from a controlling shareholder. In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Companies Law is defined as either an external director or as a director who meets the following criteria:
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he or she meets the qualifications for being appointed as an external director, except for the requirement (i) that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed for trading outside of Israel) and (ii) for accounting and financial expertise or professional qualifications; and

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he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in his or her service as a director shall not be deemed to interrupt the continuity of the service.

Each member of our audit committee (each, as identified in the second paragraph under “— Listing Requirements” below) is an unaffiliated director under the Companies Law, thereby fulfilling the foregoing Israeli law requirement for the composition of the audit committee.
Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.
Following the listing of our ordinary shares on Nasdaq, our audit committee will consist of Ronen Faier, Gili Iohan and Aviad Eyal. Mr. Faier will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our board of directors has determined that Mr. Faier is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.
Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role
Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules and the corporate governance rules of Nasdaq and include:
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retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, to ratification by the shareholders;

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pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

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overseeing the accounting and financial reporting processes of the Company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

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reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

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reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in our business administration by, among other things, consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions between the Company and officers and directors (other than transactions related to the compensation or terms of service of the officers and directors), or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

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establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee generally (subject to certain exceptions that do not apply to the Company) must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. The chairperson of the compensation committee must be an external director. Each compensation committee member who is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not be a member of the compensation committee. Each member of our compensation committee (each, as identified in the second paragraph under “—Listing Requirements” below) fulfils the foregoing Israeli law requirements related to the composition of the compensation committee.
Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the listing of our ordinary shares on Nasdaq, our compensation committee will consist of Gili Iohan, Ronen Faier and Aviad Eyal. Gili Iohan will serve as chairperson of the committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.
Compensation Committee Role
In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:
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making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

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reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates of the compensation policy;

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resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

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exempting, under certain circumstances, transactions with our Co-Chief Executive Officers from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of Nasdaq and include among others:
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recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

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reviewing and approving the granting of options and other incentive awards to our Co-Chief Executive Officers and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Co-Chief Executive Officers and other executive officers, including evaluating their performance in light of such goals and objectives;

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approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

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administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards.

Compensation Policy under the Companies Law
In general, under the Companies Law, a public company must have a compensation policy approved by its board of directors after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a shareholders meeting, provided that either:
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such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.
If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of its initial public offering, and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.
The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law.
The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:
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the education, skills, experience, expertise and accomplishments of the relevant office holder;

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the office holder’s position and responsibilities

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prior compensation agreements with the office holder;

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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

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if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:
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with regards to variable components:

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with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company;
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the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

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a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

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the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

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a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of this offering, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short- and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.
Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Co-Chief Executive Officers will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Co-Chief Executive Officers and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Co-Chief Executive Officers may alternatively be based entirely on a discretionary evaluation. Furthermore, our Co-Chief Executive Officers will be entitled to approve performance objectives for executive officers who report to him.
The measurable performance objectives of our Co-Chief Executive Officers will be determined annually by our compensation committee and board of directors. A non-material portion of the Co-Chief Executive Officers’ annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Co-Chief Executive Officers’ overall performance by the compensation committee and the board of directors.
The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term.

Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and RSUs, in accordance with our equity incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.
In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enables our Co-Chief Executive Officers to approve an immaterial change to the terms of employment of an executive officer who reports directly him (provided that the changes of the terms of employment are in accordance with our compensation policy) and allows us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law, subject to certain limitations set forth therein.
Our compensation policy also provides for compensation to the members of our board of directors as follows: (i) to the external directors, in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, and (ii) to the non-employee directors, in accordance with the amounts determined in our compensation policy.
Our compensation policy, which will be approved by our board of directors and shareholders prior to the closing of this offering, will become effective immediately prior to the closing of this offering and will be filed as an exhibit to the registration statement of which this prospectus forms a part.
Nominating and Governance Committee
Following the listing of our ordinary shares on Nasdaq, our nominating and governance committee will consist of Gili Iohan, Ronen Faier and Aviad Eyal, with Gili Iohan serving as chair. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:
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overseeing and assisting our board in reviewing and recommending nominees for election as directors;

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assessing the performance of the members of our board; and

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business.

Environmental, Social and Governance Committee
Following the listing of our ordinary shares on Nasdaq, our environmental, social and governance committee will consist of Roy Mann, Eran Zinman and         , with         serving as chair. Our board of directors has adopted an environmental, social and governance committee charter setting forth the responsibilities of the committee, which include:
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recommending to our board of directors the Company’s overall general strategy, including, but not limited to environmental, health and safety, corporate social responsibility, sustainability, philanthropy, corporate governance, reputation, diversity, equity and inclusion, community issues, political contributions and lobbying and other public policy matters relevant to the Company (collectively, “ESG Matters”);

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overseeing the Company’s policies, practices and performance with respect to ESG Matters;

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overseeing the Company’s reporting standards in relation to ESG Matters;

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reporting to the board of directors of the Company about current and emerging topics relating to ESG Matters that may affect the business, operations, performance, or public image of the

Company or are otherwise pertinent to the Company and its stakeholders and, if appropriate, detail actions taken in relation to the same; and
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advising the board of directors of the Company on shareholder proposals and other significant stakeholder concerns relating to ESG Matters.

Compensation of Directors and Executive Officers
Directors.   Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then, those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, provided that:
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at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the Company.

Executive officers other than the Chief Executive Officer.   The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the Chief Executive Officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.
An amendment to an existing arrangement with an office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the existing arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the Chief Executive Officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the Chief Executive Officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of an office holder (other than the Co-Chief Executive Officers) may be approved by the Chief Executive Officer and (iii) the engagement terms are consistent with the company’s compensation policy.
Chief Executive Officer.   Under the Companies Law, the compensation of a public company’s chief executive officer (including a co-chief executive officer) is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the Chief Executive Officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms for the company’s Chief Executive Officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the Chief Executive Officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy and that the Chief Executive Officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the Chief Executive Officer candidate. In the event that the Chief Executive Officer candidate also serves as a member of the board of directors, his or her compensation terms as Chief Executive Officer will be approved in accordance with the rules applicable to approval of compensation of directors.
Aggregate Compensation of Office Holders
The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors for the year ended December 31, 2020, was approximately $33.0 million. This amount includes approximately $30.4 million of share-based compensation costs related to fully vested options to purchase ordinary shares, granted to our Co-Chief Executive Officers during December 2020 as well as $0.2 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.
As of December 31, 2020, options to purchase 2,681,439 ordinary shares granted to our executive officers and directors were outstanding under our equity incentive plans at a weighted average exercise price of $0.21 per ordinary share.
We intend to approve a non-employee director compensation scheme to become effective following the closing this offering. Pursuant to this policy, our non-employee directors will receive both cash and equity compensation for services as a director.
Internal Auditor
Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the Chief Executive Officer of the company, or (iii) any person who serves as a director or as a Chief Executive Officer of the company. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor following the closing of this offering.
Approval of Related Party Transactions under Israeli Law
Fiduciary Duties of Directors and Executive Officers
The Companies Law codifies the fiduciary duties that office holders owe to a company consisting of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:
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information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

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all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company and includes, among other things, the duty to:

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refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

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refrain from any activity that is competitive with the business of the company;

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refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

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disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.
Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the office holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.
If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.
A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter, unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in the deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for these purposes.
For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “— Compensation of Directors and Executive Officers.”
Shareholder Duties
Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:
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an amendment to the company’s articles of association;

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an increase of the company’s authorized share capital;

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a merger; or

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interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.
Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.
Exculpation, Insurance and Indemnification of Office Holders
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of this offering include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

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reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
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reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:
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a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

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a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

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a financial liability imposed on the office holder in favor of a third party;

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a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

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expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:
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a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

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a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

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an act or omission committed with intent to derive illegal personal benefit; or

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a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.
Our amended and restated articles of association to be effective upon the closing of this offering allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.
We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $      and      % of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and     % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.
Employment and Consulting Agreements with Executive Officers
We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits. These agreements also contain customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.
Share Option Plans
2013 Option Plan
In January 29, 2013, our board of directors adopted our 2013 Option Plan (the “2013 Plan”). We are no longer granting options under the 2013 Plan and currently grant options under the 2017 Plan (as defined below). There are currently 332,885 ordinary shares resulting from the exercise of certain options granted under the 2013 Plan which are held in trust in favor of the employees who exercised such options. We will maintain the 2013 Plan following the closing of this offering in order to allow our employees to enjoy certain tax benefits under Israeli tax law. Of the 1,600,580 outstanding options as of March 31, 2021 under the 2013 Plan, 100% were fully vested.
Administration.   Our board of directors, a duly authorized committee of our board of directors, or the administrator, administer the 2013 Plan. Under the 2013 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2013 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including, but not limited to, the number and class of ordinary shares underlying each option award, the time of grant of an option award, the exercise price of an option award (with the consent of the grantee in the event of an increase of the exercise price), the time and vesting schedule applicable to an award, accelerate or amend the vesting schedule applicable to an award (with the consent of the grantee in the event of an extension to the vesting schedule) and take all other actions and make all other determinations necessary or advisable for the administration of the 2013 Plan.
The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2013 Plan of any or all option awards or ordinary shares. The administrator also has the authority to amend and rescind rules and regulations relating to the 2013 Plan or terminate the 2013 Plan at any time before the date of expiration of its ten-year term.
Grant.   All awards granted pursuant to the 2013 Plan are evidenced by an award agreement. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule, the exercise price, if applicable, the tax route and other terms and conditions not inconsistent with the 2013 Plan as the administrator may determine

Exercise.   An award under the 2013 Plan may be exercised by providing the Company with a written notice of exercise, specifying the number of shares with respect to which the award is being exercised and full payment of the exercise price for such shares, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share.
Termination of Employment.   Options under the 2013 Plan shall expire in accordance with the period determined in the applicable option agreement, or following the termination of the grantee’s employment or engagement with the Company, as set forth below. In the event of the death of a grantee while employed by or performing service for us or a subsidiary, or in the event of termination of a grantee’s employment or services for reasons of disability, the grantee, or in the case of death, such grantee’s legal successor, may exercise options that have vested prior to termination within the earlier of the twelve-month period following the date of death or termination, or the options’ expiration date.
In the case of termination of the grantee’s employee, other than for cause, any option that is vested prior to the date of termination may be exercised within such period of time ending on the earlier of 90 days following the termination date, or the option’s expiration date.
Transferability.   Unless otherwise determined by the board of directors, options under the 2013 Plan may not, other than by will or laws of descent, be transferred by the grantee nor may of the rights arising under the options be subject to a mortgage, attachment or other willful encumbrance.
Transactions.   In the event of a merger, consolidation or sale of all, or substantially all, of the Company’s assets or shares, any and all outstanding, unexercised options granted under the 2013 Plan, whether vested or unvested shall be cancelled for no consideration, unless determined otherwise by the Company’s board of directors in its sole and absolute discretion to cause or effect any actions such as (i) the assumption or exchange of the options for options or shares of a successor company; (ii) the exchange of options for monetary compensation; or (iii) the determination that the exchange, assumption or purchase would be subject to any payment or escrow arrangement determined in the transaction and relating to the Company’s ordinary shares.
2017 Share Incentive Plan
The 2017 Share Incentive Plan (the “2017 Plan” and, together with the 2013 Plan, the “Prior Plans”) was adopted by our board of directors on May 29, 2017. The 2017 Plan provides for the grant of equity-based incentive awards to our employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business.
Authorized Shares.   As of the date of this prospectus, there are 12,545,625 ordinary shares reserved and available for issuance under the 2017 Plan. Our board of directors may also increase or reduce the number of ordinary shares reserved and available for issuance under the 2017 Plan in its discretion.
Shares underlying an award granted under the 2017 Plan or an award granted under the 2013 Option Plan (in an amount not to exceed 61,704 Shares under the 2013 Plan) that has expired, or was cancelled, terminated, forfeited, or repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, and if permitted by the Company, shares tendered to pay the exercise price or withholding tax obligations, are available for issuance under the 2017 Plan in accordance with applicable law.
We no longer grant any awards under the 2013 Plan, though previously granted options under the 2013 Plan remain outstanding under the 2013 Plan.
Administration.   Our board of directors, a duly authorized committee of our board of directors or the administrator administer the 2017 Plan. Under the 2017 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2017 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including, but not limited to, the number and class of ordinary shares underlying each option award, the time of grant of an option award, the exercise price of an option award (with the consent of the grantee in the event of an increase of the exercise price), the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2017 Plan and take all other actions and make all other determinations necessary for the administration of the 2017 Plan.
The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2017 Plan of any or all option awards or ordinary shares. The administrator also has the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom in order to effectuate the purposes of the 2017 Plan but without amending the 2017 Plan. The administrator also has the authority to amend and rescind rules and regulations relating to the 2017 Plan or terminate the 2017 Plan at any time before the date of expiration of its ten-year term.
Eligibility.   The 2017 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our U.S. employees or service providers, including those who are deemed to be U.S. residents for tax purposes, in compliance with Section 422 of the United States Internal Revenue Code of 1986 (the “Code) and Section 409A of the Code (“Incentive Stock Options”).
Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.
Grant.   All awards granted pursuant to the 2017 Plan are evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable, and other terms and conditions not inconsistent with the 2017 Plan as the administrator may determine. Certain awards under the 2017 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2017 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award, on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted), and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the Company throughout such vesting dates.
Each award granted under the 2017 Plan will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator. In the case of an Incentive Stock Option granted to a 10% shareholder, within the meaning of Section 422(b)(6) of the Code, the exercise period shall not exceed five years from the effective date of grant of such Incentive Stock Option.
Awards.   The 2017 Plan provides for the grant of stock options (including Incentive Stock Options and nonqualified stock options), restricted shares, RSUs and other share-based awards. Options granted under the 2017 Plan to our employees who are U.S. residents may qualify as Incentive Stock Options within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant unless the administrator specifically indicates that the stock option will have a lower exercise price and it complies with Section 409A of the Code, and in the case of Incentive Stock Options granted to 10% shareholders, not less than 110%.
Exercise.   An award under the 2017 Plan may be exercised by providing the Company with a written notice of exercise, specifying the number of shares with respect to which the award is being exercised and full payment of the exercise price for such shares, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2017 Plan, the administrator may, in its discretion, (1) accept cash, (2) provide for net withholding of shares in a cashless exercise mechanism or (3) direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee, or to pledge shares to a securities broker or lender, as security for a loan, and to deliver all or part of the loan proceeds to the Company or the trustee.
Transferability.   Other than by will, the laws of descent and distribution or as otherwise provided under the 2017 Plan or determined by the administrator, neither the options nor any right in connection with such options are assignable or transferable.
Termination of Employment.   Unless otherwise determined by the administrator and subject to the conditions of the 2017 Plan, an award may only be exercised for as long as the grantee is an employee or provides services to the Company. In the event of termination of a grantee’s employment or service with the Company or any of its affiliates, other than for cause, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator and subject to the conditions of the 2017 Plan and in no event later than the expiration of the term of such awards. After such three-month period or expiration of the term of such awards, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2017 Plan.
In the event of termination of a grantee’s employment or service with the Company or any of its affiliates due to such grantee’s death or permanent disability all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator and in the event of termination due to such grantee’s retirement, within three months of such termination. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one-year period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2017 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2017 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2017 Plan.
Transactions.   In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, merger, consolidation, amalgamation, a reorganization or other similar occurrences, the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2017 Plan, to the class and kind of shares subject to the 2017 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. Notwithstanding any of the foregoing, unless determined by the administrator, no adjustment shall be made by reason of the distribution of subscription rights or rights offering to outstanding shares or other issuance of shares by the Company.
In the event of a merger or consolidation of the Company, or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, (iii) determine that any payments made in respect of awards shall be made or delayed to the same extent that payment of consideration to the holders of the shares in connection with the merger/sale is made or delayed, or (iv) suspend the grantee’s rights to exercise any vested portion of an award for a period of time prior to the signing or consummation of a merger/sale transaction.
Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2021 Share Incentive Plan
Immediately prior to the completion of this offering, we plan to adopt the 2021 Share Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of equity-based incentive awards to our employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business.
Shares Available for Grants. The maximum number ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i)                 shares, (ii) any shares subject to awards under the Prior Plans which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter during the term of the 2021 Plan, equal to the lesser of (A) 5% of the outstanding ordinary shares of the Company on the last day of the immediately preceding calendar year, on a fully diluted basis; and (B) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year, provided that no more than                 ordinary shares may be issued upon the exercise of Incentive Stock Options. If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or the Prior Plans may again be available for issuance under the 2021 Plan. Our board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion.
Administration.   Our board of directors, or a duly authorized committee of our board of directors, or the administrator, will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.
The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2021 Plan of any or all option awards or ordinary shares, and the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the 2021 Plan but without amending the 2021 Plan.
The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten year term.
Eligibility.   The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance

and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.
Grants.   All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2021 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted) and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates.
Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Awards.   The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, RSUs, stock appreciation rights and other share-based awards.
Options granted under the 2021 Plan to the Company employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent stockholders, not less than 110%.
Exercise.   An award under the 2021 Plan may be exercised by providing the Company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.
Transferability.   Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.
Termination of Employment.   In the event of termination of a grantee’s employment or service with the Company or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with the Company or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one year period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Voting Rights.   Except with respect to restricted share awards, grantees will not have the rights as a shareholder of the Company with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.
Dividends.   Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding RSUs will not be eligible to receive dividend but may be eligible to receive dividend equivalents.
Transactions.   In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Company’s shares, the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, (v) the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.
In the event of a merger or consolidation of the Company or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

2021 Employee Share Purchase Plan
Immediately prior to the completion of this offering, we plan to adopt the 2021 Employee Share Purchase Plan (the “ESPP”). The ESPP is comprised of two distinct components: (1) the component intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the component not intended to be tax qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non U.S. law and other considerations (the “Non Section 423 Component”).
Authorized Shares.   A total of                 ordinary shares will be available for sale under the ESPP, subject to adjustment as provided for in the ESPP. In addition, on the first day of each fiscal year beginning on January 1, 2022 and ending on and including January 1, 2030, such pool of ordinary shares shall be increased by that number of our ordinary shares equal to the lesser of:
•
1% of the outstanding ordinary shares as of the last day of the immediately preceding fiscal year, determined on a fully diluted basis; or

•
such other amount as our board of directors may determine.

In no event will more than                 ordinary shares be available for issuance under the Section 423 Component.
ESPP Administration.   Unless otherwise determined by our board of directors, the compensation committee of our board of directors will administer the ESPP and will have the authority to interpret the terms of the ESPP and determine eligibility under the ESPP, to impose a mandatory holding period under which employees may not dispose or transfer shares under the ESPP, prescribe, revoke and amend forms, rules and procedures relating to the ESPP, and otherwise exercise such powers and to perform such acts as the administrator deems necessary or expedient to promote the best interests of the Company and its subsidiaries and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
Eligibility.   Participation in the Section 423 Component may be limited in the terms of any offering to employees of the Company and any of its designated subsidiaries (a) who customarily work 20 hours or more per week, (b) whose customary employment is for more than five months per calendar year and (c) who satisfy the procedural enrollment and other requirements set forth in the ESPP. Under the Section 423 Component, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by our board of directors or the compensation committee as eligible to participate in the ESPP (and if an entity does not so qualify within the meaning of Section 424(f) of the Code, it shall automatically be deemed to be a designated subsidiary in the Non-Section 423 Component). In addition, with respect to the Non-Section 423 Component, designated subsidiaries may include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship. Under the Section 423 Component, no employee may be granted a purchase right if, immediately after the purchase right is granted, the employee would own (or, under applicable statutory attribution rules, would be deemed to own) shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any of its subsidiaries. In addition, in order to facilitate participation in the ESPP, the compensation committee may provide for such special terms applicable to participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a designated subsidiary outside of the U.S., as the compensation committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to eligible employees who are residents of the United States.
Offering Periods.   The ESPP provides for offering periods, not to exceed 27 months each, during which we will grant rights to purchase our ordinary shares to our employees. The timing of the offering periods will be determined by the administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the administrator for the particular offering period. The provisions of offerings during separate offering periods under the ESPP need not be identical.
Contributions.   The ESPP will permit participants to purchase our ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period
Exercise of Purchase Right.   Amounts contributed and accumulated by the participant will be used to purchase our ordinary shares at the end of each offering period. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period (and may not be lower than such amount with respect to the Section 423 Component). Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our ordinary shares. Participation ends automatically upon termination of employment with us.
Non-Transferability.   A participant may not transfer contributions credited to his or her account nor any rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
Corporate Transactions.   In the event of certain transactions or events such as a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, the administrator may, in its discretion, provide that (i) each outstanding purchase right will be (a) assumed or substituted for a right granted by the acquiror or successor corporation or by a parent or subsidiary of such entity, (b) terminated in exchange for cash or other property as determined by the administrator or (c) cancelled with accumulated payroll deductions returned to each participant, or (ii) the participant’s accumulated payroll deductions may be used to purchase shares prior to the end of the offering period and before the date of the proposed sale, merger or similar transaction.
Amendment; Termination.   The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP is not subject to a specific termination date.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our ordinary shares prior to and after this offering by:
•
each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding ordinary shares;

•
each of our directors and executive officers individually; and

•
all of our executive officers and directors as a group.

The beneficial ownership of ordinary shares is determined in accordance with the SEC rules and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power.
For purposes of the table below, we deem ordinary shares subject to options that are exercisable within 60 days of March 31, 2021, to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the ownership and percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the ownership or percentage ownership of any other person, except with respect to the ownership and percentage ownership of all executive officers and directors as a group.
The percentage of ordinary shares beneficially owned prior to the offering is based on 12,451,895 and 26,440,239 ordinary shares and preferred shares outstanding, respectively, as of March 31, 2021. The percentage of ordinary shares beneficially owned after the offering is based on            ordinary shares outstanding immediately following the completion of this offering after giving effect to the Preferred Share Conversion, assuming that the underwriters will not exercise their option to purchase additional ordinary shares and assuming the issuance of            ordinary shares at the closing of this offering.
All of our shareholders, including the shareholders listed below, have the same voting rights attached to their ordinary shares. See “Description of Share Capital and Articles of Association — Voting Rights.” Following the closing of this offering, neither our principal shareholders nor our directors and executive officers will have different or special voting rights with respect to their ordinary shares. Unless otherwise noted below, the address of each shareholder listed below is 52 Menachem Begin Rd., Tel Aviv-Yafo 6713701, Israel.
A description of any material relationship that our principal shareholders have had with us or any of our affiliates within the past three years is included under “Certain Relationships and Related Party Transactions.”
	Shares Beneficially Owned After Offering
	Shares Beneficially Owned Prior to Offering		Assuming Underwriters’ Option to Purchase Additional Ordinary Shares is Not Exercised		Assuming Underwriters’ Option to Purchase Additional Ordinary Shares is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
Principal Shareholders
Insight Partners(1)	16,592,053	42.7%		%		%
Stripes(2)	3,039,939	7.8%		%		%
Sonnipe Limited(3)	4,807,795	12.4%		%		%
Directors and Executive Officers
Roy Mann	5,956,539	15.3%		%		%
Eran Zinman(4)	2,301,844	5.6%		%		%
Eliran Glazer	—	—%		%		%

	Shares Beneficially Owned After Offering
	Shares Beneficially Owned Prior to Offering		Assuming Underwriters’ Option to Purchase Additional Ordinary Shares is Not Exercised		Assuming Underwriters’ Option to Purchase Additional Ordinary Shares is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
Daniel Lereya(5)	72,916	*%		%		%
Yoni Osherov(6)	58,983	*%		%		%
Kfir Lippmann(7)	47,507	*%		%		%
Shiran Nawi(8)	27,678	*%		%		%
Avishai Abrahami(9)	1,550,500	4.0%		%		%
Aviad Eyal(10)	739,295	1.9%		%		%
Jeff Horing(1)	16,592,053	42.7%		%		%
Gili Iohan	—	—%		%		%
Ronen Faier	—	—%		%		%
All executive officers and directors as a group (12 persons)	27,347,315	70.0%		%		%

Share ownership data does not include options to purchase ordinary shares that are not exercisable within 60 days after September 30, 2013.
*
Indicates ownership of less than 1%.

(1)
Represents 16,592,053 ordinary shares which consists of (i) 6,687,313 ordinary shares held of record by Insight Venture Partners IX, L.P. (“Insight IX LP”), (ii) 133,637 ordinary shares held of record by Insight Venture Partners IX (Co-Investors), L.P. (“Insight Co-Investors”), (iii) 3,322,951 ordinary shares held of record by Insight Venture Partners (Cayman) IX, L.P. (“Insight Cayman”), (iv) 708,433 ordinary shares held of record by Insight Venture Partners (Delaware) IX, L.P. (“Insight Delaware”), (v) 458,339 ordinary shares held of record by Grace Software Cross Fund Holdings, L.P. (“Grace”) and (vi) 5,281,380 ordinary shares held of record by IG Aggregator, L.P. (“IGA”). Insight Holdings Group, LLC (“Holdings”) is the sole shareholder of each of Insight Venture Associates IX, Ltd. (“IVA IX Ltd.”), Insight Venture Associates X, Ltd. (“IVA X Ltd.”) and Insight Associates XI, Ltd. (“IA XI Ltd.”). IVA IX Ltd. is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), which is the general partner of Insight IX, LP, Insight Cayman, Insight Delaware and Insight Co-Investors (collectively “Fund IX”). IVA X Ltd. is the general partner of Insight Venture Associates X, L.P. (“IVA X LP”), which is the general partner of IGA. IA XI Ltd. is the general partner of Insight Associates XI, L.P. (“IA XI LP”), which is the manager of Grace Software Holdings II GP, LLC (“Grace LLC”). Grace LLC is the general partner of Grace Software Cross Fund Holdings, L.P. (“Grace LP”). The address for these entities is 1114 Avenue of the Americas, 36th Floor, New York, New York, 10036. Each of Jeffrey L. Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings. Because Messrs. Horing, Parekh, Lieberman and Triplett are members of the board of managers of Holdings, Holdings is the sole shareholder of each of IVA IX Ltd., IVA X Ltd and IA XI Ltd., IVA IX LP is the general partner of Fund IX, IVA X LP is the general partner of IGA, IA XI LP is the manager of Grace LLC and Grace LLC is the general partner of Grace LP, Messrs. Horing, Parekh, Lieberman and Triplett may be deemed to share voting and dispositive power over the shares noted above. Mr. Horing, a member of the board of directors of the Company, disclaims beneficial ownership of the shares held of record by each of Fund IX, IGA and Grace, except to the extent of his pecuniary interest therein, if any.

(2)
Represents 3,039,939 ordinary shares which consists of (i) 1,013,313 ordinary shares held of record by Stripes III Offshore AIV, LP (formerly SG Growth Partners III Offshore AIV, LP) (“Stripes III”) and (ii) 2,026,626 ordinary shares held of record by Stripes IV Offshore AIV, LP (formerly SG Growth Partners IV Offshore AIV, LP) (“Stripes IV”, and together with Stripes III, the “Stripes”). Stripes III is controlled by its general partner, Stripes GP III, LLC, which is controlled by its managing member, Stripes Holdings, LLC (“Stripes Holdings”). Stripes IV is controlled by its general partner, Stripes GP IV, LLC, which is controlled by its managing member, Stripes Holdings. The address for these entities is 402 W 13th Street 4th Floor, c/o Stripes, LLC, New York, New York 10014.

(3)
Represents 4,807,795 ordinary shares held by Sonnipe Limited. The address for this entity is Clinch's House, Lord St, Douglas, Isle of Man, IM99 1RZ.

(4)
Consists of 2,301,844 ordinary shares subject to options held by Eran Zinman that are exercisable within 60 days of March 31, 2021.

(5)
Consists of 72,916 ordinary shares subject to options held by Daniel Lereya that are exercisable within 60 days of March 31, 2021.

(6)
Consists of 58,983 ordinary shares subject to options held by Yoni Osherov that are exercisable within 60 days of March 31, 2021.

(7)
Consists of 47,507 ordinary shares subject to options held by Kfir Lippmann that are exercisable within 60 days of March 31, 2021.

(8)
Consists of 27,678 ordinary shares subject to options held by Shiran Nawi that are exercisable within 60 days of March 31, 2021.

(9)
Consists of (i) 99,500 ordinary shares subject to options held by Avishai Abrahami that are exercisable within 60 days of March 31, 2021, (ii) 384,000 ordinary shares held of record by Mr. Abrahami and (iii) 1,067,000 ordinary shares held of record by Wix.com Ltd. Mr. Abrahami is the Chief Executive Officer and Co-Founder of Wix.com Ltd. and may therefore be deemed to be the indirect beneficial owner of the ordinary shares owned directly by Wix.com Ltd.

(10)
Consists of (i) 236,274 shares held by GL-OP-1, L.P. (“GL-OP-1”), (ii) 109,400 shares held by GL-OP-2, L.P. (“GL-OP-2 and, together with GL-OP-1, the “GL-OP Entities”) and (iii) 393,621 shares held by Aviad Eyal. Mr. Eyal is a general partner of each of the GL-OP Entities. Mr. Eyal disclaims beneficial ownership of the shares held of record by each of the GL-OP Entities, except to the extent of his pecuniary interest therein, if any.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.
Rights of Appointment
Our current board of directors consists of five directors. Pursuant to our amended and restated articles of association in effect prior to this offering, certain of our shareholders had rights to appoint members of our board of directors. See “Management — Board of Directors.”
All rights to appoint directors and observers will terminate upon the closing of this offering; however, currently serving directors that were appointed prior to this offering will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of director expires.
We are not a party to, and are not aware of, any voting agreements currently in effect among our shareholders.
Agreements with Directors and Officers
Employment Agreements.   We have entered into written employment agreements with each of our executive officers who works for us as an employee. These agreements each contain provisions regarding noncompetition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the noncompetition covenants is subject to limitations.
The provisions of certain of our executive officers’ employment agreements contain termination or change of control provisions. With respect to executive officers, either we or the executive officer may terminate such executive officer’s employment by giving 30 calendar days’ advance written notice to the other party. We may also terminate an executive officer’s employment agreement for cause (as defined the applicable employment agreement).
Options.   Since our inception, we have granted to our executive officers and certain of our directors options to purchase our ordinary shares. Such option agreements may contain acceleration provisions upon certain transactions. See “Management — Share Option Plans.”
Exculpation, Indemnification and Insurance.   Our amended and restated articles of association to be effective upon the closing of this offering permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Companies Law. We intend to enter into agreements with each of our directors and executive officers, exculpating them in advance from a breach of their duty of care to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. See “Management — Exculpation, Insurance and Indemnification of Office Holders.”
Equity Financing
Series D Preferred Share Primary Financing and Secondary Sale
On May 24, 2018, we sold an aggregate of 3,660,027 of our Series D preferred shares, each having, at the time of issuance, a par value of NIS 0.01 at a price per share of $13.6611 for an aggregate purchase price of $50,000,000. The following table summarizes purchases of our Series D preferred shares by related persons:

Shareholder	Series D Preferred Shares	Total Purchase Price
Stripes III Offshore AIV, LP (formerly known as SG Growth Partners III Offshore AIV, LP)	819,548	$11,195,927.90
Stripes IV Offshore AIV, LP (formerly known as SG Growth Partners IV Offshore AIV, LP)	1,639,096	$22,391,855.79
Sonnipe Limited	388,509	$5,307,456.07
Insight Venture Partners IX, L.P.	485,861	$6,637,400.17
Insight Venture Partners (Cayman) IX, L.P.	241,413	$3,297,969.35
Insight Venture Partners IX (Delaware), L.P.	51,477	$703,232.91
Insight Venture Partners IX (Co-Investors), L.P.	9,698	$132,485.44
Aviad Eyal	24,425	$333,672.37
In the framework of the foregoing issuance of Series D preferred shares, on June 29, 2018 certain of our shareholders and optionholders (including certain of our senior management) purchased and sold to Aviad Eyal, Sonnipe Limited, Insight Partners and Stripes our ordinary shares (including shares underlying options that were exercised prior to such sale), each having, at the time of such sale, a par value of NIS 0.01, for an aggregate purchase price of $9,545,459.10.
Series E Preferred Share Primary Financing and Secondary Sale
On June 21, 2019, we sold an aggregate of 3,634,512 of our Series E preferred shares, each having, at the time of issuance, a par value of NIS 0.01 at a price per share of $41.271 for an aggregate purchase price of $150,000,000. The following table summarizes purchases of our Series E preferred shares by related persons:
Shareholder	Series E Preferred Shares	Total Purchase Price
Sapphire Ventures Fund IV, L.P.	706,712	$29,166,667
Sapphire Opportunity Fund, L.P.	504,794	$20,833,333
In the framework of the foregoing issuance of Series E preferred shares, on July 2, 2019 certain of our shareholders and option holders (including certain of our senior management) sold and purchased our ordinary shares to, among others, the Sapphire entities listed above (including shares underlying options that were exercised prior to such sale), each having at the time of such sale, a par value of NIS 0.01, for an aggregate purchase price of $30,000,000.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement, dated as of June 21, 2019, as amended on April 27, 2021 (the “Investors’ Rights Agreement”), which provides, among other things, that certain holders of our ordinary shares, including Roy Mann, Sonnipe Limited, Stripes and Insight Partners, each of which holds more than 5% of our outstanding ordinary shares, have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
For a description of these registration rights, see “Description of Share Capital and Articles of Association — Registration Rights.”
Voting Agreements
In March 2018, our Founder and Co-Chief Executive Officer, Mr. Roy Mann, and certain Insight Partners entities entered into a voting agreement, as amended and restated in February 2019, pursuant to which Insight Partners agreed to vote or waive, as applicable, certain shares of the Company held by them and on a certain list of covered shareholder matters, as instructed by Mr. Mann. Also, in March 2018, Sonnipe Limited, Aviad Eyal and certain other investors, entered into a voting agreement, pursuant to which such parties agreed to vote or waive, as applicable, certain shares of the Company held by them on certain covered matters specified therein in accordance with the instructions of Mr. Mann. Each of the foregoing voting agreements was terminated by the respective parties thereto in June 2019 and, accordingly, has no further effect.
The monday Foundation
In order to carry out our Equal Impact Initiative, we will establish the monday Foundation, a 501(c)(4) social welfare organization under Delaware law. The monday Foundation will be managed by five directors, of which two directors, Roy Mann and Eran Zinman, are affiliated with the Company. The remaining three directors are not affiliated with the Company.
Following the closing of this offering, we intend to issue the monday Foundation a warrant to purchase                ordinary shares, with an exercise price of $0.01 per ordinary share.
Related Party Transaction Policy
Our board of directors intends to adopt a written related party transaction policy, to be effective upon the closing of this offering, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
For a description of these registration rights, see “Description of Share Capital and Articles of Association — Registration Rights.”

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following is a description of the material terms of our amended and restated articles of association to be effective upon the closing of this offering. The following descriptions of share capital and provisions of our amended and restated articles of association to be effective upon the closing of this offering are summaries and are qualified by reference to our amended and restated articles of association to be effective upon the closing of this offering, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The description of the ordinary shares and the founder share reflects changes to our capital structure that will occur upon the closing of this offering.
Share Capital
Our authorized share capital upon the closing of this offering will consist of (i)        ordinary shares, no par value, of which        shares will be issued and outstanding and (ii) one founder share.
Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.
As of March 31, 2021, we had 60 holders of record of our ordinary shares and no holders of record of our founder share.
All of our outstanding ordinary shares and founder share are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.
Registration Number and Purposes of the Company
We are registered with the Israeli Registrar of Companies. Our registration number is 51-474488-7. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and the Companies Law. Our purpose as set forth in our amended and restated articles of association to be effective upon the closing of this offering is to engage in any lawful act or activity.
Voting Rights
Ordinary Shares Rights.   All ordinary shares will have one vote per share voting and other rights in all respects.
Founder Share Rights.   Roy Mann, our Co-Founders and Co-Chief Executive Officers and a member of our board of directors, will hold one founder share following the consummation of this offering. The founder share will not be tradable and will have no rights other than those described below, including no economic rights. The founder share will automatically convert to a deferred share with no rights (including no financial and voting rights) upon the earlier of (i) a transfer, pledge or other disposition of the founder share from Mr. Mann to any other person, (ii) the termination of Mr. Mann’s employment with the Company, (iii) the death of Mr. Mann or Mr. Mann becoming incapable of managing his financial affairs, (iv) Mr. Mann electing to convert his founder share to a deferred share and (v) the time Mr. Mann no longer holds 33% of the ordinary shares and fully vested options held by him in the Company as of the date our ordinary shares commence trading on Nasdaq. Under our amended and restated articles of association to be effective upon the closing of this offering, the holder of the founder share generally does not have any voting rights at general shareholders’ meetings.
Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, the founder share will have certain veto rights over the approval of any (i) merger, consolidation, acquisition, amalgamation, business combination, issuance of equity securities or debt securities convertible into equity securities or other similar transactions we may enter into, in each case that would reasonably be expected to result in any person becoming, as a result of such transaction, a beneficial owner of 25% or more of our ordinary shares issued and outstanding immediately following the consummation of such transaction or in the increase in the beneficial ownership of our ordinary shares of any person who immediately prior to the consummation of such transaction holds 25% or more of the then issued and outstanding ordinary shares, (ii) sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets to any person and (iii) change to our strategy, policies and/or business plan in connection with our Equal Impact Initiative, including any change in our short- and long-term funding plan for the monday Foundation.
The founder share will not be tradable and will have no economic rights, including in connection with a merger, acquisition, amalgamation, arrangement, consolidation, scheme of arrangement involving our outstanding share capital or a sale of all or substantially all of our assets. As such, the founder share will not entitle Mr. Mann, as its holder, to any consideration related to such transactions.
Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association to be effective upon the closing of this offering, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.
Election of Directors
Under our amended and restated articles of association to be effective upon the closing of this offering, our board of directors must consist of not less than three but no more than 11 directors. Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, each of our directors, with the exception of external directors, will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and shall serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering. In addition, our amended and restated articles of association to be effective upon the closing of this offering provide that vacancies on our board of directors may be filled by a vote of a simple majority of directors then in office. Any director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association to be effective upon the closing of this offering, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.
Dividend and Liquidation Rights
We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association to be effective upon the closing of this offering do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.
In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.
Registration Rights
Following this offering, certain of our shareholders will be entitled to certain registration rights under the terms of the Investors’ Rights Agreement, until the rights otherwise terminate pursuant to the terms of the Investors’ Rights Agreement. The registration of shares as a result of the following rights being exercised would enable holders to trade these shares without restrictions under the Securities Act when the applicable registration statement is declared effective.
Form F-1 Registration Statement
If at any time after this offering we propose to register any shares or other securities under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.
Form F-3 Registration Rights
If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form F-3, holders of the majority of registrable ordinary shares converted under the Preferred Share Conversion request in writing that we effect a registration with respect to all or part of such registrable securities then outstanding and having an anticipated aggregate offering amount, net of any underwriters’ discounts or commissions, of at least $15,000,000, we will be required to effect such registration. We are obligated to effect at most two such registrations within any 12-month period.
Expenses and Indemnification
Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of our counsel and the reasonable fees and disbursements of a counsel for the selling shareholders. Additionally, we have agreed to indemnify selling shareholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.
Termination of Registration Rights
The registration rights (for holders other than our founders) terminate upon the earlier of the date that is five years after the closing of this offering and such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holders' shares without any volume limitation during a three-month period. The registration rights for our Co-Founders terminate upon such time as Rule 144 or another similar exemption under the Securities Act is available for sale of the Co-Founders' shares without any volume limitation during a three month period.
Shareholder Meetings
Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association to be effective upon the closing of this offering as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association to be effective upon the closing of this offering contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.
Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:
•
amendments to our articles of association (in addition to the approval by our board of directors, as required pursuant to our amended and restated articles of association to be effective upon the closing of this offering);

•
appointment, terms of service or and termination of service of our auditors;

•
appointment of directors, including external directors (if applicable);

•
approval of certain related party transactions;

•
increases or reductions of our authorized share capital;

•
a merger; and

•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, shareholders are not permitted to take action by way of written consent in lieu of a meeting.
Quorum
Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 33 1∕3% of the total outstanding voting rights, provided, however, that with respect to any general meeting that was convened pursuant to a resolution adopted by the board of directors and which at the time of such general meeting we qualify to use the forms and rules of a “foreign private issuer,” the requisite quorum shall consist of two or more shareholders present in person or by proxy who hold or represent between them at least 25% of the total outstanding voting rights. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.
Vote Requirements
Our amended and restated articles of association to be effective upon the closing of this offering provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association to be effective upon the closing of this offering. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management — Compensation Committee — Compensation Policy under the Companies Law.” Under our amended and restated articles of association to be effective upon the closing of this offering, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting.
Under our amended and restated articles of association to be effective upon the closing of this offering, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records
Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.
Acquisitions under Israeli Law
Full Tender Offer
A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.
Special Tender Offer
The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).
In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.
If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.
In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.
Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.
For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.
Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.
In addition to the foregoing conditions and restrictions imposed by the Companies Law for the consummation of a merger, under our amended and restated articles of association to be effective upon the closing of this offering, Roy Mann, one of our Co-Founders and Co-Chief Executive Officers and a member of our board of directors, and who upon the closing of this offering will hold one founder share, will have certain veto rights, including with respect to the approval of any merger, consolidation, acquisition, amalgamation, business combination, issuance of equity securities or debt securities convertible into equity securities or other similar transactions we may enter into, in each case that would reasonably be expected to result in any person becoming, as a result of such transaction, a beneficial owner of 25% or more of our ordinary shares issued and outstanding immediately following the consummation of such transaction, or in the increase in the beneficial ownership of our ordinary shares of any person who immediately prior to the consummation of such transaction holds 25% or more of the then issued and outstanding ordinary shares. See “— Founder Share Voting Rights” and “ — ”Anti-Takeover Measures.”
Anti-Takeover Measures
The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of this offering, Roy Mann, one of our Co-Founders and Co-Chief Executive Officers and a member of our board of directors, will hold one founder share. Under our amended and restated articles of association to be effective upon the closing of this offering, the founder share generally does not have any voting rights at general shareholders’ meetings, however, such founder share will provide Mr. Mann, as the holder thereof, with veto rights over the approval of any (i) merger, consolidation, acquisition, amalgamation, business combination, issuance of equity securities or debt securities convertible into equity securities or other similar transactions we may enter into, in each case that would reasonably be expected to result in any person becoming, as a result of such transaction, a beneficial owner of 25% or more of our ordinary shares issued and outstanding immediately following the consummation of such transaction, or in the increase in the beneficial ownership of our ordinary shares of any person who immediately prior to the consummation of such transaction holds 25% or more of the then issued and outstanding ordinary shares, (ii) sale, assignment, conveyance, transfer, lease or other disposition, in one transaction or a series of related transactions, of all or substantially all of our assets to any person and (iii) change to our strategy, policies and/or business plan in connection with our Equal Impact Initiative, including any change in our short- and long-term funding plan for the monday Foundation. Consequently, Mr. Mann will be able to control certain key corporate decisions, including preventing certain takeover transactions or otherwise preventing our shareholders from realizing a potential premium over the market value of their ordinary shares. As of the closing of this offering, other than the founder share that will be issued and held by Mr. Mann, no preferred shares will be authorized under our amended and restated articles of association to be effective upon the closing of this offering. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association to be effective upon the closing of this offering, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding ordinary shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association to be effective upon the closing of this offering, as described above in “— Shareholder Meetings.” In addition, as disclosed under “— Election of Directors,” we will have a classified board structure upon the closing of this offering, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.
Borrowing Powers
Pursuant to the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be effective upon the closing of this offering to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our amended and restated articles of association to be effective upon the closing of this offering enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.
Exclusive Forum
Our amended and restated articles of association to be effective upon the closing of this offering provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated articles of association to be effective upon the closing of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association to be effective upon the closing of this offering described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.
Our amended and restated articles of association to be effective upon the closing of this offering also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is       . Its address is       , and its telephone number is       .
Listing
We have applied to have our ordinary shares listed on Nasdaq under the symbol “MNDY.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of ordinary shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our ordinary shares and our ability to raise equity capital in the future.
Following this offering, we will have an aggregate of        ordinary shares outstanding (or           ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares). Our ordinary shares will be available for sale in the public market after the expiration or waiver of the lock-up agreements described below, subject to limitations imposed by U.S. securities laws on resale by our “affiliates” as that term is defined in Rule 144 under the Securities Act.
We expect that all of our ordinary shares being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act described below. In addition, following this offering and the expiration or waiver of the lock-up agreements described below, ordinary shares issuable pursuant to awards granted under certain of our equity incentive plans will eventually be freely tradable in the public market.
The remaining ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be “restricted securities” as that phrase is defined in Rule 144. These ordinary shares will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject in certain cases to volume restrictions discussed below under “— Rule 144.”
Lock-Up Agreements
We, our executive officers and directors, and the holders of substantially all of our outstanding ordinary shares have agreed with the underwriters that, subject to certain exceptions and certain early release provisions, until the earlier of (i) 180 days after the date of this prospectus and (ii) the date immediately prior to the opening of trading on the third full trading day after we have publicly furnished our second earnings release on a Form 6-K, we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, who may, in their sole discretion and at any time without notice, release all or any portion of the ordinary shares subject to these lock-up agreements. Following the expiration of the Lock-Up Period, the ordinary shares subject to these lock-up agreements will be available for sale in the public markets subject to the requirements of Rule 144.
Notwithstanding the foregoing, certain ordinary shares may automatically be released pursuant to the following conditions:
•
if the lock-up party is (i) currently employed by us, then 25% of the lock-up party’s shares or equity awards will be released or (ii) not currently employed by us, then 5% of the lock-up party’s shares or equity awards will be released, provided that, in each case:

•
at least 90 days have elapsed from the date of this prospectus,

•
we have publicly furnished at least one quarterly earnings release on Form 6-K or have filed at least one annual report on Form 20-F,

•
on such date, and for 10 out of any 15 consecutive trading days ending on or after 90 days after the date of this prospectus, the last reporting closing price of the ordinary shares on Nasdaq is at least 33% greater than the initial public offering price per ordinary share set forth on the cover page of this prospectus, and

•
such date occurs during an open trading window,

provided that if 90 days after the date of this prospectus occurs within five trading days of a broadly applicable and regularly scheduled period during which trading in our securities would not be permitted under our insider trading policy (the “Blackout Period”), the lock-up party’s shares or equity awards will be released the sixth trading day immediately preceding the commencement of the Blackout Period, and provided further that if such date occurs during a Blackout Period, the lock-up party’s shares or equity awards will be released on the first full trading day immediately following the expiration of such Blackout Period;
•
if (i) at least 120 days have elapsed from the date of this prospectus and (ii) the Lock-Up Period is scheduled to expire during a Blackout Period or within five trading days prior to a Blackout Period, the Lock-Up Period will end 10 trading prior to the start of the Blackout Period; and

•
if the lock-up party is an employed by us or our subsidiaries (including a current contractor or consultant of us or our subsidiaries, but excluding our directors or “officers” (as defined in Rule 16a-1(f) under the Exchange Act)) that was granted an option at least 730 days before the date of this prospectus, subject to compliance with the applicable securities laws including, without limitation, Rule 144 promulgated under the Securities Act, the lock-up party may sell in the public market for a seven-trading day period beginning at the commencement of trading on the first trading day on Nasdaq or ending on such earlier date as we in our sole discretion determine, up to 15% of the ordinary shares and other securities owned by the lock-up party as of the date of this prospectus (including any RSUs that have vested, exercisable stock options and any unvested ordinary shares or other securities issued by us, but excluding any ordinary shares or other securities subject or escrow, holdback or similar provisions under agreements related to merger or acquisitions by us).

The restrictions set forth above applicable to our executive officers and directors and the holders of substantially all of our outstanding ordinary shares are subject to specified exceptions, including the following:
(a)
transactions relating to ordinary shares acquired (i) in this offering, if the lock-up party is not a director or officer, or (ii) in open market transactions after the completion of this offering;

(b)
transfers of ordinary shares (i) as a bona fide gift or gifts, (ii) by death, (iii) by will, other testamentary document or intestacy or (iv) to any immediate family member of the lock-up party or to any trust or other legal entity for the benefit of the lock-up party or immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(c)
if the lock-up party is a corporation, partnership, limited liability company or other business entity, transfers to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlled or managed by the lock-up party or affiliates of the lock-up party, or as part of a distribution by the lock-up party to its shareholders, partners, members, beneficiaries or other equityholders, or to the estates of any such shareholders, partners, members or other equityholders;

(d)
transfers of ordinary shares by operation of law pursuant to the rules of descent and distribution or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order;

(e)
transfers to us in connection with the vesting or settlement of restricted stock units or the “net”

or “cashless” exercise of options, warrants or other rights to purchase ordinary shares (for purposes of exercising such options, warrants or rights, including any transfer for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or other rights), in all such cases pursuant to equity awards granted under a share incentive plan or other equity award plan described herein, provided that any ordinary shares received upon such vesting, settlement or exercise shall be subject to the terms of the lock-up agreement;
(f)
transfers of ordinary shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction or series of related transactions made to all holders of our share capital involving a change of control that is approved by the our board of directors or the majority of voting power of our share capital, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s ordinary shares shall remain subject to the provisions of the lock-up agreement;

(g)
transfers to us in connection with (A) the repurchase of ordinary shares issued pursuant to equity awards granted under a share incentive plan or other equity award plan described herein or (B) a right of first refusal that we have with respect to transfers of such shares or securities;

(h)
the sale of our ordinary shares to the underwriters pursuant to the underwriting agreement;

(i)
(i) the exercise of options or the vesting and settlement of RSUs or other rights granted under a share incentive plan or other equity award plan described herein and (ii) the exercise of a warrant that will be issued to the monday Foundation following the closing of this offering, provided that in each case, any ordinary shares issued upon exercise of such option, warrant or other rights or the vesting and settlement of restricted stock units shall continue to be subject to the restrictions set forth herein until the expiration of the Lock-Up Period; and

(j)
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the Lock-Up Period and no filing under the Exchange Act or other public announcement would be required or be voluntarily made during the applicable restricted period;

provided that:
•
in the case of (b) and (c) above, such transfer shall not involve of a disposition for value,

•
in the case of (b), (c), and (d) above, it shall be a condition to the transfer or distribution that the donee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth herein,

•
in the case of (a), (b), and (c) above, no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of ordinary shares shall be required or shall be voluntarily made during the Lock-Up Period, and

•
in the case of (d), (e) and (g) above, no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of ordinary shares shall be voluntarily made during the Lock-Up Period and, if the lock-up party is required to file a report under Section 16 of the Exchange Act during the Lock-Up Period, the lock-up party shall include a statement in such report to the effect that such transfer is to us in connection with the vesting or settlement of restricted stock units or the “net” or “cashless” exercise of options, warrants or other rights to purchase ordinary shares, repurchase of ordinary shares, to us pursuant to a right of first refusal, or by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order, as the case may be.

The restrictions set forth above applicable to us are subject to specified exceptions, including, but not limited to, (i) any ordinary shares or any security convertible into or exercisable for ordinary shares issued by us in connection with the acquisition by us or any of our subsidiaries of not less than a majority or controlling portion of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition and (ii) any ordinary shares or any security convertible into or exercisable for ordinary shares issued by us in connection with a transaction that includes a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements, intellectual property license agreements and other strategic transactions), provided that the aggregate number of ordinary shares that we sell or issue or agree to sell or issue pursuant to such transactions shall not exceed 10% of the total number of ordinary shares issued and outstanding immediately following the completion of this offering.
Rule 144
In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our ordinary shares then outstanding or the average weekly trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Options
Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register ordinary shares reserved for issuance under our equity incentive plans. The registration statement on Form S-8 will become effective automatically upon filing.
Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the Lock-Up Period expires, subject to certain exceptions and certain early release provisions. See “Management — Share Option Plans.”
Registration Rights
Upon the closing of this offering, the holders of approximately     % of our outstanding ordinary shares will be entitled under the Investors’ Rights Agreement to certain rights with respect to registration of their ordinary shares. See “Certain Relationships and Related Party Transactions — Investors’ Rights Agreement.”

TAXATION AND GOVERNMENT PROGRAMS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Israeli Tax Considerations
The following is a brief summary of the material Israeli tax laws applicable to us and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.
General Corporate Tax Structure in Israel
Israeli resident companies are generally subject to corporate tax. The current corporate tax rate, as from 2018, is 23%. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Preferred Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are generally subject to the prevailing corporate tax rate. Under Israeli tax law, a corporation will be considered as an “Israeli resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are operated from Israel.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that as of December 31, 2019 and 2020 we qualified as an Industrial Company within the meaning of the Industry Encouragement Law, and we believe that we currently continue to qualify as such.
The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company incorporated in Israel, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition in the section 3A of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
The following corporate tax benefits, among others, are available to Industrial Companies:
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amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

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under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

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expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.
There can be no assurance that we will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.
Tax Benefits and Grants for Research and Development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:
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the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

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the research and development must be for the promotion of the company; and

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the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. Under these research and development deduction rules, no deduction is allowed for any expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures related to scientific research and development that were not specifically approved by the relevant Israeli government ministry, and therefore do not qualify for this special deduction are deductible in equal amounts over three years.
From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such approval will be granted.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).
The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011, and as of January 1, 2017 (the “2017 Amendment”). The 2017 Amendment introduces new benefits for Technology Enterprises, alongside the existing tax benefits.
Tax Benefits Under the 2017 Amendment
The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax benefits programs under the Investment Law.
The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017, for at least NIS 200 million, and the sale receives prior approval from the IIA.
The 2017 Amendment further provides that a technological company satisfying certain conditions (including a group turnover of at least NIS 10 billion) will qualify as a “Special Preferred Technological

Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technological Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.
Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4%.
We believe that as of December 31, 2019 and during 2020 we qualify as a Preferred Technological Enterprise, and continue to examine our qualification as well as the amount of Preferred Technological Income that we may have, and other benefits that we may receive under the 2017 Amendment. We have obtained a tax ruling from the Israel Tax Authority regarding our status as a Preferred Technological Enterprise, which is in effect for the years 2019-2023, subject to provisions. In order to remain eligible for the tax benefits for a “Preferred Technological Enterprise” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended, and under the condition that there will be no change in the business activity and/or in the business model or a significant reduction in the scope of research and development. However, in the future, if these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income from the Preferred Technological Enterprise would be subject to regular Israeli corporate tax rates. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs.
Taxation of Non-Israeli Resident Shareholders
Capital Gains Taxes
Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2021).
A non-Israeli resident who derives capital gains from the sale of shares of an Israeli resident company that were purchased following the listing of the shares of the company for trading on a stock exchange outside of Israel will be exempt from Israeli capital gains tax so long as the shares were not held through a permanent establishment maintained by the non-Israeli resident in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents (i) have a controlling interest of more than 25% in any of the means of control of such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenue or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or disposing the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States-Israel Tax Treaty (a “Treaty U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.
Regardless of whether non-Israeli shareholders may be liable for Israeli capital gains tax on the sale of our ordinary shares, the payment of the consideration for such sale may be subject to withholding of Israeli tax at source and holders of our ordinary shares may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations in forms specified by the Israel Tax Authority, provide documentation (including, for example, a certificate of residency) or obtain a specific exemption from the Israel Tax Authority confirming their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the Israel Tax Authority may require the purchaser of the shares to withhold tax at source).
Taxation on Receipt of Dividends
Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25% (or 30% in the case such shareholder is considered a “substantial shareholder” at any point in the preceding 12 month period), which tax will be withheld at source, unless relief is provided in an applicable tax treaty between Israel and the shareholder’s country of residence. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred (including Preferred Technological) Enterprise. If the dividend is attributable in part to income derived from a Preferred Enterprise or a Preferred Technological Enterprise, the withholding rate will be a blended rate reflecting the relative portions of the types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise.
However, a reduced tax rate may be provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. If dividends are distributed from income attributed to a Preferred Enterprise, or a Preferred Technological Enterprise and the foregoing conditions are met, such dividends are subject to a withholding tax rate of 15% for a shareholder that is a United States corporation.
Surtax
Subject to the provisions of an applicable tax treaty, individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 651,600 for 2020, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.
U.S. Federal Income Tax Considerations
The following summary describes certain United States federal income tax considerations generally applicable to United States Holders (as defined below) of our ordinary shares. This summary deals only with our ordinary shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). This summary also does not address the tax consequences that may be relevant to holders in special tax situations including, without limitation, dealers in securities, traders that elect to use a mark-to-market method of accounting, holders that own our ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, banks or other financial institutions, individual retirement accounts and other tax-deferred accounts, insurance companies, tax-exempt organizations, United States expatriates, holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, holders that acquired our ordinary shares in a compensatory transaction, holders subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement, holders which are entities or arrangements treated as partnerships for United States federal income tax purposes or holders that actually or constructively through attribution own 10% or more of the total voting power or value of our outstanding ordinary shares.
This summary is based upon the Internal Revenue Code, applicable United States Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service (the “IRS”), regarding the tax consequences described herein, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any United States federal tax consequences other than United States federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income).
As used herein, the term “United States Holder” means a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or therein or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a “United States person.”

If an entity or arrangement treated as a partnership for United States federal income tax purposes acquires our ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in our ordinary shares should consult their tax advisors regarding the United States federal income tax consequences of acquiring, owning, and disposing of our ordinary shares.
THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Dividends
Although we do not anticipate paying any dividends in the foreseeable future, as described in “Dividend Policy,” above, if we do make any distributions, subject to the discussion below under “— Passive Foreign Investment Company,” the amount of dividends paid to a United States Holder with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom generally will be included in the United States Holder’s gross income as ordinary income from foreign sources to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of the United States Holder’s adjusted tax basis in those ordinary shares and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, United States Holders should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Foreign withholding tax (if any) paid on dividends on our ordinary shares at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. Dividends paid on our ordinary shares generally will constitute “foreign source income” and “passive category income” for purposes of the foreign tax credit. However, if we are a “United States-owned foreign corporation,” solely for foreign tax credit purposes, a portion of the dividends allocable to our United States source earnings and profits may be re-characterized as United States source. A “United States-owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are excepted from these rules. If we are treated as a “United States-owned foreign corporation,” and if 10% or more of our earnings and profits are attributable to sources within the United States, a portion of the dividends paid on the ordinary shares allocable to our United States source earnings and profits will be treated as United States source, and, as such, the ability of a United States Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. The rules governing the treatment of foreign taxes imposed on a United States Holder and foreign tax credits are complex, and United States Holders should consult their tax advisors about the impact of these rules in their particular situations.
Dividends received by certain non-corporate United States Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gain rate, provided that (i) either our ordinary shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty that includes an exchange of information program and which the United States Treasury Department has determined is satisfactory for these purposes, (ii) we are neither a PFIC (as discussed below) nor treated as such with respect to the United States Holder for either the taxable year in which the dividend is paid or the preceding taxable year, and (iii) the United States Holder satisfies certain holding period and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the

United States if they are listed on the , as our ordinary shares are expected to be. United States Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends paid with respect to our ordinary shares. The dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other United States corporations.
Disposition of Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company,” a United States Holder generally will recognize capital gain or loss for United States federal income tax purposes on the sale or other taxable disposition of our ordinary shares equal to the difference, if any, between the amount realized and the United States Holder’s adjusted tax basis in those ordinary shares. If any Israeli tax is imposed on the sale, exchange or other disposition of our ordinary shares, a United States Holder’s amount realized will include the gross amount of the proceeds of the deposits before deduction of the Israeli tax. In general, capital gains recognized by a non-corporate United States Holder, including an individual, are subject to a lower rate under current law if such United States Holder held shares for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as United States source income or loss for purposes of the foreign tax credit. A United States Holder’s initial tax basis in shares generally will equal the cost of such shares. Because gain for the sale or other taxable disposition of our ordinary shares will be treated as United States source income, and you may use foreign tax credits against only the portion of United States federal income tax liability that is attributed to foreign source income in the same category, your ability to utilize a foreign tax credit with respect to the Israeli tax imposed on any such sale or other taxable disposition, if any, may be significantly limited. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit or deduction with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable or deductible in light of your particular circumstances and your ability to apply the provisions of an applicable treaty.
Passive Foreign Investment Company
We would be a PFIC for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For these purposes, cash and other assets readily convertible into cash or that do or could generate passive income are categorized as passive assets, and the value of company’s goodwill and other unbooked intangible assets is generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the stock. Based on our anticipated market capitalization and the composition of our income, assets and operations, we believe that we were not a PFIC for 2020 and do not expect to be a PFIC for United States federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our ordinary shares at this initial offering and the future price, which could fluctuate significantly. In addition, it is possible that the IRS may take a contrary position with respect to our determination in any particular year, and therefore, there can be no assurance that we will not be classified as a PFIC for 2020, in the current taxable year or in the future. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds our ordinary shares. Under the PFIC rules, if we were considered a PFIC at any time that a United States Holder holds our ordinary shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC, and (ii) the United States Holder has made a “deemed sale” election under the PFIC rules.
If we are a PFIC for any taxable year that a United States Holder holds our ordinary shares, unless the United States Holder makes one of the elections described below, any gain recognized by the United States Holder on a sale or other disposition of our ordinary shares would be allocated pro-rata over the United States Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a United States Holder on our ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the United States Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of our ordinary shares if we were a PFIC, described above. If we are treated as a PFIC with respect to a United States Holder for any taxable year, the United States Holder will be deemed to own equity in any of the entities in which we hold equity that also are PFICs. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. In addition, a timely election to treat us as a qualified electing fund under the Internal Revenue Code would result in an alternative treatment. However, we do not intend to prepare or provide the information that would enable United States Holders to make a qualified electing fund election. If we are considered a PFIC, a United States Holder also will be subject to annual information reporting requirements. United States Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in the ordinary shares.
Information Reporting and Backup Withholding
Dividend payments and proceeds paid from the sale or other taxable disposition of our ordinary shares may be subject to information reporting to the IRS. In addition, a United States Holder (other than an exempt holder who establishes its exempt status if required) may be subject to backup withholding on dividend payments and proceeds from the sale or other taxable disposition of our ordinary shares paid within the United States or through certain U.S.-related financial intermediaries.
Backup withholding will not apply, however, to a United States Holder who furnishes a correct taxpayer identification number, makes other required certification and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Financial Asset Reporting
Certain United States Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. Our ordinary shares are expected to constitute foreign financial assets subject to these requirements unless the ordinary shares are held in an account at certain financial institutions. United States Holders should consult their tax advisors regarding the application of these reporting requirements.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.
Number of Ordinary Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Allen & Company LLC
Jefferies LLC
William Blair & Company, L.L.C.
Piper Sandler & Co.
Oppenheimer & Co. Inc.
Canaccord Genuity LLC
Cowen and Company, LLC
Needham & Company, LLC
Total
The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to purchase up to an additional           ordinary shares from us to cover sales by the underwriters of a greater number of ordinary shares than the total number set forth in the table above. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.
The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional ordinary shares.
	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$
We estimate that our portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      , all of which will be paid by us. We have also agreed to reimburse the underwriters for up to $       for certain of their expenses incurred in connection with this offering.
Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per ordinary share from the initial public offering price. After the initial offering of the ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers, directors, and holders of substantially all of our ordinary shares have agreed with the underwriters, subject to certain exceptions, not to, directly or indirectly, offer, sell contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of or hedge any of our ordinary shares, or any options or warrants to purchase any ordinary shares of the Company, or securities convertible into or exchangeable for ordinary shares, subject to certain exceptions and certain early release provisions, until the earlier of (i) 180 days after the date of this prospectus and (ii) the date immediately prior to the opening of trading on the third full trading day after we have publicly furnished our second earnings release on a Form 6-K, except with the prior written consent of the representatives. See “Shares Eligible for Future Sale” for a discussion of certain early release exceptions and transfer restrictions.
Prior to the offering, there has been no public market for the ordinary shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have applied to have our ordinary shares listed on Nasdaq under the symbol “MNDY.”
In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ordinary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the closing of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.
At our request, the underwriters have reserved for sale, at the initial public offering price, up to     % of the ordinary shares offered by this prospectus for sale to our friends, family and certain existing shareholders identified by our directors and management, through a directed share program. The sales will be made at our direction by Goldman Sachs & Co. LLC and Oppenheimer & Co. Inc. through a directed share program. If these persons purchase reserved ordinary shares, this will reduce the number of ordinary shares available for sale to the general public. Any reserved ordinary shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ordinary shares offered by this prospectus.
European Economic Area
In relation to each EEA Member State and, until the expiration of the period during which the United Kingdom continues to be subject to European Union law without being an EEA Member State (the “Transition Period”), none of the ordinary shares have been offered or will be offered pursuant to the offering to the public in that EEA Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that EEA Member State or, where appropriate, approved in another EEA Member State and notified to the competent authority in that EEA Member State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that offers of ordinary shares may be made to the public in that EEA Member State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the ordinary shares in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
United Kingdom
Each underwriter has represented and agreed that:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the

“FSMA”)) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

After the expiration of the Transition Period, none of the ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the Financial Conduct Authority in accordance with the FSMA, as amended), except that offers of ordinary shares may be made to the public in that EEA Member State at any time under the following exemptions under the FSMA, as amended:
•
to any legal entity which is a qualified investor as defined under the FSMA;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the FSMA), subject to obtaining the prior consent of the representative for any such offer; or

•
in any other circumstances falling within Section 86 of the FSMA, as amended, provided that no such offer of the ordinary shares shall require the company or the representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Section 87G of the FSMA. For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in the United Kingdom the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.

Israel
The ordinary shares offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such ordinary shares been registered for sale in Israel. The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered.
This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the ordinary shares may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”) consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Canada
The ordinary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing

Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•
where no consideration is or will be given for the transfer;

•
where the transfer is by operation of law;

•
as specified in Section 276(7) of the SFA; or

•
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the ordinary shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA N-16: Notice on Recommendations on Investment Products).
Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), (the “FIEA”). The ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of the ordinary shares may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.
The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
SEC registration fee	$	*
FINRA filing fee		*
Stock exchange listing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total		*

*
To be filed by amendment.

All amounts in the table are estimates except the SEC registration fee, the stock exchange listing fee and the FINRA filing fee. We will pay all of our expenses of this offering.

LEGAL MATTERS
The validity of our ordinary shares and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP. Certain matters of Israeli law will be passed upon for the underwriters by Gornitzky & Co., Tel Aviv, Israel. Certain matters of U.S. federal law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.
Certain partners of Meitar | Law Offices hold options to purchase ordinary shares of the Company, which, on an exercised basis, represent in the aggregate less than 1% of the Company’s issued and outstanding share capital.

EXPERTS
The consolidated financial statements as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020, included in this registration statement have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The current address of Brightman Almagor Zohar & Co., Certified Public Accountant (Isr.), a firm in the Deloitte Global Network, is 1 Azrieli Center, Tel Aviv, 67021, Israel

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.
We have irrevocably appointed monday.com Inc.as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 34 W. 14th Street New York, New York, 10011.
We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•
the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•
the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:
•
the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•
the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•
the judgment was obtained by fraud;

•
the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•
the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•
the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•
at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.
Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely.
Upon the closing of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send our transfer agent a copy of all notices of general meetings of shareholders and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

MONDAY.COM LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of monday.com Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of monday.com Ltd. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred shares and shareholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network
Tel Aviv, Israel
March 11, 2021
We have served as the Company’s auditor since 2012.

MONDAY.COM AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)
	December 31,		March 31, 2021	Pro forma Shareholders’ Equity March 31, 2021
	2019	2020
			(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$171,601	$129,814	$124,281
Short term deposits	4,000	10,000	10,000
Accounts receivable – net of allowance for doubtful accounts of $21, $264, and $410 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively	3,439	3,911	4,897
Prepaid expenses and other current assets	2,269	3,898	6,572
Total current assets	181,309	147,623	145,750
Property and equipment, net	3,194	7,178	11,486
Other long-term assets	645	2,619	3,243
Total assets	$185,148	$157,420	$160,479
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,950	$25,734	$29,677
Accrued expenses and other current liabilities	7,800	22,967	28,526
Deferred revenue	40,981	70,719	87,703
Revolving credit facility	13,030	21,016	21,037
Total current liabilities	80,761	140,436	166,943
Other long-term liabilities	1,512	1,045	1,182
Total liabilities	82,273	141,481	168,125
COMMITMENTS AND CONTINGENCIES (NOTE 7)
CONVERTIBLE PREFERRED SHARES:
Preferred shares, no par value – Authorized: 27,056,939 shares as of December 31, 2019 and 2020 and March 31, 2021 (unaudited); Issued and outstanding: 26,440,239 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited); Aggregate liquidation preference of $233,915 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited); Pro forma: no shares issued and outstanding as of March 31, 2021 (unaudited)	233,496	233,496	233,496	—
SHAREHOLDERS’ (DEFICIT) EQUITY:
Ordinary shares, no par value – Authorized: 52,943,061 shares as of December 31, 2019 and 2020 and March 31, 2021 (unaudited); Issued and Outstanding: 11,772,038, 12,354,471 and 12,451,895 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited) respectively; pro forma: 38,892,134 shares issued and outstanding as of March 31, 2021 (unaudited)	—	—	—
Additional paid-in capital	33,542	98,809	114,176	347,672
Accumulated deficit	(164,163)	(316,366)	(355,318)	(355,318)
Total shareholders’ deficit	(130,621)	(217,557)	(241,142)	$(7,646)
Total liabilities, convertible preferred shares, and shareholders’ deficit	$185,148	$157,420	$160,479
The accompanying notes are an integral part of the consolidated financial statements.

MONDAY.COM AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
Revenue	$78,089	$161,123	$31,929	$58,972
Cost of revenue	11,978	22,488	4,591	7,924
Gross profit	66,111	138,635	27,338	51,048
OPERATING EXPENSES
Research and development	24,637	43,480	6,651	15,581
Sales and marketing	118,534	191,353	36,945	63,048
General and administrative	15,458	54,339	3,745	10,266
Total operating expenses	158,629	289,172	47,341	88,895
Operating loss	(92,518)	(150,537)	(20,003)	(37,847)
Financial income	2,359	1,537	631	78
Financial expenses	(769)	(1,011)	(282)	(484)
Loss before income taxes	(90,928)	(150,011)	(19,654)	(38,253)
Income tax expense	(683)	(2,192)	(209)	(699)
Net loss	$(91,611)	$(152,203)	$(19,863)	$(38,952)
Net loss per share attributable to ordinary shareholders’, basic and diluted	$(9.22)	$(14.19)	$(2.08)	$(3.52)
Weighted-average ordinary shares used in calculating net loss per ordinary share, basic and diluted	11,348,428	12,048,909	11,778,108	12,392,298
Pro forma net loss per share (unaudited)		$(3.95)	(0.52)	$(1.00)
Weighted-average shares used in calculating pro forma net loss per share, basic and diluted (unaudited)		38,489,148	38,218,347	38,832,537
The accompanying notes are an integral part of the consolidated financial statements.

MONDAY.COM AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES
AND SHAREHOLDERS’ DEFICIT
U.S. dollars in thousands (except share and per share data)
	Convertible Preferred Shares		Number of Ordinary Shares	Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2019	22,805,727	$83,646	11,017,137	$11,500	$(72,552)	$(61,052)
Exercise of options	—	—	754,901	103	—	103
Share-based compensation	—	—	—	21,939	—	21,939
Issuance of Series E preferred shares, net(*)	3,634,512	149,850	—	—	—	—
Net loss	—	—	—	—	(91,611)	(91,611)
Balance as of December 31, 2019	26,440,239	$233,496	11,772,038	$33,542	$(164,163)	$(130,621)
Exercise of options	—	—	582,433	542	—	542
Share based compensation	—	—	—	64,725	—	64,725
Net loss	—	—	—	—	(152,203)	(152,203)
Balance as of December 31, 2020	26,440,239	$233,496	12,354,471	$98,809	$(316,366)	$(217,557)
Exercise of options	—	—	97,424	543	—	543
Share based compensation	—	—	—	14,824	—	14,824
Net loss	—	—	—	—	(38,952)	(38,952)
Balance as of March 31, 2021 (unaudited)	26,440,239	$233,496	12,451,895	$114,176	$(355,318)	$(241,142)

(*)
Net of issuance costs of $150

	Convertible Preferred Shares		Number of Ordinary Shares	Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance as of January 1, 2020	26,440,239	$233,496	11,772,038	$33,542	$(164,163)	$(130,621)
Exercise of options	—	—	14,409	60	—	60
Share based compensation	—	—	—	3,255	—	3,255
Net loss	—	—	—	—	(19,863)	(19,863)
Balance as of March 31, 2020 (unaudited)	26,440,239	$233,496	11,786,447	$36,857	$(184,026)	$(147,169)
The accompanying notes are an integral part of the consolidated financial statements.

MONDAY.COM AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(91,611)	$(152,203)	$(19,863)	$(38,952)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	579	1,888	346	547
Capital loss from sale of property and equipment	—	—	—	45
Share-based compensation	21,839	64,345	3,226	14,540
Change in accrued interest on revolving credit facility	21	(14)	(6)	21
Changes in operating assets and liabilities:
Accounts receivable, net	(3,101)	(472)	330	(986)
Prepaid expenses and other assets	(1,313)	(1,828)	(1,911)	(1,629)
Accounts payable	8,886	6,773	3,705	3,969
Accrued expenses and other liabilities	5,555	14,598	826	4,862
Deferred revenue	22,495	29,738	8,214	16,984
Net cash used in operating activities	(36,650)	(37,175)	(5,133)	(599)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,402)	(4,362)	(1,142)	(4,223)
Capitalized software development costs	(365)	(1,119)	(109)	(440)
Proceeds from sale of property and equipment	—	—	—	21
Changes in short-term deposits	15,000	(6,000)	—	—
Net cash provided by (used in) investing activities	13,233	(11,481)	(1,251)	(4,642)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred shares	149,850	—	—	—
Proceeds from exercise of share options	103	542	60	543
Payments in connection with deferred offering costs	—	—	—	(207)
Receipt of revolving credit facility, net of payments	8,500	8,000	2,000	—
Capital lease payments	(7)	(72)	(18)	(28)
Net cash provided by financing activities	158,446	8,470	2,042	308
INCREASE (DEACREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	135,029	(40,186)	(4,342)	(4,933)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of period	36,971	172,000	172,000	131,814
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of period	$172,000	$131,814	$167,658	$126,881
SUPPLEMENTAL DISCLOSURE:
Cash paid for taxes	$250	$2,487	$55	$18
Cash paid for interest	$522	$685	$187	$133
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Additions to capital leases	$254	$—	$—	$—
Non-cash purchases of property and equipment	$221	$232	•$ 370	$206
Unpaid deferred offering costs	$—	$174	$—	$1,036
Share-based compensation included in capitalized software development costs	$100	$380	$29	$284
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEET:
Cash and cash equivalents	$171,601	$129,814	$167,271	$124,281
Restricted cash – Included in prepaid expense and other current assets	20	—	20	600
Restricted cash – Included in other long-term assets	379	2,000	367	2,000
Total cash, cash equivalents, and restricted cash	$172,000	$131,814	$167,658	$126,881
The accompanying notes are an integral part of the consolidated financial statements.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)
NOTE 1: ORGANIZATION AND DESCRIPTION OF BUSINESS
Monday.com Ltd (“monday.com” and, together with its subsidiaries, “the Company”) was incorporated under the laws of Israel and commenced operations in 2012. The Company operates a cloud-based visual Work Operating System (“Work OS”) that consists of modular building blocks that can be easily used and assembled to create software applications and work management tools and serves as a connective layer to integrate with various digital tools across an organization. By using the Company’s Work OS platform, customers can simplify and accelerate their digital transformation, enhance organizational agility, become more productive and increase operational efficiency.
monday.com has three wholly owned subsidiaries: monday.com Inc. (the “U.S Subsidiary”) incorporated in the United States in 2016, monday.com UK Ltd. incorporated under the laws of England in 2020, and monday.com Pty Ltd. incorporated in Australia in 2020. The subsidiaries primarily engage in providing business development, consulting, and customer success services to the Company’s existing and potential customers.
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES
The accompanying consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), reflect the application of the significant accounting policies described below and elsewhere in the notes to the consolidated financial statements.
a.
Principles of Consolidation

The accompanying consolidated financial statements include the accounts of monday.com and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
b.
Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include share-based compensation including the determination of the fair value of the Company’s ordinary shares. The Company bases its estimates on historical experience and on assumptions that management considers to be reasonable. The Company assesses these estimates on a regular basis; however, actual results could differ from these estimates.
The worldwide spread of the coronavirus (“COVID-19”) pandemic has created, and may continue to create, a significant uncertainty in macroeconomic condition and global slowdown in the economy and which is likely to decrease demand for a broad variety of goods and services, while also disrupting sales channels and marketing activities for an unknown period of time until the disease is contained. The extent to which COVID-19 may impact the Company’s financial condition, results of operations, or liquidity is uncertain, and as of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
c.
Foreign Currency Translation and Transactions

The Company’s management has determined that the U.S. dollar is the currency in the primary economic environment in which the Company operates. Thus, the Company reports its consolidated results in U.S. dollars. Transactions and balances that are denominated in other currencies have been remeasured into U.S. dollars in accordance with principles set forth in Accounting Standards Codification (“ASC”) 830, Foreign currency matters. Monetary assets and liabilities denominated in the local currency are remeasured into U.S. dollars at the end of each reporting period using the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are measured at historical rates. All exchange gains and losses from the remeasurement measured above are reflected at the consolidated statement of operations as financial expenses or income, as appropriate.
d.
Cash and Cash Equivalents

The Company classifies all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents. Cash equivalents consist of bank deposits. Cash equivalents are carried at cost, which approximates their fair market value.
e.
Short-Term Deposits

Deposits with maturities of more than three months but less than one year are classified as short term deposits. Such deposits are presented at their cost.
f.
Restricted Cash

Restricted cash consists of amounts used to secure corporate credit cards included in prepaid expenses and other current assets, and deposits collateralizing operating leases included in other long-term assets.
g.
Accounts Receivable

Accounts receivable are recorded at the invoiced amount, are unsecured and do not bear interest. Accounts receivable are stated at their net realizable value, net of allowances. The allowance for doubtful accounts is based on the Company’s periodic assessment of the collectability of the accounts based on a combination of factors including the payment terms of each account, its age, the collection history of each customer, and the customer’s financial condition. Doubtful accounts expense for the years ended December 31, 2019 and 2020 was $21 and $264 respectively, and $11 and $146 for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively.
h.
Deferred Offering Costs

Deferred offering costs consist primarily of direct incremental legal, accounting, and consulting fees relating to the planned initial public offering (“IPO”). The deferred offering costs shall be reclassified to shareholders’ equity and offset against the proceeds of the offering upon the consummation of the IPO. In the event the planned IPO is terminated, the deferred offering costs will be expensed. Total deferred offering costs capitalized as of December 31, 2020 and March 31, 2021 (unaudited) amounted to $174 and $1,243 and are presented within other long-term assets. No offering costs were capitalized as of December 31, 2019.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
i.
Property and Equipment, Net

Property and equipment, net is stated at cost, less accumulated depreciation, and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets (see Note 2k). Expenditures for maintenance and repairs are expensed as incurred. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in the consolidated statement of operations in the period of disposition.
j.
Internal Use Software Development Costs

The Company capitalizes certain internal software development costs related to its cloud-based platform or to backoffice operating systems. The costs consist of personnel costs incurred during the application development stage. Capitalization begins when the preliminary project stage is completed, and it is probable that the software will be completed and used for its intended function. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. Costs related to preliminary project activities and post implementation operating activities are expensed as incurred.
Capitalized software development costs are included in property and equipment (see Note 4) and are amortized over the estimated useful life of the software, on a straight-line basis, which represents the manner in which the expected benefit will be derived. Amortization expenses are included in cost of revenue in the consolidated statement of operations. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
k.
Amortization and Impairment of Long-Lived Assets:

Long-lived assets with definite lives consist of property and equipment. Long-lived assets are amortized over their estimated useful lives which are as follows:
Years
Computers software and electronic equipment	3 – 5
Office furniture and equipment	10 – 14
Capitalized internal use software	3
Leasehold improvements	Shorter of the remaining term of the underlying lease, or estimated useful life of the asset
The Company reviews its long-lived assets for impairment whenever events or circumstances have occurred that indicate that the estimated useful lives of the long-lived assets may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated undiscounted future cash flows of the assets or asset group are compared to the carrying value.
If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized based on the amount in which the carrying amount exceeds the fair value of the asset or asset group, based on discounted cash flows. There were no events or circumstances that required the Company’s long-lived assets to be tested for impairment during any of the periods presented.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
l.
Leases

The Company classifies leases in accordance with ASC 840 at their inception as either capital or operating leases. A lease that transfers substantially all the risks and rewards incidental to ownership of the leased asset to the Company is classified as a capital lease.
For capital leases, at the commencement of the lease term, the leased asset is measured at the lower of fair value or the present value of the minimum lease payments. The leased asset is depreciated over the shorter of its useful life and the lease term.
For operating leases that contain renewals, or other lease incentives, the Company recognizes the rent expense on a straight-line basis over the term of the lease. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. The Company records the difference between the rent paid and the straight-line rent expense as a deferred rent liability within accrued expenses and other current liabilities and other long-term liabilities in the consolidated balance sheet.
m.
Employee Related Obligations

According to the Israeli Severance Pay Law, 1963 (“Severance Pay Law”), employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment, or a portion thereof. The Company’s liability for severance pay is covered by the provisions of Section 14 of the Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. Therefore, the Company does not recognize a liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheet. Severance expenses amounted to $1,349 and $2,721 for the years ended December 31, 2019 and 2020, respectively, and $506 and $916 for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively.
The Company’s U.S. Subsidiary has a 401(K) defined contribution plan covering certain employees in the U.S. All eligible employees may elect to contribute up to 100% of their annual compensation to the plan through salary deferrals, subject to Internal Revenue Service limits. The expenses recorded by the U.S. subsidiary for employer’s contributions were $165 and $529 for the years ended December 31, 2019 and 2020, respectively, and $82 and $237 for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively.
n.
Contingent Liabilities

The Company accounts for its contingent liabilities in accordance with ASC Topic 450, Contingencies (“ASC 450”). A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.
o.
Revenue Recognition

The Company generates revenue from the sale of subscriptions to customers to access its cloud-based Work OS platform. The terms of the Company’s subscription agreements are primarily

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
monthly or annual, and a large portion of the arrangements are paid in full up-front at the outset of the arrangement. Customers may not take possession over the software and instead are granted continuous access to the platform over the contractual period and therefore the arrangements are accounted for as service contracts.
The Company’s contracts generally include fixed number of users and fixed price per user. Revenue for these arrangements is recognized ratably over the contract term.
The Company’s subscription contracts are generally non-cancelable except for contracts with first-time customers whereby the contract terms provide rights to cancel the contract in the first 30 days for pro-rated refund for unutilized days. Historically, refunds have not been material and can be reasonably estimated, and therefore no provision for refund liability was recorded to date.
The Company’s revenue recognition accounting policy prior to January 1, 2020 (the adoption date of ASC Topic 606, Revenue from Contracts with Customers (“the new revenue standard” or “ASC 606”):
The Company recognizes revenue in accordance with ASC Topic 605, Revenue recognition (“ASC 605”), when all of the following four basic criteria are met: (i) persuasive evidence of an arrangement exists; (ii) services have been rendered; (iii) the fees are fixed or determinable, and (iv) collectability is reasonably assured. In applying the foregoing criteria, the Company recognizes revenue ratably throughout the service period, beginning on the date the access to the Company’s platform is provided, as no implementation work is required, and subject to satisfying these criteria. The Company assesses collectability based on several factors, such as collection history and creditworthiness of the customer.
The Company’s revenue recognition accounting policy from January 1, 2020, following the adoption of the new revenue standard:
In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these services. The Company determines revenue recognition through the following steps:
1.
Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the contracts and the Company’s customary business practices in identifying its contracts under ASC 606. The Company determines it has a contract with a customer when the contract has been approved by both parties, it can identify each party’s rights regarding the services to be transferred and the payment terms for the services, it has determined the customer to have the ability and intent to pay, and the contract has commercial substance.
The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer.
2.
Identification of the performance obligations in the contract

Performance obligations committed in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
available, and are distinct in the context of the contract, whereby the transfer of the services and the products is separately identifiable from other promises in the contract. The Company’s performance obligations generally consist of access to the cloud-based platform and related support services which is considered one performance obligation. The customers do not have the ability to take possession of the software, and through access to the platform the Company provides a series of distinct software-based services that are satisfied over the term of the subscription.
3.
Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Payment terms are generally upfront at the time of the transaction, except for enterprise customers which are generally net 30 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined its contracts generally do not include a significant financing component. The Company applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component. The Company’s policy is to exclude sales and other indirect taxes when measuring the transaction price.
4.
Allocation of the transaction price to the performance obligations in the contract

The Company’s contracts contain a single performance obligation. Therefore, the entire transaction price is allocated to the single performance obligation.
5.
Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized ratably over the term of the subscription agreement generally beginning on the date that the platform is made available to a customer.
The Company records contract liabilities when cash payments are received in advance of performance to deferred revenue or to customer advances in case of refund rights.
The Company recognized $40,981 of revenue during the year ended December 31, 2020, that was included in the deferred revenue balances at the beginning of the period. The Company recognized $17,251 and $30,854 for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively, from deferred revenue balances as of January 1, 2020 and 2021, respectively.
The Company elected to use the practical expedient and recognize the incremental costs of obtaining contracts as an expense since the amortization period of the assets that the Company otherwise would have recognized is one year or less. Similarly, the Company does not disclose the value of unsatisfied performance obligations since the original expected duration of the contracts is one year or less.
p.
Cost of Revenue

Cost of revenue primarily consists of costs related to providing subscription services to paying customers, including hosting costs, personnel-related expenses of customer support including share-based compensation, subcontractors costs, merchant and credit-cards processing fees, amortization of capitalized software development costs and allocated overhead costs.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
q.
Research and Development Costs

Research and development costs are expensed as incurred unless these costs qualify for capitalization as internal-use software development costs. Research and development expenses consist primarily of personnel-related expenses, including share-based compensation and allocated overhead costs.
r.
Sales and Marketing

Sales and marketing expenses are primarily comprised of costs of the Company’s marketing personnel including share-based compensation, online marketing expenses and other advertising costs, partners’ commissions and allocated overhead costs. Sales and marketing expenses are expensed as incurred. Advertising costs amounted to $98,423 and $129,101 in the years ended December 31, 2019 and 2020, respectively, and to $28,274 and $39,355 in the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively.
s.
General and Administrative

General and administrative expenses primarily consist of costs of the Company’s executive, finance, legal and other administrative personnel including share-based compensation, professional service fees, and allocated overhead costs.
t.
Accounting for Share-Based Compensation

The Company accounts for share-based compensation under ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees, non-employee consultants, and directors. The Company calculates the fair value of share options on the date of grant using the Black-Scholes option-pricing model and the expense is recognized over the requisite service period of each individual grant using the graded vesting attribution method. Forfeitures are accounted for as they occur.
The Black-Scholes option-pricing model requires the Company to make several assumptions, including the value of the Company’s ordinary shares, expected volatility, expected term, risk-free interest rate and expected dividends. The Company evaluates the assumptions used to value option awards upon each grant of share options.
Expected volatility was calculated based on the implied volatilities from market comparisons of certain publicly traded companies. The expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. The risk-free interest rate was based on the U.S. treasury bonds yield with an equivalent term. The Company has not paid dividends and has no foreseeable plans to pay dividends. The assumptions used to determine the fair value of the share-based awards are management’s best estimates and involve inherent uncertainties and the application of judgment.
The fair value of ordinary shares underlying the options has historically been determined by management with the assistance of a third-party valuation firm and approved by the Company’s board of directors. The fair value of the underlying ordinary shares will be determined by the board of directors until such time as the Company’s ordinary share is listed on an established stock exchange.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
The following table summarizes the Black-Scholes assumptions used at the grant dates:
	Year ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)
Risk-free interest rate	2.12% – 2.75%	0.3% – 0.58%	0.51% – 0.58%	0.68% – 0.95%
Expected dividend yield	0%	0%	0%	0%
Expected term (in years)	5 – 8	5 – 8	5 – 7	5 – 8
Expected volatility	43% – 45%	47% – 48%	46.95%	49.05%

u.
Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 (“ASC 740”), using the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and the tax basis for assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized. As of December 31, 2019 and 2020, and as of March 31, 2021 (unaudited), the Company recorded a full valuation allowance against its deferred tax assets.
The Company applies a more-likely-than-not recognition threshold to uncertain tax positions based on the technical merits of the income tax positions taken. The Company does not recognize a tax benefit unless it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit that is recorded for these positions is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. As of December 31, 2019 and 2020, and as of March 31, 2021 (unaudited), no liability for unrecognized tax benefits was recorded due to immateriality.
v.
Net Loss Per Share Attributable to Ordinary Shareholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
using the treasury shares method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share since the effects of potentially dilutive shares of ordinary shares are anti-dilutive in all periods presented. The potentially dilutive options to purchase ordinary shares that were excluded from the computation amounted to 4,684,239 and 5,909,263 for the years ended December 31, 2019 and 2020, respectively, and to 5,126,000 and 7,091,672 for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively, because including them would have been anti-dilutive. The Convertible preferred shares were also excluded from the computation and amounted to 26,440,239 shares for each of the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited).
w.
Concentration of Credit Risks

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, short-term deposits, and accounts receivable.
For cash and cash equivalents, restricted cash and short-term deposits, the Company is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts recorded on the accompanying consolidated balance sheets exceed federally insured limits. The Company places its cash and cash equivalents with financial institutions with high-quality credit ratings in the United States and Israel and has not experienced any losses in such accounts.
For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the accompanying consolidated balance sheets. For each of the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), there were no individual customers that accounted for 10% or more of the Company’s revenues. The Company’s accounts receivable are geographically diversified and derived primarily from sales in the United States, Europe Middle East and Africa. To manage accounts receivable risk, the Company evaluates the credit worthiness of its customers and maintains allowances for potential credit losses.
The Company has not historically experienced any material credit losses related to individual customers or groups of customers in any specific area or industry.
x.
Segment Information

The Company has a single operating and reportable segment. The Company’s chief operating decision makers are its two Co-Chief Executive Officers (“Co-CEO”), who review financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. For information regarding the Company’s long-lived assets and revenue by geographic area, see Note 15.
y.
Fair Value measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:
Level 1 —
Quoted prices in active markets for identical assets or liabilities.

Level 2 —
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments consist of cash equivalents, restricted cash, short-term deposits, accounts receivable, accounts payable, accrued expenses and revolving credit facility, and are stated at their carrying value, which approximates fair value due to the short maturities of these instruments.
z.
Derivative Financial Instruments

The Company enters into foreign currency contracts, primarily forward and option contracts, with financial institutions to protect against foreign exchange risks, mainly the exposure to changes in the exchange rate of the New Israeli Shekel (“NIS”) against the U.S. dollar that are associated with future liabilities denominated in NIS.
These contracts do not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these derivatives are intended to offset gains and losses on the hedged NIS denominated liabilities. These foreign currency contracts are not designated and do not qualify as hedging instruments, as defined by ASC 815, Derivative and Hedging. The Company records changes in the fair value of the derivatives in financial income, net in the consolidated statement of operations.
The notional principal of foreign currency contracts outstanding was $6,750 as of December 31, 2019. As of December 31, 2020 and March 31, 2021 (unaudited), the Company had no outstanding contracts. Gains and losses on outstanding derivative instruments were immaterial for the periods presented. The fair value of the outstanding foreign currency contracts was immaterial as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).
aa.
Unaudited Pro Forma Balance Sheet Information and Pro Forma Net Loss Per Share

The unaudited pro forma consolidated balance sheet information has been prepared to show the assumed effect on the balance sheet of the automatic conversion of the outstanding convertible preferred shares upon the consummation of a qualified IPO as though the conversion occurred as of March 31, 2021. Upon the consummation of an IPO, all of the outstanding convertible preferred shares will automatically convert into 26,440,239 ordinary shares, based on the convertible preferred shares outstanding as of the IPO date. The unaudited pro forma consolidated balance sheet does not give effect to any proceeds from the assumed IPO.
Unaudited pro forma basic and diluted net loss per share is computed to give effect to the automatic conversion of the Company’s 26,440,239 outstanding convertible preferred shares

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
into ordinary shares in connection with the IPO as though the conversion had occurred as of the beginning of the period or on the date of issuance, if later.
bb.
Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations, convertible preferred shares and shareholders’ deficit, and cash flows for the three months ended March 31, 2020 and 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP and are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP.
In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2021 and the Company’s consolidated results of operations and cash flows for the three months ended March 31, 2020 and 2021. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future interim or annual period.
cc.
Recently Adopted Accounting Pronouncements:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASC 606. ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Subsequently, the FASB issued several additional ASUs related to ASU 2014-9; collectively they are referred to as the “new revenue standards”. The Company adopted the new revenues standards effective January 1, 2020, using the modified retrospective transition method. There was no cumulative effect from the initial application of ASC 606, and there was no impact on the Company’s consolidated balance sheet, the consolidated statement of operations, and the consolidated cash flow statement as of December 31, 2020 and the year then ended as a result of the application of ASC 606.
dd.
Accounting Pronouncements Not Yet Effective:

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which would require lessees to include all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their statements of operations in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (ASC 606) and Leases (Topic 842): Effective Dates for Certain

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Continued)
Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra-period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2019-12 will have on its consolidated financial statements.
NOTE 3: PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following:
	December 31		March 31, 2021
	2019	2020
			(Unaudited)
Prepaid expenses	$1,789	$2,508	$3,660
Government institutions	374	767	1,526
Other current assets	106	623	1,386
Total prepaid expenses and other current assets	$2,269	$3,898	$6,572

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 4: PROPERTY AND EQUIPMENT, NET
	December 31		March 31, 2021
	2019	2020
			(Unaudited)
Computer, software, and electronic equipment	$1,880	$3,693	$4,188
Office furniture and equipment	846	1,178	1,116
Leasehold improvements	767	2,995	6,665
Capitalized software development costs	465	1,964	2,688
Capital leases	254	254	254
Property and equipment, gross	4,212	10,084	14,911
Less accumulated depreciation and amortization	(1,018)	(2,906)	(3,425)
Property and equipment, net	$3,194	$7,178	$11,486
Depreciation and amortization expense was $579, $1,888, $346 and $547 for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively.
During the three months ended March 31, 2021, the Company recorded a capital loss of $45 with respect to sell of assets attributed to leasehold improvements.
The Company capitalized costs related to the development of internal-use software of $465, $1,499, $138 and $724 for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively. Amortization of capitalized software development costs was $94, $232, $39 and $104, for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively. The net carrying value of capitalized internal-use software was $371, $1,638 and $2,258, as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively.
NOTE 5: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
	December 31		March 31, 2021
	2019	2020
			(Unaudited)
Accrued employee compensation and benefits	$3,493	$14,210	$15,962
Accrued expenses	1,504	4,825	6,597
Capital lease – short-term	84	88	85
Advances from customers	1,672	1,556	2,439
Income and indirect taxes payable	1,047	2,288	3,443
Total	$7,800	$22,967	$28,526
NOTE 6: REVOLVING CREDIT FACILITY
On February 28, 2018, the Company secured a revolving credit facility (“first facility”) from an Israeli bank that allows the Company to borrow up to an aggregated principal amount of $8,000 until May 2021. Amounts outstanding under the credit facility bear interest of LIBOR plus 3.8% per annum with accrued interest payable monthly.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 6: REVOLVING CREDIT FACILITY (Continued)
On June 16, 2019, the Company obtained an additional credit facility that allows the Company to borrow additional aggregated principal amount of up to $8,000 (“second facility”) until May 2021. The credit line bears interest at the rate equal to LIBOR plus + 3.8% per annum, with accrued interest payable monthly.
On December 30, 2020, the Company secured a new revolving credit facility (“the new facility”) that replaced the first and second facilities, with the following terms: The Company can borrow up to an aggregated principal amount of $80,000 against a certain monthly recurring revenues (“MRR”) formula until December 2022. Amounts borrowed under the new facility accrue interest at the rate equal to one month LIBOR plus + 2.6% for amounts of up to $8,000, which will increase to one-month LIBOR plus 2.85% per annum on September 1, 2022, and one-month LIBOR plus + 2.85 % per annum for amounts above $8,000, with accrued interest payable monthly. The Company shall pay a fee of 0.2% per annum on unutilized amounts eligible for drawdown, calculated daily and payable on a quarterly basis. In conjunction with the new facility, the Company paid upfront issuance fees of $180 in January 2021, which shall be amortized over the two-year term of the agreement.
The new facility is secured by a floating charge on substantially all the assets of the Company, excluding its intellectual property, a first degree fixed charge over the Company’s goodwill, and contains customary conditions to borrowing, events of defaults and covenants, including covenants that restrict the Company’s ability to incur indebtedness, grant liens, make distributions to holders of the Company or its subsidiaries’ equity interests, make investments, or engage in transactions with its affiliates.
Borrowings under the credit facilities are available based on a certain ratio of the Company’s MRR (defined in the agreement as the monthly value of services, software licenses, rentals and subscription revenue on a consolidated basis excluding non-recurring sales of services or other transaction revenue not in the ordinary course of business, and churn) and subject to certain other financial covenants, including maintaining a minimum liquidity balance (defined as cash and cash equivalents plus short term deposits) of $5,200 and $30,000 as of December 31, 2019 and 2020, respectively, and certain minimal quarterly growth in MRR, all of which were met as of December 31, 2019, and 2020.
The Company had total unutilized credit facilities available for borrowing of $3,000, $59,000 and $59,000 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively. During the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), the Company recorded interest expenses in the amount of $543, $671, $181 and $173, respectively.
NOTE 7: COMMITMENTS AND CONTINGENCIES
a.
Lease Commitments — Operating Leases:

The Company leases office space under non-cancelable operating leases expiring between 2022 and 2026. Certain lease agreements include options to renew or terminate the lease, which are only included in the minimum lease payments to the extent reasonably certain to be exercised. Total rent expense under all operating leases was $1,943, $3,287, $781 and $880 for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited), respectively. As of December 31, 2020 and March 31, 2021 (unaudited), the Company has an additional non-cancelable operating lease commitment of approximately $46,500 and $47,226, respectively, for a new corporate offices in Israel, which

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 7: COMMITMENTS AND CONTINGENCIES (Continued)
has not yet commenced. The future minimum lease payments, under all lease agreements including the new corporate offices, as of December 31, 2020, are as follows:
Years Ending December 31,	Amount
2021	$7,172
2022	8,229
2023	8,856
2024	9,924
2025	10,181
Thereafter	6,310
Total minimum lease payments	$50,672
The future minimum lease payments, under all lease agreements including the new corporate offices, as of March 31, 2021 (unaudited), are as follows:
Years Ending December 31,	Amount
Remainder of 2021	$4,156
2022	7,582
2023	8,582
2024	9,653
2025	9,866
Thereafter	8,139
Total minimum lease payments	$47,978

b.
Capital Lease

On November 13, 2019, the Company entered into a capital lease agreement with a supplier, according to which, the Company leased software equipment in the total amount of $254 for the period from December 7, 2019 through December 7, 2022 in monthly installments. The Company has the option to purchase the software equipment at the end of the lease period for a payment of 1% of the initial price. The lease liability was $247, $175, and $147 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively.
c.
Guarantees:

As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), the Company has provided a bank guarantee in the amount of $407, $2,115 and $2,040, respectively, to secure its lease agreements.
d.
Indemnifications

The Company enters into standard indemnification provisions in the ordinary course of business, including certain customers, business partners, the Company’s officers, and directors. Pursuant to these provisions, the Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claims because of the Company’s activities or non-compliance with certain representations and warranties made by the Company.
It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 7: COMMITMENTS AND CONTINGENCIES (Continued)
facts and circumstances involved in each particular provision. To date, losses recorded in the Company’s consolidated statements of operations in connection with the indemnification provisions have not been material. There are no claims pending as of December 31, 2019 and 2020 and as of March 31, 2021 (unaudited), related to indemnification agreements.
The Company has entered into service-level agreements with some of its enterprise customers defining levels of uptime reliability and performance and permitting those customers to receive credits for prepaid amounts related to unused subscription services if the Company fails to meet the defined levels of uptime in a certain calendar month. To date, the Company has not experienced any significant failures to meet defined levels of uptime reliability and performance. In addition, since the calculation is monthly for each calendar month there is no uncertainty at the end of the reporting period. Therefore, the Company has not accrued any liabilities related to these agreements in the consolidated financial statements.
e.
Legal Contingencies:

The Company is currently not involved in any material claims or legal proceedings. The Company reviews the status of each legal matter it is involved in, from time to time, in the ordinary course of business and assesses its potential financial exposure.
On September 27, 2018, MondayCoffee AG (“MondayCoffee”) filed a cancellation action against the Company’s European Union trademark registration and claimed the Company has infringed their trademark rights. The Company believes the allegations are groundless, however, to resolve the dispute, the parties entered into a settlement agreement on June 27, 2019. In accordance with the terms of the settlement agreement, the Company paid MondatCoffee $460 following which the action against the Company was withdrawn.
f.
Other Commitments:

Other commitments include payments to third-party vendors for services related mainly to hosting-related services, as well as future payments associated with the Company’s new corporate offices in Israel and with certain software licenses and services. Future minimum payments under the Company’s other commitments, including finance lease liability (see note 7b) as of December 31, 2020, are as follows:
Years Ending December 31,	Amount
2021	$4,295
2022	1,600
Total contractual obligations	$5,895
Future minimum payments under the Company’s other commitments, including finance lease liability (see note 7b) as of March 31, 2021 (unaudited), are as follows:
Years Ending December 31,	Amount
Remainder of 2021	$1,978
2022	1,649
2023	92
Total contractual obligations	$3,719

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 8: FINANCIAL INCOME, NET
	Year ended December 31,		Three months ended, March 31
	2019	2020	2020	2021
			(Unaudited)
Financial expenses:
Bank charges and other	$226	$340	$101	$145
Interest on credit facility and amortization of debt issuance fees	543	671	181	173
Exchange rate expense, net	—	—	—	166
Total financial expenses	769	1,011	282	484
Financial income:
Exchange rate income, net	115	492	146	—
Interest income on deposits	2,244	1,045	485	78
Total financial income	2,359	1,537	631	78
Financial income (expenses), net	$1,590	$526	$349	$(406)
NOTE 9: RELATED PARTIES
There were no material related party transactions in each of the years ended December 31, 2019 and 2020, other than the secondary transactions (refer to Note 11d). There were no material related party transactions in each of the three months ended March 31, 2020 (unaudited) and 2021 (unaudited).
NOTE 10: CONVERTIBLE PREFERRED SHARES
a.
Composition of Convertible Preferred Shares:

Convertible Preferred Shares are carried at the issuance price, net of issuance costs. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), convertible preferred shares (the “Preferred Shares”) consisted of the following:
	Authorized	Issued and Outstanding	Issuance Price Per Share	Carrying Value, Net
Series A	5,000,000	4,383,300	$0.30	$1,280
Series B	4,619,000	4,619,000	1.08	4,970
Series B-1	1,563,400	1,563,400	0.70	1,100
Series B-2	1,938,100	1,938,100	0.77	1,496
Series C	6,641,900	6,641,900	3.76	24,925
Series D	3,660,027	3,660,027	13.66	49,875
Series E	3,634,512	3,634,512	41.27	149,850
Total	27,056,939	26,440,239		$233,496

b.
Preferred Shares Rights:

The holders of the convertible preferred shares have the following rights, preferences, and privileges:
Voting Rights — Each holder of convertible preferred shares is entitled to the number of votes equal to the number of ordinary shares into which such shares of Preferred Shares could be converted at the record date.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 10: CONVERTIBLE PREFERRED SHARES (Continued)
Dividend Rights — Holders of Preferred Shares shall be entitled to receive, when, as, and if declared by the board of directors, but only out of funds that are legally available, cash dividends at the rate of 8% of the original issue price of each convertible preferred stock series per annum prior to and in preference over holders of the ordinary shares (or other securities, if any) of the Company until such time as an aggregate amount equal to the applicable original issue price has been paid to the holders of Preferred Shares (“the Dividend Preference”). Such dividends shall be payable on a pari passu basis and only when, as, and if declared by the board of directors and shall be cumulative. After payment to the holders of Preferred Shares of the full Dividend Preference, any remaining distributions shall be distributed ratably to the holders of all the ordinary shares and the Preferred Shares (treating the Preferred Shares on an as-converted basis) in proportion to the number of shares then held by them. To date, no dividends have been declared.
Conversion Rights — At any time following the date of issuance, each preferred share is convertible, at the option of its holder, into the number of ordinary shares, calculated by dividing the applicable original issue price per share of each series by the applicable conversion price per share of such series.
The initial conversion price of the Series E Preferred Shares shall be based on a 1:1 ratio. The conversion price may be adjusted from time to time based on certain events such as share splits and combination, reclassification, subdivisions, exchanges, dividends or distributions, or in connection with anti-dilution for issuance of shares by the Company for a piece per share below their conversion price.
The Preferred Shares are subject to mandatory conversion upon (i) initial firm-commitment underwritten public offering with a price per share of at least 1.25 times the Preferred E original issue price. (ii) the affirmative vote of the holders of at least 50% of the Preferred Shares then issued (acting together as a single class) except that each of the Series C, D, and E Preferred Shares shall not be converted without the written consent of the majority of each of the series C, D and E shareholders.
Liquidation Preferences — In the event of any liquidation or certain deemed liquidation transactions (such as change of control), the holders of Preferred Shares shall be entitled to be paid out of the Company assets available for distribution, their liquidation preferences on a pari passu basis. The liquidation preference of the convertible preferred shares will be an amount per share equal to the greater of (a) the original issue price plus any declared but unpaid dividends, or (b) such amount per share as would have been payable had all shares been converted into ordinary shares immediately prior to liquidation. If upon any liquidation event, the assets of the Company are insufficient to make payment in full to the holders of Preferred Shares, then such assets shall be distributed among the holders of Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled, based on the following order: Series E, Series D, Series C, Series B including B-1 and B-2, Series A. Then, the entire remaining amount of the assets and funds legally available for distribution, if any, shall be distributed ratably to the holders of all ordinary shares, in each case in proportion to the nominal value of the shares then held by them.
Balance Sheet Classification of Preferred Shares — The Preferred Shares are not mandatorily redeemable, nor redeemable at the option of the holder after a specified date, but a deemed liquidation event would constitute a redemption event outside of the ordinary shareholders’ control. Therefore, all Preferred Shares have been presented outside of permanent equity in accordance with ASC 48-10-S99-3A, Distinguishing Liabilities from Equity. Further, the

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 10: CONVERTIBLE PREFERRED SHARES (Continued)
Company did not adjust the carrying value of the Preferred Shares to their redemption value, since it is uncertain whether or when a redemption event will occur.
c.
In June 2019, the Company entered into a Share Purchase Agreement (the “2019 SPA”) with new and existing investors for an aggregate amount of up to $150,000. The Company received $149,850 (net of $150 issuance costs) and issued to the investors 3,634,512 series E Preferred Shares at a price per share of $41.27.

NOTE 11: SHAREHOLDERS’ EQUITY
a.
Cancelation of par value:

On December 28, 2020, the Company’s shareholders approved the amendment and restatement of the Company’s Articles of Association to cancel the par value of the Company’s authorized and issued share capital, such that following such cancelation all shares have no par value. All share capital and additional paid in capital amounts have been adjusted retroactively within these consolidated financial statements to reflect the cancelation of the par value.
b.
The number of authorized ordinary shares was 52,943,061 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

c.
Ordinary shares:

The holders of ordinary shares are entitled to one vote per share, to dividends as decided by the board of directors, and in the event of the Company’s liquidation, to the surplus assets of the Company, subject to the rights of the Preferred Shares. The Company has the following ordinary shares reserved for future issuance:
	December 31		March 31, 2021
	2019	2020
			(Unaudited)
Conversion of Preferred shares:
Series A	4,383,300	4,383,300	4,383,300
Series B	4,619,000	4,619,000	4,619,000
Series B-1	1,563,400	1,563,400	1,563,400
Series B-2	1,938,100	1,938,100	1,938,100
Series C	6,641,900	6,641,900	6,641,900
Series D	3,660,027	3,660,027	3,660,027
Series E	3,634,512	3,634,512	3,634,512
Ordinary shares	11,772,038	12,354,471	12,451,895
Outstanding share options	4,684,239	5,909,263	7,091,672
Shares available for future grants under the 2017 plan	3,140,366	1,332,909	178,168
Total	46,036,882	46,036,882	46,161,974

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 11: SHAREHOLDERS’ EQUITY (Continued)
d.
Secondary transactions:

During 2019 and 2020, certain ordinary shareholders, including employees, and consultants (the “Shareholders”) sold the Company’s ordinary shares in secondary market transactions to new and existing investors of the Company. The Shareholders sold an aggregate amount of 1,047,778 and 639,739 ordinary shares during 2019 and 2020 for an aggregate consideration of $40,000 and $37,718 at a price of $38.18 and $58.96 per share. The incremental value between the sale price and the fair value of the ordinary shares at each date of sale resulted in aggregate share-based compensation cost of $13,145 and $10,487 for the years ended December 31, 2019 and 2020, respectively, recorded in operating expenses.
e.
Share based compensation:

In 2017, the board of directors adopted the 2017 share option plan for employees, officers, directors, and consultants (the “2017 Plan”). Each option granted under the 2017 Plan expires no later than ten years from the date of grant. The vesting period of the options is generally four years. In addition, on December 28, 2020, the shareholders of the Company approved the grant of 486,657 fully vested options to purchase ordinary shares to the Company’s Co-CEO with an exercise price of NIS 0.01. Total share based compensation cost attributed to such grant was $30,424 and is included as part of the Company’s general and administrative expenses for the year ended December 31, 2020. As of December 31, 2020 and March 31, 2021 (unaudited), the number of ordinary shares reserved and available for grant and issuance pursuant to the 2017 Plan were 1,332,909 and 178,168, respectively. Share option activity for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited) is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual life	Aggregate Intrinsic Value
Outstanding – January 1, 2019	4,642,783	$0.47	7.64	42,703
Granted	1,234,049	$5.02
Exercised	(754,901)	$0.13
Expired and forfeited	(437,692)	$2.21
Outstanding – December 31, 2019	4,684,239	$1.56	7.38	112,744
Exercisable – December 31, 2019	3,053,009	$0.58	6.69	76,463
Outstanding – January 1, 2020	4,684,239	$1.56	7.38	112,744
Granted	2,076,131	$11.54
Exercised	(582,433)	$0.93
Expired and forfeited	(268,674)	$9.32
Outstanding – December 31, 2020	5,909,263	$4.79	7.5	341,152
Exercisable – December 31, 2020	3,916,562	$1.37	6.77	239,508
Outstanding – January 1, 2021	5,909,263	$4.79	7.5	341,152
Granted	1,352,829	$20.04
Exercised	(97,424)	$5.59
Expired and forfeited	(72,996)	$19.74
Outstanding – March 31, 2021 (unaudited)	7,091,672	$7.76	7.74	585,505
Exercisable – March 31, 2021 (unaudited)	4,074,085	$1.83	6.62	359,944

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 11: SHAREHOLDERS’ EQUITY (Continued)
The aggregate intrinsic value was calculated as the difference between the exercise price of the share options and the fair value of the underlying common shares as December 31, 2019, 2020 and March 31, 2021 (unaudited). The weighted-average grant-date fair value of options granted during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited) was $17.9, $38.3, $22.5 and $66.9, respectively. The intrinsic value of options exercised in the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited) was approximately $17,478, $18,868, $310 and $6,413, respectively. Share-based compensation expense, including secondary transactions related expenses, for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited) is as follows:
	December 31,		March 31,
	2019	2020	2020	2021
			(Unaudited)
Cost of revenues	$970	$2,720	$299	$1,531
Research and development	9,396	12,142	1,025	4,537
Sales and marketing	3,283	10,068	1,051	4,034
General and administrative(*)	8,190	39,415	851	4,438
Share-based compensation, net of amounts capitalized	$21,839	$64,345	$3,226	$14,540
Capitalized share-based compensation expense	100	380	29	284
Total share-based compensation	$21,939	$64,725	$3,255	$14,824

(*)
Share-based compensation expenses in 2020 includes costs related to the fair value of fully vested options granted to the Company’s Co-CEO in December 2020 (as further described in note 11e above)

As of December 31, 2019, and 2020, and the three months ended March 31, 2020 (unaudited) and 2021 (unaudited) unamortized share-based compensation expense was $10,058, $31,018, $18,809, and $104,721, respectively, which is expected to be recognized over weighted average periods of 1.76, 1.78, 1.78 and 2.21 years, respectively.
NOTE 12: INCOME TAXES
a.
Loss before income taxes:

The following are the domestic and foreign components of the Company’s loss before income taxes:
	2019	2020
Domestic (Israel)	$(91,788)	$(152,335)
Foreign	860	2,324
Total	$(90,928)	$(150,011)

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 12: INCOME TAXES (Continued)
b.
Income taxes:

The following are the domestic and foreign components of the Company’s income taxes:
	2019	2020
Domestic (Israel)	$249	$243
Foreign	434	1,949
Total	$683	$2,192

c.
Tax rate reconciliation:

The reconciliation of the tax benefit at the Israeli statutory tax rate to the Company’s income taxes is as follows:
	Year ended December 31,
	2019		2020
	Tax	Rate	Tax	Rate
Theoretical tax benefit	$(20,914)	23%	$(34,503)	23%
Increase (decrease) in tax rate due to:
Change in valuation allowance	10,562	(12)%	14,622	(10)%
Share-based compensation	2,742	(3)%	8,324	(5)%
Preferred technological enterprise	10,097	(11)%	16,757	(11)%
Currency differences	(1,796)	2%	(2,998)	2%
Other	(8)	0%	(10)	0%
Effective tax	$683	(1)%	$2,192	(1)%

d.
Deferred taxes:

The principal components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2020 are as follows:
	December 31
	2019	2020
Deferred tax assets:
Net operating loss carry forwards	$15,456	$27,148
Research and development	1,613	3,296
Other temporary differences	233	1,414
Carryforward tax credits	262	601
Gross deferred tax assets	17,564	32,459
Valuation allowance	(17,482)	(32,104)
Total deferred tax assets	82	355
Deferred tax liabilities:
Depreciation	(82)	(355)
Deferred tax liabilities	(82)	(355)
Net deferred taxes	$—	$—
In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 12: INCOME TAXES (Continued)
Based on the available evidence, management believes that it is more likely than not that its deferred tax assets will not be realized and accordingly, a full valuation allowance has been provided. As of December 31, 2020, the Company has net operating loss carryforwards in Israel of $226,230 which may be carried forward indefinitely.
As of December 31, 2019 and 2020, the Company has not provided a deferred tax liability in respect of cumulative undistributed earnings relating to the Company’s foreign subsidiaries, as the Company intends to keep these earnings permanently invested.
e.
Tax assessments:

As of December 31, 2020, the Company had open tax years for the periods between 2016 and 2019 in Israel and for the periods between 2017 and 2019 for the U.S. subsidiary.
f.
Basis of taxation:

Ordinary taxable income in Israel is subject to a corporate tax rate of 23% in 2020 and 2019. However, the effective tax rate payable by a company that derives may be considerably lower (as discussed below). Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence. Primarily, in 2019 and 2020, the Company’s U.S. subsidiary is subject to tax rate of approximately 21%.
g.
The New Technological Enterprise Incentives Regime (Amendment 73 to the Investment Law)

In December 2016, the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), 2016 which includes Amendment 73 to the Law for the Encouragement of Capital Investments (“the 2017 Amendment”) was published and was pending the publication of regulations, in May 2017 regulations were promulgated by the Finance Ministry to implement the “Nexus Principles” based on OECD guidelines published as part of the Base Erosion and Profit Shifting (BEPS) project. Following the publication of the regulations the 2017 Amendment became fully effective. According to the 2017 Amendment, a Preferred Technological Enterprise, as defined in the 2017 Amendment, with total consolidated revenues of less than NIS 10 billion, shall be subject to 12% tax rate on income derived from intellectual property (in development area A — a tax rate of 7.5%). In order to qualify as a “Preferred Technological Enterprise” certain criterion must be met, such as a minimum ratio of annual R&D expenditure and R&D employees, as well as having at least 25% of annual revenues derived from exports. Any dividends distributed from income from the preferred technological enterprises will be subject to tax at a rate of 20%. The 2017 Amendment further provides that, in certain circumstances, a dividend distributed to a foreign corporate shareholder, would be subject to a 4% tax rate (if the percentage of foreign investors exceeds 90%).
The Company assessed the criteria for qualifying as a Preferred Technological Enterprise, status and concluded that the Company is eligible to the above-mentioned benefits. The Company is entitled to Preferred Technological Enterprise benefits starting 2019. The Company did not utilize any benefits associated with the Preferred Technological Enterprise in 2019 and 2020.

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 13: LOSS PER SHARE
The following table presents the calculation of basic and diluted net loss per share:
	Year ended December 31		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)
Numerator:
Net loss	$91,611	$152,203	$19,863	$38,952
Undistributed earnings attributable to preferred shareholders	13,058	18,713	4,665	4,614
Net loss attributable to ordinary shareholders, basic and diluted	$104,669	$170,916	$24,528	$43,566
Denominator:
Weighted-average ordinary shares outstanding	11,348,428	12,048,909	11,778,108	12,392,298
Basic and diluted net loss per share	$(9.22)	$(14.19)	$(2.08)	$(3.52)
NOTE 14: UNAUDITED PRO FORMA NET LOSS PER SHARE
	Year ended December 31		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)
Numerator:
Net loss and pro forma net loss	$91,611	$152,203	$19,863	$38,952
Denominator:
Weighted-average ordinary shares outstanding	11,348,428	12,048,909	11,778,108	12,392,298
Conversion of convertible Preferred shares	24,727,537	26,440,239	26,440,239	26,440,239
Weighted average shares used in computing pro forma net loss per share	36,075,965	38,489,148	38,218,347	38,832,537
Basic and diluted net loss per share	$(2.54)	$(3.95)	$(0.52)	$(1.00)

MONDAY.COM AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
U.S. dollars in thousands (except share and per share data)
NOTE 15: GEOGRAPHICAL INFORMATION
Revenues are attributed to geographic areas based on location of the end customers as follows:
	Year ended December 31		Three months ended March 31,
	2019	2020	2020	2021
			(Unaudited)
United States	$36,439	$77,933	$15,296	$28,268
EMEA	24,809	49,747	9,859	18,578
Rest of the world	16,841	33,443	6,774	12,126
	$78,089	$161,123	$31,929	$58,972
Property and equipment, net by geographical areas were as follows:
	As of December 31		As of March 31, 2021
	2019	2020
			(Unaudited)
Israel	$3,019	$6,361	$10,530
United States	175	756	764
Rest of the world	—	61	192
	$3,194	$7,178	$11,486
NOTE 16: SUBSEQUENT EVENTS
The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its annual consolidated financial statements as of December 31, 2020 and for the year then ended, the Company evaluated subsequent events through March 11, 2021, the date that the consolidated financial statements were issued. The Company has concluded that no subsequent event has occurred that require disclosure other than the below:
During February 2021, the board of directors approved a total grants of options to purchase 1,352,829 ordinary shares to the Company’s executives, employees and consultants.
NOTE 17: SUBSEQUENT EVENTS (unaudited)
For its interim consolidated financial statements as of March 31, 2021, the Company evaluated subsequent events through May 17, 2021, the date on which the interim consolidated financial statements were available to be issued. The Company identified the following subsequent events:
During May 2021, the board of directors approved a total grants of options to purchase 191,000 ordinary shares to the Company’s executives, employees and consultants.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers.
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of this offering include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

If and to the extent provided in the company’s articles of association, an Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:
•
a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•
a financial liability imposed on the office holder in favor of a third party;

•
a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.
Our amended and restated articles of association to be effective upon the closing of this offering allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.
We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
Effective as of the date of this offering, the maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $       and     % of our total shareholder’s equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and    % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.
There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.
Item 7.   Recent Sales of Unregistered Securities.
During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(2), Rule 701 and/or Regulation S under the Securities Act.
The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

On May 24, 2018, we sold an aggregate of 3,660,027 of our Series D preferred shares, each having, at the time of issuance, a par value of NIS 0.01 at a price per share of $13.6611 for an aggregate purchase price of $50,000,000.
On June 21, 2019, we sold an aggregate of 3,634,512 of our Series E preferred shares, each having, at the time of issuance, a par value of NIS 0.01 at a price per share of $41.271 for an aggregate purchase price of $150,000,000.
Since January 1, 2018, we have issued an aggregate of           ordinary shares pursuant to the exercise of share options by our employees, directors and consultants. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Rule 701 and/or Regulation S.
Since January 1, 2018, we have granted our directors, officers, employees and consultants options to purchase an aggregate of           ordinary shares, at a weighted average exercise price of $      per share, under our 2017 Share Incentive Plan. As of the date hereof, options to purchase           ordinary shares granted to our directors, officers, employees and consultants remain outstanding.
No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.
Item 8.   Exhibits and Financial Statement Schedules.
(a)
The Exhibit Index is hereby incorporated herein by reference.

(b)
Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.
Item 9.   Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.		Description
1	.1*	Form of Underwriting Agreement
3	.1**	Amended and Restated Articles of Association of the Registrant
3	.2*	Form of Amended and Restated Articles of Association of the Registrant to become effective upon closing of this offering
4.1		Specimen share certificate
4	.2**	Amended and restated Investors’ Rights Agreement, dated as of June 21, 2019, by and among the monday.com Ltd. and certain holders of its ordinary shares
5	.1*	Opinion of Meitar | Law Offices, counsel to the Registrant, as to the validity of the ordinary shares (including consent)
10	.1*	Form of Indemnification Agreement
10	.2**	2013 Option Plan
10	.3**	2017 Share Incentive Plan
10	.4*	2021 Share Incentive Plan
10	.5*	2021 Employee Share Purchase Plan
10	.6*	Compensation Policy for Directors and Officers
10	.7**	Amended and Restated Loan and Security Agreement, dated as of December 30, 2020, between monday.com Ltd and Bank Leumi le Israel B.M.
21.1		List of subsidiaries of the Registrant
23.1		Consent of Brightman Almagor Zohar & Co., Certified Public Accountant (Isr.), a firm in the Deloitte Global Network
23	.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24	.1**	Power of Attorney (included in signature page to Registration Statement)
99	.1**	Consent of Gili Iohan as director nominee
99	.2**	Consent of Ronen Faier as director nominee

*
To be filed by amendment.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on this 24th day of May, 2021
MONDAY.COM LTD.
By:
/s/ Roy Mann

Name:
Roy Mann

Title:
Co-Chief Executive Officer

By:
/s/ Eran Zinman

Name:
Eran Zinman

Title:
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 24, 2021 in the capacities indicated:
Name	Title
/s/ Roy Mann Roy Mann	Co-Founder and Co-Chief Executive Officer (Co-Principal Executive Officer)
/s/ Eran Zinman Eran Zinman	Co-Founder and Co-Chief Executive Officer (Co-Principal Executive Officer)
/s/ Eliran Glazer Eliran Glazer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Avishai Abrahami	Director
* Aviad Eyal	Director
* Jeff Horing	Director
*By	/s/ Eliran Glazer
Eliran Glazer Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of monday.com Ltd. has signed this registration statement on May 24, 2021.
By:
/s/ Eran Zinman

Name:
Eran Zinman

Title:
Director